Filed Pursuant to Rule 424(b)(4)
Registration No. 333-232312

Prospectus

12,500,000 shares

Common stock

This is an initial public offering of shares of common stock of AssetMark Financial Holdings, Inc. We are offering 6,250,000 shares of our common stock. The selling stockholder identified in this prospectus is offering an additional 6,250,000 shares of our common stock. We will not receive any proceeds from the sale of common stock by the selling stockholder. The initial public offering price is $22.00 per share.

Prior to this offering, there was no public market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange (the “NYSE”) under the symbol “AMK.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and will be subject to reduced public-company reporting requirements. We will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. See the section titled “Management—Controlled company.”

	Per share	Total
Initial public offering price	$22.00	$275,000,000
Underwriting discounts and commissions(1)	$1.43	$17,875,000
Proceeds to AssetMark Financial Holdings, Inc. before expenses	$20.57	$128,562,500
Proceeds to the selling stockholder before expenses	$20.57	$128,562,500

(1)	See the section titled “Underwriting (conflict of interest)” for a description of the compensation payable to the underwriters.

The selling stockholder has granted the underwriters an option, for a period of 30 days from the date of this prospectus, to purchase up to 1,875,000 additional shares of common stock from the selling stockholder at the initial public offering price less underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See the section titled “Risk factors” beginning on page 24 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to investors on or about July 22, 2019.

J.P. Morgan	Goldman Sachs & Co. LLC

Credit Suisse	Huatai Securities (USA)

BMO Capital Markets	Raymond James	William Blair

Prospectus dated July 17, 2019

FOCUSED ON A CONSISTENT STRATEGY Fully integrated Compelling Technology Personalized and Scalable Service Curated Investment Platform $50B 87% Platform assets1 Platform growth attributed to net flows2 99% Of total revenue is recurring in nature 17% Total revenue CAGR3 10.3% Net income margin4 24.5% Adjusted EBITDA margin5 No Spacing;1 As of March 31, 2019. 2 From January 1, 2016 to December 31, 2018. See “Management’s discussion and analysis of financial condition and results of operations—Key operating metrics” for an explanation of how we measure net flows. 3 From the year ended December 31, 2014 to the year ended December 31, 2018. 4 For the year ended December 31, 2018. 5 For the year ended December 31, 2018. See Prospectus summary—Summary consolidated financial and other data for the definition of adjusted EBITDA margin and a reconciliation of net income margin to adjusted EBITDA margin.

Track record of growth and innovation

60
50
40
30
20
10
0
Platform Assets
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
April 2019
Launched Business Consulting services
GPS
Launched Guided Portfolios Solutions, diversified, all-in-one portfolios
$20B
Platform Assets
Introduced Multi Strategy Accounts
Current management team in place
Aris
Acquired Aris
Sales team transformation
ClarkCapital
MANAGEMENT GROUP
Acquired Clark's TAMP assets
INVESTING EVOLVED
Launched proprietary investment framework, Investing Evolved
Launched state of the art portfolio analytics tool, PortfolioEngine
ASSETMARK
PortfolioEngine
$30B
Platform Assets
Launched Insured Cash Deposit Program
Launched Platinum Service Team
Launched Ensemble Team
Smarter Account Setup
Launched Smarter Account Setup
$40B
Platform Assets
Launched goals based digital advice solution, WealthBuilder
ASSETMARK
WealthBuilder
Launched modern client engagement experience, InvestorPortal
ASSETMARK
InvestorPortal
High Yield Cash
Launched High Yield Cash
Launched end-to-end retirement solutions, Guided Income Solutions
ASSETMARK
GUIDED INCOME SOLUTIONS
$50B
Platform Assets
Acquired GFPC
Global Financial Private Capital

60 Track record of Smarter $50B $30B Account Setup Platform Launched Assets growth and innovation Platform Smarter Assets Account High Yield Cash Setup Launched High Yield Cash 50 Launched proprietary investment $40B framework, Investing Evolved Platform Assets Launched Launched Guided Insured Portfolios Solutions, Acquired Clark’s Cash 40 Deposit Launched goals diversied, all-in-one TAMP assets Program based digital portfolios advice solution, $20B WealthBuilder Acquired Platform Assets Aris Assets 30 Launched Launched modern Introduced Ensemble client engagement Platform Multi Strategy Team experience, Accounts Investor Portal Sales team transformation 20 Launched Platinum Launched end-to-end Service Team retirement solutions, Guided Income Current Solutions management team in place 10 Launched Business Launched state of Consulting services the art portfolio Acquired analytics tool, GFPC PortfolioEngine 0 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 April 2019

Our community[1]

7,600+
Advisers

137,000+
Investor Households

600+
Employees

Supported by strong values

Heart

Integrity

Excellence

Respect

And conducted in a **culture of compliance**

[1] As of March 31, 2019

Our community1 7,600+ 137,000+ 600+ Advisers Investor Households Employees Supported by strong values Heart Integrity Excellence Respect And conducted in a culture of compliance As of March 31, 2019

In this prospectus, “AssetMark,” “AssetMark Financial Holdings, Inc.,” the “Company,” “we,” “us” and “our” refer to AssetMark Financial Holdings, Inc. and its consolidated subsidiaries.

Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with any information other than that, or to make any representations other than those, contained in this prospectus or in any free writing prospectuses we have prepared. Neither we, the selling stockholder nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may provide you. We, the selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in

i

any applicable free writing prospectus is current only as of the date of this prospectus or of any such free writing prospectus, as applicable, regardless of its time of delivery or of the time of any sale of the shares of our common stock. Our results of operations, financial condition or business may have changed since that date.

Neither we, the selling stockholder nor any of the underwriters have taken any action to permit a public offering of our common stock or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

Through and including August 11, 2019 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk factors” section and the consolidated financial statements and the notes to those statements.

AssetMark Financial Holdings, Inc.

Overview

AssetMark is a leading provider of extensive wealth management and technology solutions that power independent financial advisers and their clients. Our platform enables advisers to outsource high-cost and specialty services that would otherwise require significant investments of time and money—helping to level the playing field for independent financial advisers of all sizes. We provide an end-to-end experience, spanning nearly all elements of an adviser’s engagement with his or her client—from initial conversations to ongoing financial planning discussions, including performance reporting and billing. In addition, our platform provides tools and capabilities for advisers to better manage their day-to-day business activities, giving them more time for meaningful conversations with investors.

We believe that independent financial advisers who have a deep understanding of their communities and put the needs of investors first provide the best path for investors to achieve their long-term financial goals. We empower these adviser-entrepreneurs to start, run and grow independent advisory businesses.

The compelling value of our tools for advisers and their clients has facilitated our rapid growth. From December 31, 2014 to March 31, 2019, our platform assets(1) grew from $25 billion to $50 billion, representing a compounded annual growth rate of 17%, and more recently grew 45% from March 31, 2017 to March 31, 2019. Further, our investors value the services they receive from advisers as evidenced by the growth in our net flows(2) from $2.4 billion in 2016 to $5.9 billion in 2018, representing 8% and 14% of beginning platform assets, respectively. As of March 31, 2019, our platform served approximately 137,000 investor Households (as defined in the section titled “Management’s discussion and analysis of financial condition and results of operations—Key operating metrics”) through our approximately 7,600 adviser relationships.

Our platform provides advisers with an integrated suite of products and services that facilitates growth, streamlines workflows and provides scale to advisers’ businesses so they can better serve their clients, who are large and small investors. Highlights of our platform include:

•

Fully integrated technology platform: Our integrated platform is built for advisers, providing advisers access to a broad range of highly automated processes, including new account opening, portfolio construction, streamlined financial planning, customer billing, investor reporting, progress to goal analysis and client activity tracking. Our dual focus on technology utility and design has resulted in a platform that is accessible, easy-to-use, intuitive and expansive.

(1)	We define platform assets as all assets on the AssetMark platform whether these are assets for which we provide advisory services, referred to as assets under management, or non-advisory assets under administration, assets held in cash accounts or assets otherwise not managed.
(2)	We define net flows for a period as production (the amount of new assets that are added to existing and new client accounts in the period) minus redemptions (the amount of assets that are terminated or withdrawn from client accounts in the period), excluding the impact of changes in the market value of investments held in client accounts and fees charged to advisers and end-investors.

•

Personalized and scalable adviser service: We surround our advisers with highly experienced consulting and service support. We provide a full spectrum of services for many aspects of the adviser’s firm. These services include high-value day-to-day business support from field professionals, operations and service support teams and specialty teams including business management consultants, investment specialists and retirement consultants. Our offering is guided by extensive intellectual capital and well-established business performance benchmarking tools and responsive back- and middle-office outsourcing support from highly tenured service and operations professionals. We aim for every adviser to feel that their AssetMark service and consulting team is an integral part of their business.

•

Curated investment platform: We provide independent advisers with a curated set of over 20 thoroughly vetted specialty and leading third-party asset managers, in addition to our two proprietary investment providers. Our due diligence team narrows the universe of potential investment solutions to a select group of time-tested and emerging investment choices. In effect, we equip each adviser with a team of skilled investment professionals that act as a virtual extension of their investment staff, who deliver our solutions through an array of technology-enabled tools that assist in the creation and monitoring of goal-based portfolios. Further, the flexibility and breadth of our platform allows us to offer custom portfolios designed to meet the unique needs of investors, specifically mass-affluent and high-net-worth investors.

Our offering’s distinctive combination of a compelling technology platform, extensive and scalable value-added services and curated investment solutions has been a key driver of our market share expansion from 8% to 10% from December 31, 2014 to December 31, 2018. We define our market share based on assets managed by third-party vendors as calculated by Cerulli Associates (“Cerulli”), excluding non-advisory assets managed by Schwab’s Marketplace and Fidelity’s Separate Account Network, and, for SEI Investments, including only assets reported in Advisor Network, their third-party asset management segment. Additionally, our platform can act as a critical accelerant for the success of our advisers’ businesses, which in turn can result in an increase in assets on our platform; the success of our advisers is reflected in our record $5.9 billion in net flows in 2018. Further, given that our platform and services are tightly integrated into our advisers’ businesses, we believe that we have engendered and will continue to engender deep loyalty from our advisers.

Our revenue model is almost entirely composed of fees that are recurring in nature, which provides a high level of visibility into our near-term financial performance. The two main components of our revenue are asset-based revenue and spread-based revenue. We generate asset-based revenue from fees billed to investors on a bundled basis in advance of each quarter. The quarterly nature of our asset-based revenue provides significant visibility into near-term revenue and helps minimize unexpected revenue fluctuations stemming from market volatility. Our spread-based revenue is driven by interest rates on the cash assets held by investors at our proprietary trust company. In the year ended December 31, 2018, we generated $338.0 million in asset-based revenue and $20.4 million in spread-based revenue.

In the year ended December 31, 2018, we generated total revenue of $363.6 million, net income of $37.4 million, adjusted EBITDA of $88.9 million and adjusted net income of $60.8 million. We generated total revenue of $92.3 million, net income of $2.8 million, adjusted EBITDA of $22.7 million and adjusted net income of $12.7 million in the three months ended March 31, 2019 compared with $84.5 million, $9.8 million, $21.0 million and $15.1 million for the three months ended March 31, 2018. From January of 2015, the first full year in which the members of our current senior management team were together at our company, to December 31, 2018, our total revenue and net income have grown at compounded annual growth rates of 17% and 55%, respectively.

See the section titled ”—Summary consolidated financial and other data” for the definitions of adjusted EBITDA and adjusted net income as well as reconciliations of net income to adjusted EBITDA and net income to adjusted net income.

Market opportunity

We serve fee-based, independent advisers who provide wealth management advice to U.S. investors. The wealth management market is large and has a long history of rapid growth fueled by several secular trends. According to Cerulli, in aggregate across the United States, 311,305 advisers managed $20.3 trillion in assets as of December 31, 2017, and total industry assets have grown at a compounded annual growth rate of 9% over the five years ended December 31, 2017. Cerulli expects these assets to grow to $25.5 trillion by 2022. Our current offering and growth plans are built to capitalize on favorable industry trends, which we expect will continue to support our growth.

•

Total U.S. investible wealth is massive and growing, accelerated by a shifting retirement segment: According to Cerulli, U.S. households had $96.6 trillion in net worth as of December 31, 2017, which has grown at a compounded annual growth rate of 8.3% over the five years ended December 31, 2017. As of December 31, 2017, advisers managed $20.3 trillion (approximately 21%) of this wealth, indicating ample runway for future growth of the financial advisory industry. As the U.S. population has aged and Baby Boomers have moved into retirement, employer-sponsored retirement plan assets have shifted into individual retirement accounts (“IRAs”), fueling growth of the retail asset segment. Cerulli estimates that this movement of assets will result in approximately $4.0 trillion of new IRA assets from 2016 to 2022.

•

Investor demand for financial advisers is expanding: As investors have aged and their financial goals have become more complex, the demand for financial advice has expanded. According to Cerulli, demand for financial advice has increased from 38% to 44% from 2013 to 2017, measured by the percentage of investor households surveyed receiving assistance or direction from financial advisers relative to investor households self-managing their financial affairs.

•

Advisers are transitioning to an independent model, and we expect this trend to continue: The U.S. wealth management industry consists primarily of two types of channels, independent and traditional. We consider the “independent” channel to comprise registered investment advisers (“RIAs”), hybrid and independent broker-dealers and insurance broker-dealer advisers, and the “traditional” channel to comprise national and regional broker-dealers, bank broker-dealers and wirehouse advisers. According to Cerulli data and internal estimates of expected growth of the wealth management industry, from 2012 to 2017, independent channels have grown faster than traditional channels in terms of market share measured by assets, expanding by nearly 11% annually at the expense of traditional channels. This trend is expected to continue, with independent assets forecasted to grow from $8.4 trillion in 2017 to $12.1 trillion in 2022, from 42% to 48% of total adviser-managed assets over the same period.

•

Shift from commissions to fee-based models: According to PriceMetrix, in 2018, advisers received over 60% of their total revenue from fees, which represented a record level relative to commissions. The long-term adviser trend towards a fiduciary standard of advice, catalyzed in part by the 2016 Department of Labor (“DOL”) rule (later vacated) that expanded the definition of “fiduciary investment advice” to include all financial professionals providing retirement advice, has helped drive this shift to a fee-based revenue model.

Notes: Based on data from The State of Retail Wealth Management, PriceMetrix, 2016, 2017 and 2018.

•

Advisers are increasingly reliant on technology to remain price competitive and achieve scale while serving evolving client needs: Individual investors are increasingly turning to independent financial advisers for their wealth management and investment needs. From 2013 to 2016, the average number of investors served by an RIA adviser increased by 20% according to Fidelity. Advisers are increasingly relying on technology to meet the needs of an expanding client base while continuing to scale their advisory businesses, as indicated by a 24% increase in the average number of software solutions used by advisers from 2013 to 2017, according to the 2017 InvestmentNews Adviser Technology Study. Investor preferences for service models delivered via mobile applications and online portals are also increasing advisers’ focus on the quality of their technology. 61% of investors surveyed recently stated that they prefer an advice model that combines human and digital elements to one that is either purely digital or limited to direct interaction with an adviser, according to the Fidelity 2017 Digital Advisor Adoption Study Update.

•

Advisers are rapidly expanding their use of model portfolios: Advisers are increasingly choosing to outsource key components of the asset management aspect of their role as financial advisers, including the choice of investment manager. As such, the use of model portfolios (which we define as mutual fund advisory, ETF-advisory, unified managed account and separate account assets) among financial advisers grew at a compounded annual growth rate of 15% from 2012 to 2017, based on data from Cerulli and internal estimates.

Our offering is built around technology, investment solutions and expert support, positioning us to benefit from these trends. Combined with our scalable, fee-based platform and services that help advisers put investors’ needs first, we believe that these favorable industry trends will give us the opportunity to continue to gain market share. Our gains in market share since 2014 have been due largely to organic growth, an area on which we plan to continue to focus.

Our offering and business model

AssetMark’s purpose

Our over 600 employees come to work focused on our mission: to make a difference in the lives of our advisers and the investors they serve. Our mission is guided by a singular focus on successful outcomes for those investors. We strive to execute our mission through our stated corporate values of heart, integrity, excellence and respect, in everything that we do.

The AssetMark offering to advisers and the investors they serve

We provide independent financial advisers with an array of tools and services designed to streamline their workflow, help them develop and expand their businesses and provide goal-oriented investment solutions. We believe that the quality of our offering, coupled with our deep relationships with our advisers, has generated significant adviser satisfaction, as measured by our exceptional Net Promoter Score (“NPS”) of 65 as of June 30, 2018. Our offering is defined by solutions in three focus areas:

•

Fully integrated technology platform: Independent financial advisers and their teams are faced with a multitude of marketing, administrative and business management tasks. We offer a compelling technology suite that fully integrates leading third-party technology solutions with our core proprietary technology and helps advisers perform these tasks. Our solution helps advisers streamline their operations while providing a superior experience for their staff and clients. The combined capabilities of our technology platform support advisers throughout the investor life cycle, from initial prospecting and onboarding through ongoing service and reporting, and replace a complex array of technologies with a single, streamlined solution. With less time spent navigating multiple systems and technologies, advisers are able to focus on enhancing productivity. As advisers come to rely on our integrated platform, it becomes integral to their daily practices. This reliance, in conjunction with high adviser satisfaction due to our platform’s ability to optimize adviser workflow, has contributed to our strong growth in assets and net flows.

We are dedicated to innovation and strive to continually improve our offering through the development of new tools and services. From January 1, 2015 to March 31, 2019, we invested $153 million in technology development and our dedicated technology team, and we have a proven track record of delivering innovative solutions that deepen our advisers’ offerings to their investor clients while also enhancing advisers’ scale. Recent innovations include a new portfolio construction and analysis tool that assists advisers in creating and monitoring investor portfolios, a streamlined account opening solution that reduces the time to onboard new accounts on our platform, a goals-based investor portal that serves as a hub for communications between advisers and their clients and a fully automated digital advice tool that connects our advisers with their clients.

•

Personalized and scalable adviser service: Providing advisers access to high-quality service is a critical component of our value proposition. We develop deep, multi-level relationships with advisers’ firms, helping to ensure that, at all levels, advisers and their teams are connected with AssetMark. We tailor our services to the size of the adviser, allowing us to provide high service levels to a wide-range of adviser business sizes while also maintaining our operating leverage.

The “Regional Consultant” is the centerpiece of an adviser’s relationship with AssetMark. Our highly experienced Regional Consultants ensure that advisers can draw from a wide array of resources and institutional knowledge as they build and grow their businesses. These professionals are the single point of contact for the adviser and bring in expertise to help the adviser grow and compete. As of March 31, 2019, our Regional Consultants in the field and phone-based consultants served approximately 7,600 advisers. Depending on the adviser’s business needs, our consultants introduce advisers to investment experts, business development professionals, retirement consultants and business consultants who can help the adviser reach his or her goals. For example, investment experts provide advisers with insights into portfolio construction and how specific investments help investors reach their goals. Our team of business consultants helps advisers build more efficient and scalable businesses. This relationship model provides each adviser with a trusted colleague whom the adviser can contact with questions and who can provide access to an array of specialty resources. The value our clients place on our sales model is reflected in our high Sales NPS of 63 as of June 30, 2018.

The “Relationship Manager” is at the heart of the back-office professional’s relationship with us. Our Relationship Managers work to ensure operational activity is accurately executed and seek to promptly resolve any issues investors may encounter. We feature high-touch, accurate and rapid client servicing from dedicated teams who strive to enhance the responsiveness of the adviser’s back office. In addition, our Relationship Managers provide productivity and client-service best practices, gained through deep industry experience, to the adviser’s back office teams. Like our Regional Consultants, our Relationship Managers are go-to resources for our advisers and their offices. Depending on the size of the office, we offer a range of service models. Our largest advisers receive support from a dedicated Relationship Manager, while smaller offices are served by a centralized team of professionals. Our service model is highly valued by advisers of all sizes, as demonstrated by our high Service NPS of 66 as of June 30, 2018. Further, approximately 81% of those advisers who were identified as promoters of our services in the NPS surveys from June 30, 2018 selected service as a key reason for their high satisfaction with us.

•	Curated investment solutions: Financial planning is the core competency and value proposition for most wealth managers. The various investment management functions that compose this role, such as formulating capital market assumptions, conducting manager due diligence, constructing portfolios and monitoring markets, managers and portfolios, can take time away from advisers’ ability to help their investors stay on track to reach their goals. As a result, many advisers outsource these activities to independent platforms like AssetMark.

We perform this challenging work for the adviser through our dedicated team of investment professionals who assess markets, conduct due diligence on asset managers and construct model portfolios for advisers to offer to their clients. We deliver these capabilities through a portfolio construction methodology that can be broadly described in three categories:

•	Core markets—Strategies that provide exposure to growth in domestic and global economies.

•	Tactical strategies—Supplemental equity strategies that can augment core performance or provide risk mitigation in periods of market decline.

•

Diversifying strategies—Equity alternative or bond / bond alternative strategies that offer lower volatility or lower correlation to help smooth portfolio performance or allow for greater equity exposure.

Our portfolios feature a wide range of investment vehicles including ETFs, mutual funds, equities, individual bonds and options strategies. In addition, we provide turnkey solutions for advisers who would prefer to fully outsource a selection of investments, and portfolio components and construction tools for advisers who would prefer to build or customize portfolios themselves using our curated list of strategists.

The AssetMark business model

To achieve our mission, we have built a business model that allows us to reinvest in our advisers’ and their clients’ success. Our business model has delivered a track record of attractive revenue growth and adjusted EBITDA margin expansion, both driven by strong fundamentals including:

•

Strong asset growth: We have experienced (1) platform asset growth from existing clients of approximately 32% from December 31, 2014 to March 31, 2019, (2) $15.4 billion in assets attracted from new advisers to the platform over the same period and (3) $3.5 billion in assets added to our platform through acquisitions of competitors over the same period, measured at the date of acquisition. Subsequently, in April 2019, we closed our acquisition of Global Financial Private Capital for a cash purchase price of $35.9 million, which added another $3.8 billion in platform assets.

•

Recurring and resilient revenue model: In the year ended December 31, 2018, 99% of our total revenue was recurring in nature (based on revenue generated from assets that are under contract and not dependent on trading activity) and derived from either asset-based revenue or spread-based revenue from investor cash held at our proprietary custodian. In the year ended December 31, 2018, 93% of our total revenue was derived from asset-based revenue and 6% of our total revenue was derived from spread-based revenue. Since asset-based revenue is influenced by sector, asset class and market returns, while spread-based revenue is influenced by Federal Reserve movements and the amount of cash investors hold, our two sources of revenue are relatively uncorrelated, which has helped us establish a sustainable business model through various market fluctuations.

•

Attractive margin profile driven by a mix of proprietary and third-party solutions: Our open-architecture technology, investment solutions and custodial platform offer choice and superior capabilities for advisers. In addition, since we offer a balance of third-party and proprietary solutions, we capture incremental economics, which has led to enhanced margins. By offering proprietary solutions alongside third-party technology, asset management and custody solutions, we foster competition across our offering. This competition drives participants (including us) to improve their offerings or risk losing favor with advisers. Each solution competes on its own value proposition and merits, and we do not promote or advantage our proprietary offerings above those of third parties. Our trust company held approximately 72% of our platform assets, and our proprietary strategists served 20% of our platform assets as of March 31, 2019, evidencing the strength of our proprietary offerings.

•

Consistently strong and growing net flows: Because our platform offers an array of solutions to advisers and our technology is deeply integrated into advisers’ businesses, our net flows grew from $1.5 billion in 2014 to $5.9 billion in 2018, representing 7% and 14% of beginning platform assets, respectively.

•

Significant operating leverage: Our purpose-built platform and upfront investments in our business have positioned us to benefit from upside growth and continued scale with meaningful operating leverage. Our net income margin was 33.5% for the year ended December 31, 2017 and 10.3% for the year ended December 31, 2018. Our net income for the year ended December 31, 2017 was impacted by a non-recurring $90.1 million benefit related to the Tax Cuts and Jobs Act of 2017. The power of the operating leverage in our model is apparent both from our ability to expand our adjusted EBITDA margin and our relationships with advisers over time. Our adjusted EBITDA margin (defined as adjusted EBITDA divided by total revenue) expanded from 19.9% for the year ended December 31, 2017 to 24.5% for the year ended December 31, 2018, while we delivered enhanced platform capabilities and solutions to advisers.

Our strengths

For more than 20 years, we have focused on providing solutions that enhance and simplify the lives of our advisers and the investors they serve. We believe that this approach distinguishes us from many of our competitors. The following strengths underpin our competitive advantage:

•

Our mission-driven, client-focused culture: We believe that our exceptional client-centric culture has driven our historical performance. The AssetMark team is dedicated to its mission of making a difference in the lives of advisers and investors through a culture that rests on our core pillars of heart, integrity, excellence and respect. We are also committed to helping advisers and the communities they serve. Through our Summer of Service and Community Inspiration Awards we seek to ensure that our firm’s and our advisers’ communities benefit from our charitable contributions. We believe that our focus on doing the right thing while also running a great business not only results in higher adviser loyalty and referrals, but also increases our employee tenure.

•

A deep understanding of fee-based, independent advisers: Our frequent, value-added interactions with our diverse group of advisers help us tailor offerings to meet their needs, at scale and in the context of their business opportunities and challenges. We also benefit from tracking and evaluating advisers’ extensive activity in our ecosystem. This allows us to create responsive service models, operational processes and solutions that help advisers reduce the time associated with administrative tasks. In addition, members of our community of advisers have access to each other’s best practices as well as data about their specific business activity, which helps our advisers grow their businesses and drives our extensive best practices library.

•

Proven ability to execute superior outsource solutions facilitated by a leading technology offering: We create outsource solutions that transform advisers’ businesses. We believe the transformation that we enable for the advisers on our platform is the result of our deeply integrated service model and robust, user-friendly technology, which together help advisers improve responsiveness to investors. Collectively, our outsource offerings optimize advisers’ time and, as a result, help improve investor outcomes.

•

We are a scale provider: We are an established leader as an outsource service provider for independent, fee-based financial advisers. Our scale and access enable us to establish favorable partnerships with technology and asset management institutions and provide attractive pricing for our advisers’ clients. In addition, our feature-rich technology solution scales to serve a broad-range of business sizes, from solo practices to ensemble firms. The scope and scale of our offering has made us an essential part of our advisers’ businesses, in turn making us the third largest outsource provider of the components of a managed account platform (known in the industry as a Turnkey Asset Management Program, or TAMP) in terms of platform assets in 2017, according to WealthAdvisor’s 2018 America’s Best TAMPs report. As of December 31, 2018, our market share among U.S. TAMPs was 10%.

•

We are a disciplined acquirer: Growth through acquisition of small, subscale, outsource providers is a core competency of our business. Our value creation through acquisition is generated by purchase price discipline and our ability to grow relationships formed through these acquisitions. In 2014 and 2015, respectively, we acquired the platform assets of two firms that collectively added $3.5 billion in assets to our platform at the time of acquisition. On average, three years post-acquisition, these acquired assets had grown by 17% compounded annually. Subsequently, in April 2019, we closed our acquisition of Global Financial Private Capital for a cash purchase price of $35.9 million, which added another $3.8 billion in platform assets.

Our growth strategy

•

Increase the adviser base: Through our marketing efforts and the outreach of our more than 100-person field force, we expect to continue building on our existing relationships with advisers and growing business from new relationships.

•

Expand share of wallet from existing adviser clients: According to our internal share of wallet study, as of March 31, 2019, we had approximately 33% of the total assets and 61% of the total advisory assets of our advisers with at least $5 million in positive net flows on our platform over the life of our relationship with them. We plan to work with existing advisers to add investment solutions to our platform that they otherwise obtain elsewhere. This work aims to help advisers further their operational efficiencies and improve their investor experience by shifting an increasing portion of their business to AssetMark.

•	Help advisers grow their businesses: Our turnkey, holistic platform and adviser engagement model are designed to help advisers grow and build sustainable businesses. We plan to continue to help advisers grow through our deep business consulting engagements and comprehensive platform support.

•

Expand our services to new segments: We are focused on introducing new products and enhancing services and capabilities in areas including cash management, business consulting and trading to further expand our reach into the RIA market, retirement services and the high-net-worth segment. We believe that these solutions will enhance our offering to existing advisers while also deepening and extending our relationships with high-growth segments of advisers.

•

Continue to pursue strategic transactions: We expect to continue to selectively pursue acquisitions that we believe will enhance the scale and operating leverage of our business. In addition, we may pursue acquisitions that expand the appeal of our offering to independent, fee-based advisers and the investors they serve.

Recent developments

Set forth below are certain preliminary estimates of selected key operating metrics as of June 30, 2019 and for the three- and six-month periods ended June 30, 2019. The following information reflects our preliminary estimates with respect to such metrics based on currently available information, is not a comprehensive statement of our financial or operating results and is subject to completion of our quarter-end closing procedures. Our quarter-end closing procedures for the three and six months ended June 30, 2019 are not yet complete and, as a result, our actual results may differ materially from these estimates. These estimates should not be viewed as a substitute for our full interim financial statements or key operating metrics. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Further, these estimates are not necessarily indicative of the results to be expected for the remainder of the year or any future period as a result of various factors, including, but not limited to, those discussed in the sections titled “Risk factors” and “Special note regarding forward-looking statements.” This information should be read in conjunction with our consolidated financial statements and the related notes thereto and the section titled “Management’s discussion and analysis of financial condition and results of operations” for prior periods included elsewhere in this prospectus.

We ended the three months ended June 30, 2019 with $56 billion of platform assets, an increase of $6.4 billion from March 31, 2019. Net flows for the three months ended June 30, 2019 were $1.5 billion, an increase of $0.1 billion, or 7.4%, from the three months ended March 31, 2019 and a decrease of $0.2 billion, or 10.7%, from the three months ended June 30, 2018. Additionally, during the second quarter of 2019, we closed our acquisition of Global Financial Private Capital, which added $3.8 billion of platform assets as well as approximately 250 advisers. Market impact net of fees was $1.1 billion for the quarter ended June 30, 2019. Key operating metrics for the three and six months ended June 30, 2019 were as follows (in millions):

	Three months ended June 30, 2019	Six months ended June 30, 2019

Platform assets (at beginning of period)	$49,695	$44,855
Net flows	1,514	2,924
Market impact net of fees	1,053	4,483
Platform assets from acquisitions	3,789	3,789

Platform assets (at period-end)	$56,051	$56,051

Additionally, AssetMark Trust Company (“ATC”) client cash was $1.5 billion at June 30, 2019.

For more information regarding platform assets, net flows, market impact net of fees, advisers and ATC client cash, see the section titled “Management’s discuss and analysis of financial condition and results of operations—Key operating metrics.”

Risk factors

Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth in “Risk factors.” The principal risks we face include but are not limited to the following:

•	Our revenue can fluctuate from period to period, which could cause our share price to fluctuate;

•	We operate in an intensely competitive industry, and this competition could hurt our financial performance;

•	We derive nearly all of our revenue from clients in the financial advisory industry and our revenue could suffer if that industry experiences a downturn;

•

Our clients that pay us an asset-based fee may seek to negotiate a lower fee percentage, choose to use lower-revenue products or cease using our services, which could limit the growth of our revenue or cause our revenue to decrease;

•	Investors may redeem or withdraw their investment assets generally at any time. Significant changes in investing patterns could have a material adverse effect on our business;

•	Changes in market and economic conditions could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services;

•	We must continue to introduce new investment solutions and services, and a failure to do so could have a material adverse effect on our results of operations, financial condition or business;

•	We are exposed to data and cyber-security risks that could result in data breaches, service interruptions, harm to our reputation or significant liability;

•

Our controlling stockholder is subject to supervision by regulatory authorities in the PRC and must comply with certain PRC laws and regulations that may influence our controlling stockholder’s decisions relating to our business;

•	Control by our principal stockholder could adversely affect our other stockholders; and

•

We are subject to extensive government regulation in the United States, and our failure or inability to comply with these regulations or regulatory action against us could adversely affect our results of operations, financial condition or business.

Our controlling stockholder

In April 2016, Huatai Securities Co., Ltd. (“HTSC”), a Chinese securities group with brokerage and investment services, acquired our collective businesses from Aquiline Capital Partners and Genstar Capital. Through the acquisition, HTSC became the ultimate parent company of our collective businesses through its subsidiary Huatai International Investment Holdings Limited, a company organized under the laws of the Cayman Islands (“HIIHL”). Following completion of the transactions described in the section titled “—Restructuring,” upon the completion of this offering, HIIHL will own 72.9% of our outstanding common stock, or 70.3% if the underwriters exercise their option to purchase additional shares in full, and will continue to control our management and affairs, including determining the outcome of all matters requiring stockholder approval. See the section titled “Risk factors—Risks related to our controlling stockholder’s ultimate parent being a PRC company with stock listed in Hong Kong and Shanghai” and “Risk factors—Risks related to our common stock and this offering” for risks related to our controlling stockholder.

Restructuring

In connection with this offering, we and our immediate parent company, AssetMark Holdings LLC, will undergo a restructuring transaction prior to the completion of this offering. Prior to this restructuring, all of our outstanding capital stock was held by AssetMark Holdings LLC. 98.6% of AssetMark Holdings LLC’s equity interests were held by HIIHL and the remaining 1.4% was held by members of our senior management and board of directors and certain of our employees.

The diagram below depicts our organizational structure prior to this restructuring.

In preparation for the restructuring, on July 5, 2019, we effected a 661,500-for-one forward stock split of our common stock, following which 66,150,000 shares of our common stock were issued and outstanding. Immediately following the pricing of this offering, AssetMark Holdings LLC will liquidate and dissolve and distribute shares of our common stock to its members as follows: holders of Class A Common Units and Class B Common Units of AssetMark Holdings LLC will receive an aggregate of 59,840,951 shares of our common stock, and holders of Class C Common Units of AssetMark Holdings LLC will receive an aggregate number of restricted stock awards (“RSAs”) equal to 6,309,049 shares of our common stock. These RSAs will be subject to the same vesting schedule as the incentive units they replace. See the section titled “Execution compensation—Additional narrative disclosure relating to incentive unit awards” for further information on the terms of the RSAs.

Upon the completion of this offering, HIIHL will own approximately 72.9% of our outstanding common stock, or approximately 70.3% if the underwriters exercise their option to purchase additional shares in full.

The diagram below depicts our organizational structure immediately following this offering, assuming no exercise of the underwriters’ option to purchase additional shares, and before giving effect to the issuance of new RSUs to employees and options to certain members of our management not in connection with the restructuring, which we expect to issue immediately following the pricing of this offering. See the section titled “Executive compensation—Equity awards upon this offering” for more information on the new options and RSUs that we expect to issue.

Emerging growth company status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”), and may also take advantage of the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, for so long as we are an emerging growth company, we may take advantage of certain reduced reporting obligations, including a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of many of these reduced burdens in this prospectus, and intend to do so in future filings. As a result, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity.

We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date we qualify as a “large accelerated filer”; the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; and the last day of the fiscal year in which the fifth anniversary of our initial public offering occurs.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not choosing to “opt out” of such extended transition period and, as a result, we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for public non-emerging growth companies.

For a description of the qualifications and other requirements applicable to emerging growth companies, please read “Risk factors—Risks related to our common stock and this offering—We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.”

Corporate information

AssetMark was founded in 1996 and AssetMark Financial Holdings, Inc. was incorporated in the State of Delaware on March 25, 2013. Our principal executive offices are located at 1655 Grant Street, 10th Floor, Concord, California, 94520 and our telephone number is (925) 521-2200. Our Internet site is www.assetmark.com. Our website and the information contained therein or accessible through it are not incorporated into this prospectus or the registration statement of which it forms a part.

“AssetMark,” the AssetMark design logo and other AssetMark tradenames and service marks in use generally and included in this prospectus are the property of AssetMark Financial Holdings, Inc. and certain of our subsidiaries. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

The offering

Common stock offered by us	6,250,000 shares

Common stock offered by the selling stockholder	6,250,000 shares

Underwriters’ option to purchase additional shares from the selling stockholder	1,875,000 shares

Common stock to be outstanding after this offering	72,400,000 shares

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $124.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering, together with cash on hand, to repay approximately $125 million of our Term Loan (as defined in the section titled “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources”). As of March 31, 2019, we had $249.4 million of debt outstanding under the Term Loan, which bears interest at a variable rate, initially LIBOR plus a margin of 3.50% or the Alternate Base Rate, as specified in the Term Loan, plus a margin of 2.50%.

We will not receive any proceeds from the sale of common stock by the selling stockholder.

See the section titled “Use of proceeds” for additional information.

Directed share program	At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price for our directors, officers, certain of our employees and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. For additional information, see the section titled “Underwriting (conflict of interest).”

NYSE trading symbol	“AMK”

Dividend policy	See the section titled “Dividend policy” for a discussion of our policy on paying dividends.

Controlled company	Upon the completion of this offering and the transactions described in the section titled “—Restructuring,” HTSC, through its subsidiary HIIHL, will control approximately 72.9% of the voting power of our outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares. As a result, we will be a “controlled company” under the NYSE governance standards. Under these standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. See the section titled “Risk factors—Risks related to our common stock and this offering” for more information.

Conflict of interest	We and Huatai Securities (USA), Inc., an underwriter in this offering, are under common control by HTSC. As such, Huatai Securities (USA), Inc. is deemed to have a “conflict of interest” under Rule 5121(f)(5)(B) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In addition, affiliates of Huatai Securities (USA), Inc. and Credit Suisse Securities (USA) LLC will each receive more than 5% of the net offering proceeds from this offering and will each be deemed to have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121, pursuant to which the appointment of a “qualified independent underwriter” is not required in connection with this offering as the FINRA members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any FINRA member that has a conflict of interest and meet the requirements of FINRA Rule 5121(f)(12)(E). See the section titled “Underwriting (conflict of interest)” for more information.

Risk factors	See the section titled “Risk factors” and the other information included in this prospectus for a discussion of risks you should carefully consider before investing in our common stock.

The number of shares of our common stock set forth above is based on 66,150,000 shares of our common stock outstanding as of March 31, 2019, assuming completion of the transactions described in the section titled “—Restructuring,” and does not include:

•

918,981 shares of common stock issuable upon the exercise of options to be granted immediately following the pricing of this offering with an exercise price equal to the initial public offering price per share, which options will be granted outside of our 2019 Equity Incentive Plan;

•	85,737 shares of common stock subject to restricted stock units (“RSUs”) to be granted under our 2019 Equity Incentive Plan immediately following the pricing of this offering; and

•	4,801,954 additional shares of common stock reserved for future issuance under our 2019 Equity Incentive Plan, which became effective upon the pricing of this offering.

Unless we specifically state otherwise or as the context may otherwise require, the information in this prospectus assumes (i) no exercise of the underwriters’ option to purchase additional shares, (ii) the effectiveness of our amended and restated certificate of incorporation as of July 5, 2019, including the effectiveness of the 661,500-for-one forward stock split of our common stock, (iii) no exercise of the stock options or issuance of the RSUs described above and (iv) the completion of the transactions described in the section titled “—Restructuring.”

Summary consolidated financial and other data

The following summary consolidated financial and other data of AssetMark Financial Holdings, Inc. should be read in conjunction with, and are qualified by reference to, “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated statements of income data for the years ended December 31, 2018 and 2017 and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from, and qualified by reference to, the audited consolidated financial statements of AssetMark Financial Holdings, Inc. included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statements of income data for the three months ended March 31, 2019 and 2018 and the consolidated balance sheet data as of March 31, 2019 and 2018 are derived from, and qualified by reference to, the unaudited interim condensed consolidated financial statements of AssetMark Financial Holdings, Inc. included elsewhere in this prospectus and should be read in conjunction with those unaudited interim condensed consolidated financial statements and notes thereto. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments, that are necessary to present fairly the unaudited interim condensed consolidated financial statements. Results for historical periods may not be indicative of results expected for future periods, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

	Year ended December 31,		Three months ended March 31,
(in thousands, except share and per share data)	2018	2017	2019	2018

Consolidated statements of income data:
Asset-based revenue	$338,031	$282,966	$83,063	$79,076
Spread-based revenue	20,403	10,430	7,549	3,749
Other income	5,200	2,121	1,702	1,708

Total revenue	363,634	295,517	92,314	84,533
Total expenses	309,071	276,174	86,063	70,870

Income before income taxes	54,563	19,343	6,251	13,663
Provision for (benefit from) income taxes	17,137	(79,635)	3,440	3,872

Net income	$37,426	$98,978	$2,811	$9,791

Net income per share, basic	$0.57	$1.50	$0.04	$0.15
Weighted-average shares outstanding used in calculating net income per share, basic	66,150,000	66,150,000	66,150,000	66,150,000

	Year ended December 31,		Three months ended March 31,
(in thousands, except share and per share data)	2018	2017	2019	2018

Other data:
Capital expenditures	$17,414	$15,652	$4,712	$4,214
Net cash provided by operating activities	61,662	45,612	2,769	8,562
Net cash used in investing activities	(17,714)	(15,652)	(5,020)	(4,214)
Net cash provided by financing activities	11,259	—	(625)	—

Non-GAAP financial metrics:
Adjusted EBITDA(1)	88,945	58,879	22,730	21,007
Adjusted net income(1)	60,758	34,347	12,723	15,105

(1)	We define adjusted EBITDA as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization and less interest income), further adjusted to exclude certain non-cash charges and other adjustments such as non-recurring items. We define adjusted net income as net income before: (a) share-based compensation expense, (b) amortization of intangible assets, (c) acquisition and related integration expenses, (d) restructuring and conversion costs and (e) certain other non-recurring expenses.

Adjusted EBITDA and adjusted net income are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.

We believe that adjusted EBITDA and adjusted net income provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) adjusted EBITDA and adjusted net income are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) adjusted EBITDA and adjusted net income are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Adjusted EBITDA and adjusted net income have limitations as analytical tools, and you should not consider such measures either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

a.	adjusted EBITDA and adjusted net income do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

b.	adjusted EBITDA and adjusted net income do not reflect changes in, or cash requirements for, working capital;

c.	adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments; and

d.	other companies in the financial services industry may calculate adjusted EBITDA or adjusted net income differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, adjusted EBITDA and adjusted net income should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

The following table provides a reconciliation of net income, the most closely comparable U.S. GAAP financial measure, to adjusted EBITDA:

	Year ended December 31,		Three months ended March 31,
(in thousands)	2018	2017	2019	2018
Net income	$37,426	$98,978	$2,811	$9,791
Income tax	17,137	(79,635)	3,440	3,872
Interest income	(2,433)	(268)	(892)	(310)
Interest expense	1,920	—	4,024	—
Amortization/depreciation	26,104	22,981	6,896	6,037

EBITDA	80,154	42,056	16,279	19,390

Share-based compensation(1)	6,568	6,920	5,226	1,296
IPO readiness(2)	1,182	—	568	51
Reorganization and integration costs(3)	1,041	3,266	657	270
Strategic initiatives(4)	—	2,026	—	—
Settlement costs related to a non-routine legal dispute(5)	—	2,000	—	—
Acquisition expenses(6)	—	1,339	—	—
Retention bonus related to our 2016 sale to HTSC(7)	—	1,215	—	—
Transition services payment for 2015 acquisition(8)	—	57	—	—

Adjusted EBITDA	$88,945	$58,879	$22,730	$21,007

(1)	“Share-based compensation” represents granted share-based compensation in the form of Class C Common Units (which are incentive units) of AssetMark Holdings LLC, our parent company, to certain of our directors and employees. Although this expense occurred in each measurement period, we have added the expense back in our calculation of adjusted EBITDA because of its non-cash impact.

(2)	“IPO readiness” includes professional fees related to our preparation to become a public company. These expenses primarily include services for financial and human resources systems implementation, executive compensation assessments and other consulting services. Although these expenses occurred in both 2018 and the first quarter of 2019, these expenses are non-recurring as they are limited to our public-company readiness preparation and do not include ongoing public-company compliance costs.

(3)	“Reorganization and integration costs” includes costs related to our functional reorganization within our Operations, Technology and Retirement functions as well as duplicate costs related to the outsourcing of back-office operations functions. While we have incurred such expenses in all periods measured, these expenses serve varied reorganization and integration initiatives, each of which is non-recurring. We do not consider these expenses to be part of our core operations.

(4)	“Strategic initiatives” includes costs related to one-time investments for exploratory work regarding potential business opportunities in 2017. These strategic initiatives were part of the initial strategic review performed by HTSC in late 2016. These costs included research into such areas as RIA expansion, international products, retirement products and cash solutions. Such costs were non-recurring.

(5)	“Settlement costs related to a non-routine legal dispute” are costs related to the settlement of an unusual legal dispute with a technology vendor. We consider this settlement to be non-recurring.

(6)	“Acquisition expenses” includes legal fees and other professional fees related to a single significant acquisition effort in 2017 that was ultimately unsuccessful. We consider such costs to be non-recurring due to the extent that we invested in that particular effort.

(7)	“Retention bonus related to our 2016 sale to HTSC” includes retention incentives paid to certain of our directors as an incentive to retain their services after HTSC acquired our company in 2016. This expense was a one-time incentive provided by HTSC to such directors.

(8)	“Transition services payment for 2015 acquisition” represents a 2017 expense related to a final payment pursuant to a one-time transition services agreement and is therefore non-recurring.

The following table provides a reconciliation of net income, the most closely comparable U.S. GAAP financial measure, to adjusted net income:

	Year ended December 31,		Three months ended March 31,

(in thousands)	2018	2017	2019	2018
Net income	$37,426	$98,978	$2,811	$9,791
Tax adjustments(1)	—	(90,055)	—	—
Acquisition related amortization	20,432	20,432	5,108	5,108
Expense adjustments(2)	2,221	9,903	1,225	322
Share-based compensation	6,568	6,920	5,226	1,296
Tax effect of adjustments(3)	(5,889)	(11,831)	(1,647)	(1,412)

Adjusted net income	$60,758	$34,347	$12,723	$15,105

(1)	Represents a non-recurring non-cash decrease in our deferred tax liability in connection with the lower federal tax rate attributable to the Tax Cuts and Jobs Act of 2017.

(2)	Consists of the adjustments to EBITDA listed in the adjusted EBITDA reconciliation table above other than share-based compensation.

(3)	Reflects the tax impact of expense adjustments and acquisition-related amortization.

	As of March 31, 2019
(in thousands)	Actual	Pro forma(1)	Pro forma as adjusted(2)

Consolidated balance sheet data:
Cash and cash equivalents	$102,478	$102,478	$102,041
Working capital(3)	86,863	86,863	86,426
Total assets	1,146,191	1,146,191	1,144,994
Total liabilities	439,127	439,127	313,367
Stockholders’ equity	707,064	707,064	831,627

(1)	Pro forma amounts give effect to the transactions described in the section titled “—Restructuring.”

(2)	Pro forma as adjusted amounts give further effect to the issuance and sale of 6,250,000 shares of common stock by us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us (of which approximately $0.8 million was previously recorded as an accrued current liability with a corresponding amount recorded as an asset as of March 31, 2019), and the application of the net proceeds to us from this offering, together with cash on hand, to repay approximately $125 million of our Term Loan as set forth in the section titled “Use of proceeds.”

(3)	Current assets less current liabilities.

Risk factors

You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks related to our business and operations

Our revenue may fluctuate from period to period, which could cause our share price to fluctuate.

Our revenue may fluctuate from period to period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following events, as well as other factors described elsewhere in this prospectus:

•

a decline or slowdown of the growth in the value of financial market assets or changes in the mix of assets on our platform, which may reduce the value of our platform assets and therefore our revenue and cash flows;

•	significant fluctuations in securities prices affecting the value of assets on our platform;

•	negative public perception and reputation of the financial services industry, which would reduce demand for our investment solutions and services;

•	unanticipated acceleration of client investment preferences for lower-fee options;

•	downward pressure on fees we charge our investor clients, which would reduce our revenue;

•	changes in laws or regulations that could impact our ability to offer investment solutions and services;

•	failure to obtain new clients or retain existing clients on our platform, or changes in the mix of clients on our platform;

•	failure by our financial adviser clients to obtain new investor clients or retain their existing investor clients;

•	failure to adequately protect our proprietary technology and intellectual property rights;

•	reduction in the suite of investment solutions and services made available by third-party providers to existing clients;

•	reduction in fee percentage or total fees for future periods, which may have a delayed impact on our results given that our asset-based fees are billed to advisers in advance of each quarter;

•	changes in our pricing policies or the pricing policies of our competitors to which we have to adapt; or

•	general domestic and international economic and political conditions that may decrease investor demand for financial advisers or investment services.

As a result of these and other factors, our results of operations for any quarterly or annual period may differ materially from our results of operations for any prior or future quarterly or annual period and should not be relied upon as indications of our future performance.

We operate in an intensely competitive industry, with many firms competing for business from financial advisers on the basis of the quality and breadth of investment solutions and services, ability to innovate, reputation and the prices of services, among other factors, and this competition could hurt our financial performance.

We compete with many different types of companies that vary in size and scope, including other TAMPs. In addition, some of our adviser clients have developed or may develop the in-house capability to provide the technology or investment advisory services they have retained us to perform. These clients may also offer internally developed services to their financial advisers, obviating the need to hire us, and they may offer these services to third-party financial advisers or financial institutions, thereby competing directly with us for that business.

Some of our competitors have greater name recognition or greater resources than we do, and may offer a broader range of services across more markets. These resources may allow our competitors to respond more quickly to new technologies or changes in demand for investment solutions and services, devote greater resources to developing and promoting their services and make more attractive offers to potential clients and strategic partners, which could hurt our financial performance. Further, some of our competitors operate in a different regulatory environment than we do, which may give them certain competitive advantages in the services they offer.

We compete on a number of bases including the performance of our technology, the level of fees charged, the quality of our services, our reputation and position in the industry, our ability to adapt to technological developments or unforeseen market entrants and our ability to address the complex and changing needs of our clients. Our failure to successfully compete on the basis of any of these factors could result in a significant decline in market share, revenue and net income.

We derive nearly all of our revenue from the delivery of investment solutions and services to clients in the financial advisory industry and our revenue could suffer if that industry experiences a downturn.

We derive nearly all of our revenue from the delivery of investment solutions and services to clients in the financial advisory industry and we are therefore subject to the risks affecting that industry. A decline or lack of growth in demand for financial advisory services would adversely affect the financial advisers who work with us and, in turn, our results of operations, financial condition or business. For example, the availability of free or low-cost investment information and resources, including research and information relating to publicly traded companies and mutual funds available on the Internet or on company websites, could lead to lower demand by investors for the services provided by financial advisers. In addition, demand for our investment solutions and services among financial advisers could decline for many reasons. Consolidation or limited growth in the financial advisory industry could reduce the number of financial advisers and their potential clients. Events that adversely affect financial advisers’ businesses, rates of growth or the numbers of customers they serve, including decreased demand for their products and services, adverse conditions in the markets or adverse economic conditions generally, could decrease demand for our investment solutions and services and thereby decrease our revenue. Any of the foregoing could have a material adverse effect on our results of operations, financial condition or business.

Investors that pay us an asset-based fee may seek to negotiate a lower fee percentage, choose to use lower revenue products or cease using our services, which could limit the growth of our revenue or cause our revenue to decrease.

We derive a significant portion of our revenue from asset-based fees. Individual advisers or their clients may seek to negotiate a lower asset-based fee percentage. In addition, clients may elect to use products that generate lower revenue, which may result in lower total fees being paid to us. As competition among financial advisers increases, our clients may be required to lower the fees they charge to their clients, which could cause them to seek lower fee options on our platform or to more aggressively negotiate the fees we charge. Further, any reduction in asset-based fees could persist beyond the near term given the recurring quarterly nature of our asset-based fee arrangements. Any of these factors could result in a fluctuation or decline in our asset-based revenue, which would have a material adverse effect on our results of operations, financial condition or business.

Investors may redeem or withdraw their investment assets generally at any time. Significant changes in investing patterns or large-scale withdrawal of investment funds could have a material adverse effect on our results of operations, financial condition or business.

The clients of our financial advisers are generally free to change financial advisers, forgo the advice and other services provided by financial advisers or withdraw the funds they have invested with financial advisers. These clients of financial advisers may elect to change their investment strategies, including by withdrawing all or a portion of their assets from their accounts to avoid securities markets-related risks. These actions by investors are outside of our control and could materially adversely affect the market value of our platform assets, which could materially adversely affect the asset-based revenue we receive.

Changes in market and economic conditions could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services.

Asset-based revenue makes up a significant portion of our revenue, representing 93% and 90% of our total revenue for the year ended December 31, 2018 and the three months ended March 31, 2019, respectively. In addition, given our fee-based model, we expect that asset-based revenue will continue to account for a significant percentage of our total revenue in the future. Spread-based revenue accounted for 6% and 8% of our total revenue for the year ended December 31, 2018 and the three months ended March 31, 2019, respectively. Significant fluctuations in securities prices, as well as recent and anticipated increases in interest rates, may materially affect the value of the assets managed by our clients and may also influence financial adviser and investor decisions regarding whether to invest in, or maintain an investment in, one or more of our investment solutions. If such market fluctuation led to less investment in the securities markets, our revenue and earnings derived from asset-based and spread-based revenue could be simultaneously materially adversely affected.

We provide our investment solutions and services to the financial services industry. The financial markets, and in turn the financial services industry, are affected by many factors, such as U.S. and foreign economic conditions and general trends in business and finance that are beyond our control, which could be adversely affected by changes in the equity or debt marketplaces, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, financial crises, war, terrorism, natural disasters and other factors that are difficult to predict. In the event that the U.S. or international financial markets suffer a severe or prolonged downturn, investments may lose value and investors may choose to withdraw assets from financial advisers and use the assets to pay expenses or transfer them to investments that they perceived to be more secure, such as bank deposits and Treasury securities. Any prolonged downturn in financial markets, or increased levels of asset withdrawals could have a material adverse effect on our results of operations, financial condition or business.

We must continue to introduce new investment solutions and services, and enhancements thereon, to address our clients’ changing needs, market changes and technological developments, and a failure to do so could have a material adverse effect on our results of operations, financial condition or business.

The market for our investment solutions and services is characterized by shifting client demands, evolving market practices and, for many of our investment solutions and services, rapid technological change, including an increased use of and reliance on web and social network properties. Changing client demands (including increased reliance on technology), new market practices or new technologies can render existing investment solutions and services obsolete and unmarketable. As a result, our future success will continue to depend upon our ability to develop and enhance investment solutions and services that address the future needs of our target markets and respond to technological and market changes. We may not be able to accurately estimate the impact of new investment solutions and services on our business or how their benefits will be perceived by our clients. Further, we may not be successful in developing, introducing and marketing our new investment solutions or services or enhancements on a timely and cost effective basis, or at all, and our new investment solutions and services and enhancements may not adequately meet the requirements of the marketplace or achieve market acceptance. In addition, clients may delay purchases in anticipation of new investment solutions or services or enhancements. Any of these factors could materially adversely affect our results of operations, financial condition or business.

We could face liability or incur costs to remediate operational errors or to address possible customer dissatisfaction.

Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in our internal control processes. We operate in diverse markets and are reliant on the ability of our employees and systems to process large volumes of transactions often within short time frames. In the event of a breakdown or improper operation of systems, human error or improper action by employees, we could suffer financial loss, regulatory sanctions or damage to our reputation. In addition, there may be circumstances when our customers are dissatisfied with our investment solutions and services, even in the absence of an operational error. In such circumstances, we may elect to make payments or otherwise incur increased costs or lower revenue to maintain customer relationships. In any of the forgoing circumstances, our results of operations, financial condition or business could be materially adversely affected.

We may be subject to liability for losses that result from a breach of our fiduciary duties.

Certain of our investment advisory services involve fiduciary obligations that require us to act in the best interests of our clients, and we may be sued and face liabilities for actual or claimed breaches of our fiduciary duties. Because we provide investment advisory services with respect to substantial assets, we could face substantial liability to our clients if it is determined that we have breached our fiduciary duties. In certain circumstances, which generally depend on the types of investment solutions and services we are providing, we may enter into client agreements jointly with advisers and retain third-party investment money managers and strategists on behalf of clients. We are responsible for conducting due diligence on the investment solutions and strategies offered by such third parties with whom we partner, and a failure to adequately conduct due diligence could subject us to liability for misstatements or omissions contained in marketing and other materials describing the investment solutions and strategies offered by such third parties to our investor clients. As such, we may be included as a defendant in lawsuits against financial advisers, strategists and third-party investment money managers that involve claims of breaches of the duties of such persons, and we may face liabilities for the improper actions and/or omissions of such advisers and third-party investment money managers and strategists. In addition, we may face claims based on the results of our investment advisory services, even in the absence of a breach of our fiduciary duty. Such claims and liabilities could therefore have a material adverse effect on our results of operations, financial condition or business.

If our reputation is harmed, our results of operations, financial condition or business could be materially adversely affected.

Our reputation, which depends on earning and maintaining the trust and confidence of our clients, is critical to our business. Our reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by our clients, employee misconduct, perceptions of conflicts of interest and rumors, among other developments, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. Potential, perceived and actual conflicts of interest are inherent in our business activities and could give rise to client dissatisfaction or litigation. In particular, we offer proprietary mutual funds and portfolios of mutual funds as well as custodial services, and financial advisers or their clients could conclude that we favor our proprietary investment products or services over those of third parties. In addition, any perception that the quality of our investment solutions and services may not be the same or better than that of other providers can also damage our reputation. Any damage to our reputation could harm our ability to attract and retain clients, which could materially adversely affect our results of operations, financial condition or business.

If our investment solutions and services fail to perform properly due to undetected errors or similar problems, our results of operations, financial condition or business could be materially adversely affected.

Investment solutions and services we develop or maintain may contain undetected errors or defects despite testing. Such errors can exist at any point in the life cycle of our investment solutions or services, but are typically found after introduction of new investment solutions and services or enhancements to existing investment solutions or services. We continually introduce new investment solutions and services and new versions of existing solutions and services. Our third-party providers, including asset managers whose products our clients access through our platform, could fail to detect errors or defects in the offered products that our clients use. Despite internal testing and testing by current and prospective clients, our current and future investment solutions and services may contain serious defects or malfunctions. If we detect any errors before release, we might be required to delay the release of the investment solution or service for an extended period of time while we address the problem. We might not discover errors that affect our new or current investment solutions, services or enhancements until after they are deployed, and we may need to provide enhancements to correct such errors. Errors may occur that could have a material adverse effect on our results of operations, financial condition or business and could result in harm to our reputation, lost sales, delays in commercial release, third-party claims, contractual disputes, contract terminations or renegotiations or unexpected expenses and diversion of management and other resources to remedy errors. In addition, negative public perception and reputational damage caused by such claims would adversely affect our client relationships and our ability to enter into new contracts. Any of these problems could have a material adverse effect on our results of operations, financial condition or business.

Our failure to successfully execute the conversion of our clients’ assets from their existing technology platform to our platform in a timely and accurate manner could have a material adverse effect on our results of operations, financial condition or business.

When we begin working with a new client, or acquire new client assets through an acquisition or other transaction, we may be required to convert the new assets from the clients’ existing technology platform to our technology platform. These conversions sometimes present significant technological and operational challenges, can be time-consuming, may result in the loss of the target company’s clients and may divert management’s attention from other operational challenges. If we fail to successfully complete our conversions in a timely and accurate manner, we may be required to expend more time and resources than anticipated, which could erode the profitability of the client relationship. In addition, any such failure may harm our reputation and may cause financial advisers or their clients to move their assets off of our platform or make it less likely that prospective clients will commit to working with us. Any of these risks could materially adversely affect our results of operations, financial condition or business.

Our business relies heavily on computer equipment, electronic delivery systems and the Internet. Any failures or disruptions could result in reduced revenue and the loss of customers.

The success of our business depends upon our ability to deliver time-sensitive, up-to-date data and information. Our business relies heavily on computer equipment (including servers), electronic delivery systems and the Internet, but these technologies are vulnerable to disruptions, failures or slowdowns caused by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, Internet failures, cyber-attacks and other events beyond our control. Furthermore, we rely on agreements with our suppliers, such as our current data hosting and service providers, to provide us with access to certain computer equipment, electronic delivery systems and the Internet. We are unable to predict whether a future contractual dispute may arise with one of our suppliers that could cause a disruption in service, or whether our agreements with our suppliers can be obtained or renewed on acceptable terms, or at all. An unanticipated disruption, failure or slowdown affecting our key technologies or facilities may have significant ramifications, such as data-loss, data corruption, damaged software codes or inaccurate processing of transactions. We maintain off-site back-up facilities for our electronic information and computer equipment, but these facilities could be subject to the same interruptions that may affect our primary facilities. Any significant disruptions, failures, slowdowns, data-loss or data corruption could have a material adverse effect on our results of operations, financial condition or business and result in the loss of customers.

If government regulation of the Internet changes, or if consumer attitudes towards the Internet change, we may need to change the manner in which we conduct our business or incur greater operating expenses.

We rely heavily on the Internet in conducting our business. The adoption, modification or interpretation of laws or regulations relating to the Internet could adversely affect the manner in which we conduct our business. Such laws and regulations may cover sales practices, taxes, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts, consumer protection, broadband residential Internet access and the characteristics and quality of services. Moreover, it is not clear how existing laws governing these matters apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, we may be required to incur additional expenses or alter our business model, either of which could have a material adverse effect on our results of operations, financial condition or business.

Inadequacy or disruption of our disaster recovery plans and procedures in the event of a catastrophe could adversely affect our business.

We have made a significant investment in our infrastructure, and our operations are dependent on our ability to protect the continuity of our infrastructure against damage from catastrophe or natural disaster, breach of security, cyber-attack, loss of power, telecommunications failure or other natural or man-made events. A catastrophic event could have a direct negative impact on us by adversely affecting financial advisers, our employees or facilities, or an indirect impact on us by adversely affecting the financial markets or the overall economy. While we have implemented business continuity and disaster recovery plans and maintain business interruption insurance, it is impossible to fully anticipate and protect against all potential catastrophes. If our business continuity and disaster recovery plans and procedures were disrupted, inadequate or unsuccessful in the event of a catastrophe, we could experience a material adverse interruption of our operations.

We serve financial advisers and their clients using third-party data centers and cloud services. While we have electronic access to the infrastructure and components of our platform that are hosted by third parties, we do not control the operation of these facilities. Consequently, we may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. These data centers and cloud services are vulnerable to damage or interruption from a variety of sources, including earthquakes, floods, fires, power loss, system failures, cyber-attacks, physical or electronic break-ins, human error or interference (including by employees, former employees or contractors), and other catastrophic events. Our data centers may also be subject to local administrative actions, changes to legal or permitting requirements and litigation to stop, limit or delay operations. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in interruptions or delays in our services, impede our ability to scale our operations or have other adverse impacts upon our business.

We are reliant on our relationships with certain broker-dealers and strategists, the loss of which could adversely affect our results of operations, financial condition or business.

We maintain relationships with certain broker-dealers who serve clients on our platform. The loss of these relationships likely would result in a loss of adviser and investor clients. Likewise, we engage strategists who offer certain investment products on our platform. The loss of certain strategists and their investment products could cause our investor clients to leave our platform to follow such strategists and investment products to our competitors or otherwise. Additionally, the engagement contracts governing our relationships with these broker-dealers and strategists are terminable by either us or the broker-dealer or strategist, as applicable, upon short-notice with or without cause. Loss of our investor clients, whether due to termination of a significant number of engagement contracts or otherwise, may have a material adverse effect on our financial condition and result in harm to our business.

We are dependent on third-party service providers in our operations.

We utilize numerous third-party service providers in our operations, including for the development of new product offerings, the provision of custodial, strategy and other services and the maintenance of our proprietary systems. A failure by a third-party service provider could expose us to an inability to provide contractual services to our clients in a timely manner. Additionally, if a third-party service provider is unable to provide these services, we may incur significant costs to either internalize some of these services or find a suitable alternative. We serve as the investment adviser for several of the products offered through our investment management programs and utilize the services of investment sub-advisers to manage many of these assets. A failure in the performance of our due diligence processes and controls related to the supervision and oversight of these firms in detecting and addressing conflicts of interest, fraudulent activity, data breaches and cyber-attacks, noncompliance with relevant securities and other laws could cause us to suffer financial loss, regulatory sanctions or damage to our reputation.

We are dependent on third-party pricing services for the valuation of securities invested in our investment products.

The majority of the securities held by our investment products are valued using quoted prices from active markets gathered by external third-party pricing services. Securities for which market prices are not readily available are valued in accordance with procedures applicable to that investment product. These procedures may utilize unobservable inputs that are not gathered from any active markets and involve considerable judgment. If these valuations prove to be inaccurate, our revenue and earnings from platform assets could be adversely affected.

We rely on our key personnel and principals.

We depend on the efforts of our executive officers, other management team members, employees and principals. Our executive officers, in particular, play an important role in the stability and growth of our business, and our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. The loss of any key personnel could have a material adverse effect on our results of operations, financial condition or business.

Principal, employee or third-party provider misconduct could expose us to significant legal liability and reputational harm.

We are vulnerable to reputational harm because we and our investment adviser clients operate in an industry in which personal relationships, integrity and the confidence of clients are of critical importance. Our management team and employees, as well as the management teams and employees at our investment adviser clients or our third-party service providers, could engage in misconduct that adversely affects our business. For example, if a member of management or an employee were to engage in illegal or suspicious activities, we or our investment adviser clients could be subject to regulatory sanctions and we could suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities), our financial position or financial advisers’ client relationships and ability to attract new clients. In addition, certain of our third-party providers may engage in illegal activities, which could result in disruptions to our platform or solutions, subject us to liability, fines, penalties, regulatory orders or reputational harm or require us to be involved in regulatory investigations. Further, our business and that of our financial adviser clients often require that we deal with confidential information, personal information and other sensitive data. If principals, employees or third-party providers were to improperly use or disclose this information, even if inadvertently, we or our financial adviser clients could be subject to legal or regulatory investigations or action and suffer serious harm to our reputation, financial position and current and future business relationships or those of our financial adviser clients. It is not always possible to deter misconduct, and the precautions we take to detect and prevent this activity may not always be effective. Misconduct by management, employees or third-party providers, or even unsubstantiated allegations of misconduct, could result in an adverse effect on our reputation and our business.

We could face liability related to our storage of personal information about our users.

We store extensive amounts of personal investment and financial information for consumers, including portfolio holdings, on our systems. We could be subject to liability if we were to inappropriately disclose any personal information or if third parties were able to penetrate our network security or otherwise access or misappropriate any personally identifiable information or portfolio holdings. Any such disclosure, security incident or breach could subject us to claims for financial loss, impersonation or other similar fraud claims, claims under data protection laws, claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal portfolio information, or indemnity claims by our clients for fines, penalties or other assessments arising from third-party claims. Further, any real or perceived defects, errors or vulnerabilities in our security systems could harm our reputation or adversely impact or business, financial position and results of operations.

We could face liability for certain information we provide, including information based on data we obtain from other parties.

We may be subject to claims for securities law violations, negligence, breach of fiduciary duties or other claims relating to the information we provide. For example, individuals may take legal action against us if they rely on information we have provided and it contains an error. In addition, we could be subject to claims based upon the content that is accessible from our website through links to other websites. Moreover, we could face liability based on inaccurate information provided to us by others. Defending any such claims could be expensive and time-consuming, and any such claim could materially adversely affect our results of operations, financial condition or business.

We are exposed to data and cyber-security risks that could result in data breaches, service interruptions, harm to our reputation or significant liability.

A failure to safeguard the integrity, confidentiality, availability and authenticity of personal information, client data and our proprietary data from cyber-attacks, unauthorized access, fraudulent activity (e.g., check “kiting” or fraud, wire fraud or other dishonest acts), data breaches and other security incidents that we, our third-party service providers or our clients may experience may lead to modification, destruction, loss of availability or theft of critical and sensitive data pertaining to us or our clients. We have established a strategy designed to protect against threats and vulnerabilities containing preventive and detective controls including, but not limited to, firewalls, intrusion detection systems, computer forensics, vulnerability scanning, server hardening, penetration testing, anti-virus software, data leak prevention, encryption and centralized event correlation monitoring. Such protective measures, as well as additional measures that may be required to comply with rapidly evolving privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations, have and will continue to create uncertainty and cause us to incur substantial expenses.

Despite our efforts to ensure the integrity, confidentiality, availability, and authenticity of our proprietary systems and information, it is possible that we may not be able to anticipate or to implement effective preventive measures against all cyber threats. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, clients and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques involving the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently, we may be unable to anticipate these techniques or implement adequate preventive measures. Improper access to our systems or databases could result in the theft, publication, deletion or modification of confidential end-user information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations.

Security incidents or disruptions of our proprietary systems or those of our service providers could also impact our ability to provide services to our clients, which could expose us to liability for damages which may not be covered by insurance, result in the loss of customer business, damage our reputation, subject us to regulatory scrutiny or expose us to protracted and costly civil litigation. In addition, the failure to timely upgrade or maintain computer systems, software and networks as necessary could also make us or our third-party service providers susceptible to breaches and unauthorized access and misuse. Data security breaches may also result from non-technical means, for example, employee misconduct or human error. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from data and cyber-security risks. Data security breaches, acts of fraud involving our solutions or adverse findings in security audits or examinations could result in reputational damage to us, which could reduce the use and acceptance of our solutions, cause our customers to cease doing business with us or have a significant adverse impact on our revenue and future growth prospects. Furthermore, even if not directed at us specifically, attacks on other financial institutions could disrupt the overall functioning of the financial system or lead to additional regulation and oversight by federal and state agencies, which could impose new and costly compliance obligations.

If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.

Personal privacy, data protection, information security and other regulations are significant issues in the United States. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies. The U.S. federal government and various state governments have adopted or proposed limitations on the collection, distribution, use and storage of personally identifiable information of individuals. We also may find it necessary or desirable to join industry or other self-regulatory bodies or other information security or data protection-related organizations that require compliance with their rules pertaining to information security and data protection. We also may be bound by additional, more stringent contractual obligations relating to our collection, use and disclosure of personal, financial and other data.

The data protection landscape is rapidly evolving, and we expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection, information security and telecommunications services, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which takes effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase our potential liability and adversely affect our business.

Evolving and changing definitions of personal data and personal information, especially relating to the classification of IP addresses, machine identification, location data and other information, may limit or inhibit our ability to operate or expand our business, including limiting the sharing of data. Even the perception of privacy concerns, whether or not valid, may harm our reputation, inhibit adoption of our products by current and future customers, or adversely impact our ability to attract and retain workforce talent. In addition, changes in laws or regulations that adversely affect the use of the Internet, including laws impacting net neutrality, could impact our business. We expect that existing laws, regulations and standards may be interpreted in new manners in the future. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could require us to modify our solutions, restrict our business operations, increase our costs and impair our ability to maintain and grow our adviser base and increase our revenue.

Although we work to comply with applicable laws and regulations, industry standards, contractual obligations and other legal obligations, such laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. In addition, they may conflict with other requirements or legal obligations that apply to our business or the features and services that our adviser clients and their investor clients expect from our products and services. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure by us to comply with applicable laws and regulations, or to comply fully with employee, client and other data privacy and data security requirements pursuant to contract and our stated privacy notice(s), could result in enforcement actions against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (in relation to both existing and prospective clients), any of which could have a material adverse effect on our operations, financial performance and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, standards and obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales and materially and adversely affect our results of operations, financial condition or business.

If third parties infringe upon our intellectual property or if we were to infringe upon the intellectual property of third parties, we may expend significant resources enforcing or defending our rights or suffer competitive injury.

Our success depends in part on our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws, confidentiality, nondisclosure, non-interference and invention assignment agreements and other contractual and technical security measures to establish and protect our proprietary rights. If we fail to successfully enforce, monitor, police or defend our intellectual property rights, or if we were to infringe on the intellectual property rights of others, our competitive position, operations, financial condition or business could suffer.

We license certain trademark and web domain rights from third parties and may be subject to claims of infringement if such parties do not possess the necessary intellectual property rights. In addition, we may face additional risk of infringement or misappropriation claims if we hire an employee who possesses third-party proprietary information who decides to use such information in connection with our investment solutions, services or business processes without such third party’s authorization. Furthermore, third parties may in the future assert intellectual property infringement claims against our customers, which, in certain circumstances, we have agreed to indemnify.

In some instances, litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that we have infringed their intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, could result in substantial costs to us and divert the attention of our management, which could harm our results of operations, financial condition or business. In addition, any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property and proprietary rights, subject us to significant liabilities or require us to seek licenses on unfavorable terms or make changes to the investment services and solutions we offer, any of which could harm our results of operations, financial condition or business.

Confidentiality agreements with employees, consultants and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We have devoted substantial resources to the development of our proprietary technologies, investment solutions and services. To protect our proprietary rights, we enter into confidentiality, nondisclosure, non-interference and invention assignment agreements with our employees, consultants and independent contractors. These agreements may not effectively prevent unauthorized disclosure of confidential information or unauthorized parties from copying aspects of our technologies, investment solutions or products or obtaining and using information that we regard as proprietary. Moreover, these agreements may not provide an adequate remedy in the event of such unauthorized disclosures of confidential information and we cannot assure you that our rights under such agreements will be enforceable. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could reduce any competitive advantage we have developed and cause us to lose customers or otherwise harm our business.

The use of “open source code” in investment solutions may expose us to additional risks and harm our intellectual property rights.

We rely on open source code to some extent to develop our investment solutions and support our internal systems and infrastructure. While we monitor our use of open source code to attempt to avoid subjecting our investment solutions to conditions we do not intend, such use could occur. Additionally, if a third-party software provider has incorporated certain types of open source code into software we license from such third party for our investment solutions, we could, under certain circumstances, be required to disclose the source code for our investment solutions. This could harm our intellectual property position and have a material adverse effect on our results of operations, financial condition or business.

We may become subject to liability based on the use of our investment solutions and services by our clients.

Our investment solutions and services support the investment processes of our clients, which, in the aggregate, manage billions of dollars of assets. Our client agreements have provisions designed to limit our exposure to potential liability claims brought by our adviser clients, their clients or other third parties based on the use of our investment solutions and services. However, these provisions have certain exceptions and could be invalidated by unfavorable judicial decisions or by federal, state, foreign or local laws. Use of our products as part of the investment process creates the risk that clients, or the parties whose assets are managed by our clients, may pursue claims against us for significant dollar amounts. Any such claim, even if the outcome were to be ultimately favorable to us, would involve a significant commitment of our management, personnel, financial and other resources and could have a negative impact on our reputation. Such claims and lawsuits could therefore have a material adverse effect on our results of operations, financial condition or business.

Furthermore, our clients may use our investment solutions and services together with software, data or products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our investment solutions and services do not cause these problems, the existence of these errors might cause us to incur significant costs and divert the attention of our management and technical personnel, any of which could materially adversely affect our results of operations, financial condition or business.

Lack of liquidity or access to capital could impair our business and financial condition.

We expend significant resources investing in our business, particularly with respect to our technology and service platforms. In addition, we must maintain certain levels of required capital. As a result, reduced levels of liquidity could have a significant negative effect on us. Some potential conditions that could negatively affect our liquidity include diminished access to debt or capital markets, unforeseen or increased cash or capital requirements, adverse legal settlements or judgments or illiquid or volatile markets.

The capital and credit markets continue to experience varying degrees of volatility and disruption. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for businesses similar to ours. Such market conditions may limit our ability to satisfy statutory capital requirements, generate fee and other market-related revenue to meet liquidity needs and access the capital necessary to grow our business. As such, we may be forced to delay raising capital, issue different types of capital than we would otherwise, less effectively deploy such capital or bear an unattractive cost of capital, which could decrease our profitability and significantly reduce our financial flexibility.

In the event that our current resources are insufficient to satisfy our needs, we may need to rely on financing sources such as bank debt. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity and the possibility that our stockholders, advisers or lenders could develop a negative perception of our long- or short-term financial prospects if the level of our business activity decreases due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities or rating organizations take negative actions against us.

We may not be able to generate sufficient cash to service our indebtedness and may be forced to take other actions to satisfy our obligations under our Credit Facility, which may not be successful.

As of March 31, 2019, we had total indebtedness of $249.4 million. Our ability to make scheduled payments on or to refinance our indebtedness depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay acquisitions and capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Credit Facility (as defined in the section titled “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources”) currently restricts our ability to dispose of assets and our use of the proceeds from such disposition. We may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. Any of these circumstances could adversely affect our results of operations, financial condition or business.

Restrictions in our existing and future debt agreements could limit our growth and our ability to engage in certain activities.

Our Credit Facility contains a number of covenants that impose operating and financial restrictions on us, including restrictions on our ability to incur additional indebtedness, create liens, make acquisitions, dispose of assets and make restricted payments, among others. In addition, our Credit Facility may require us to maintain certain financial ratios. These restrictions may also limit our ability to obtain future financings, to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of acquisitions or other business opportunities that arise because of the limitations that the restrictive covenants under our Credit Facility impose on us. A breach of any covenant in our Credit

Facility would result in a default under the applicable agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the indebtedness outstanding under the Credit Facility and our inability to borrow under the Revolver (as defined in the section titled "Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources"). The accelerated indebtedness would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow on short notice sufficient funds to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to us.

We may make future acquisitions which may be difficult to integrate, divert management resources, result in unanticipated costs or dilute our stockholders.

We may choose to grow our business in part through acquisitions, which could pose a number of risks to our operations. We may not be able to complete acquisitions or integrate the operations, products, technologies or personnel gained through any such acquisition, such as our recent acquisition of Global Financial Private Capital, without a material adverse effect on our results of operations, financial condition or business. Assimilating the acquired businesses may divert significant management attention and financial resources from our other operations and could disrupt our ongoing business. We may have difficulty integrating the acquired operations, products, technologies or personnel, and may incur substantial unanticipated integration costs. Financing an acquisition could result in dilution from issuing equity securities or a weaker balance sheet from using cash or incurring debt, and we may fail to realize the potential cost savings or other financial benefits of the acquisition. In addition, acquisitions, including our recent acquisition of Global Financial Private Capital, may result in the loss of key employees or customers, particularly those of the acquired operations. Acquisitions, including our recent acquisition of Global Financial Private Capital, could further adversely affect our existing business relationships with third parties and/or cause us to incur regulatory, legal or other liabilities from the acquired businesses, including claims for infringement of intellectual property rights, for which we may not be indemnified in full or at all.

Our insurance coverage may be inadequate or expensive.

We maintain voluntary and required insurance coverage, including, among others, general liability, property, director and officer, errors and omissions, network cyber-security and privacy, employee practices liability, fidelity bond and fiduciary liability insurance and insurance required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Recently in the insurance industry, premiums and deductible costs associated with certain insurance coverage have increased, and the number of insurers has decreased. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages. Our business may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, insurance claims may harm our reputation or divert management resources away from operating our business.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.

We have adopted policies and procedures to identify, monitor and manage our operational risk. These policies and procedures, however, may not be fully effective. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, clients or other matters that are otherwise accessible by us. If our policies and procedures are not fully effective or we are not successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that could have a material adverse effect on our business, results of operations or financial condition.

Risks related to our controlling stockholder’s ultimate parent being a PRC company with stock listed in Hong Kong and Shanghai.

Our controlling stockholder is subject to supervision by regulatory authorities in the PRC and must comply with certain PRC laws and regulations that may influence our controlling stockholder’s decisions relating to our business.

As a Delaware corporation with revenue and operations exclusively within the United States, we are not subject to regulation by foreign authorities. However, because our controlling stockholder is an enterprise incorporated under the laws of the People’s Republic of China (“PRC”), our controlling stockholder is subject to and must comply with PRC laws and regulations promulgated by PRC governmental authorities. Such regulations may influence the decisions of our controlling stockholder, as well as those of its director appointees serving on our board of directors, regarding our business and operations. Certain of these regulations require our controlling stockholder to approve specific corporate actions taken by us, including any amendment to our certificate of incorporation; certain mergers, acquisitions, asset sales and divestments that we may seek to undertake; and certain related-party transactions in which we are involved. In addition, certain PRC regulations require our controlling stockholder to file with or obtain approval from various PRC regulators before approving certain of our corporate actions, including:

•

obtaining approval from or filing with the China National Development and Reform Commission (the “NDRC”), for certain debt issuances by us, or certain investments we seek to make involving a sensitive industry, country or region, as defined by the NDRC; and

•	filing with the China Securities Regulatory Commission (the “CSRC”), and registering with the State Administration of Foreign Exchange, to provide us with financing or to guarantee our obligations.

In addition, PRC regulations require our controlling stockholder to ensure that our business focuses on securities, futures, asset management, broker-dealer services, financial information services, financial information technology system services, back-office support services for specific financial businesses or products or other financial-related businesses. A failure by our controlling stockholder to comply with these or other existing or future PRC laws or regulations could result in the imposition of administrative or financial sanctions against our controlling stockholder by PRC authorities. These laws and regulations could cause our controlling stockholder and its director appointees serving on our board of directors to act in a manner that may not be perceived to be in the best interests of our other stockholders. Likewise, any failure by our controlling stockholder to obtain certain approvals, make requisite filings or otherwise comply with PRC laws and regulations could materially limit our ability to raise debt financing or make certain investments, any of which could have a material adverse effect on our financial condition or business.

Our controlling stockholder is required by the stock exchanges on which its shares are listed to disclose and obtain approval from its board of directors or shareholders for certain corporate actions that we undertake.

HTSC is listed on The Shanghai Stock Exchange and The Stock Exchange of Hong Kong Limited, and is therefore subject to the Rules Governing the Listing of Stocks on The Shanghai Stock Exchange (the “SSE Listing Rules”), and the Rules Governing the Listing of Securities on The Hong Kong Stock Exchange (the “HKEX Listing Rules”). Under the SSE Listing Rules and the HKEX Listing Rules, HTSC must obtain approval from its board of directors or shareholders for certain major transactions in which we, as a subsidiary of HTSC, engage, including the purchase or sale of assets, mergers and acquisitions, lending, leasing of assets, donation or acceptance of assets, debt restructuring, license agreements, research and development joint ventures, and related-party transactions, the value of which exceeds certain financial thresholds established by the applicable listing rules. In addition, the HKEX Listing Rules require our controlling stockholder to obtain shareholder approval for (i) any issuance of shares by us that results in a reduction of HTSC’s equity interest in us in excess of a specified dilution threshold, (ii) the implementation of a share option scheme involving the issuance of new shares by us and (iii) any issuance of debt by us outside the ordinary course of our business.

There can be no assurance that HTSC will obtain the requisite approvals if we desired to enter into any of the above transactions, and a failure to do so would restrict our ability to engage in such transactions. Furthermore, PRC regulators including the CSRC, The Shanghai Stock Exchange or The Hong Kong Stock Exchange could impose additional restrictions or approval requirements that could impact our ability to undertake certain corporate actions. We cannot guarantee that our controlling stockholder will be able to successfully or timely obtain any of the approvals needed to permit us to undertake any of the corporate actions described above, and the failure to do so may have a material adverse effect on our results of operations, financial condition or business.

The Committee on Foreign Investment in the United States (“CFIUS”) may modify, delay or prevent our future acquisition or investment activities.

For so long as HTSC retains a material ownership interest in us, we will be deemed a “foreign person” under the regulations relating to CFIUS. As such, acquisitions of or investments in U.S. businesses or foreign businesses with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review, the scope of which was recently expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments (including certain investments in entities that hold or process personal information about U.S. nationals), certain acquisitions of real estate even with no underlying U.S. business, transactions the structure of which is designed or intended to evade or circumvent CFIUS jurisdiction and any transaction resulting in a “change in the rights” of a foreign person in a U.S. business if that change could result in either control of the business or a covered non-controlling investment. FIRRMA also subjects certain categories of investments to mandatory filings. If a particular proposed acquisition or investment in a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay an acquisition or investment by us, impose conditions with respect to such acquisition or investment or order us to divest all or a portion of a U.S. business that we acquired without first obtaining CFIUS approval, which may limit the attractiveness of or prevent us from pursuing certain acquisitions or investments that we believe would otherwise be beneficial to us and our stockholders. In addition, among other things, FIRRMA authorizes CFIUS to prescribe regulations defining “foreign person” differently in different contexts, which could result in less favorable treatment for investments and acquisitions by companies from countries of “special concern.” If such future regulations impose additional burdens on acquisition and investment activities involving PRC and PRC-controlled entities, our ability to consummate transactions falling within CFIUS’s jurisdiction that might otherwise be beneficial to us and our stockholders may be hindered.

Risks related to regulation and litigation

We are subject to extensive government regulation in the United States, and our failure or inability to comply with these regulations or regulatory action against us could adversely affect our results of operations, financial condition or business.

The financial services industry is among the most extensively regulated industries in the United States. We operate investment advisory, broker-dealer, mutual fund and custodial businesses, each of which is subject to a specific and extensive regulatory scheme. In addition, we are subject to numerous state and Federal laws and regulations of general application. It is very difficult to predict the future impact of the legislative and regulatory requirements affecting our business and our clients’ businesses.

Certain of our subsidiaries are registered as “investment advisers” with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (as amended, the “Advisers Act”) and are regulated thereunder. In addition, many of our investment advisory services are conducted pursuant to the nonexclusive safe harbor from the definition of an “investment company” provided under Rule 3a-4 under the Investment Company Act of 1940 (as amended, the “1940 Act”). If Rule 3a-4 were to cease to be available, or if the SEC were to modify the rule or its interpretation of how the rule is applied, our business could be adversely affected. Certain of our registered investment adviser subsidiaries provide advice to mutual fund clients. Mutual funds are registered as “investment companies” under the 1940 Act. The Advisers Act and the 1940 Act, together with related regulations and interpretations of the SEC, impose numerous obligations and restrictions on investment advisers and mutual funds, including requirements relating to the safekeeping of client funds and securities, limitations on advertising, disclosure and reporting obligations, prohibitions on fraudulent activities, restrictions on transactions between an adviser and its clients, and between a mutual fund and its advisers and affiliates, and other detailed operating requirements, as well as general fiduciary obligations.

Our subsidiary AssetMark, Inc. is a commodity pool operator registered with the Commodity Futures Trading Commission (“CFTC”), and is a member of the National Futures Association (the “NFA”). As such, it is subject to regulatory requirements under the Commodity Exchange Act (the “CEA”), CFTC regulations and NFA by-laws and regulations. These include disclosure and reporting requirements, restrictions on advertising, registration and licensing of certain personnel and conduct and anti-fraud requirements, among others.

In addition, AssetMark Brokerage, LLC, our limited purpose broker-dealer subsidiary, is subject to regulatory restrictions and requirements imposed by applicable statutes, regulations and policies in the jurisdictions in which we operate. U.S. government agencies and self-regulatory organizations, including U.S. state securities commissions, are empowered to enforce the regulatory restrictions and requirements applicable to us and conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer from registration or membership. AssetMark Brokerage, LLC is registered with the SEC and with all 53 U.S.

states and jurisdictions as a limited purpose broker-dealer providing mutual fund distribution and underwriting, and is a member of FINRA, a securities industry self-regulatory organization that supervises and regulates the conduct and activities of its members. As a registered broker-dealer, AssetMark Brokerage, LLC is subject to periodic examinations and investigations by FINRA. Further, broker-dealers are subject to regulations which cover all applicable aspects of their business, which may include sales practices, anti-money laundering, handling of material non-public information, safeguarding data, recordkeeping, reporting and the conduct and qualifications of directors, officers, employees, representatives and other associated persons.

Further, AssetMark Brokerage, LLC, along with our mutual fund businesses, are subject to the Bank Secrecy Act (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and the implementing regulations thereunder, which require financial institutions, including broker-dealers, to establish anti-money laundering compliance programs, file suspicious activity and other reports with the U.S. government and maintain certain records. Broker-dealers and mutual funds must also implement related customer identification procedures and beneficial ownership identification procedures.

Additionally, ATC, our wholly owned trust company subsidiary licensed with and regulated by the Arizona Department of Financial Institutions (“ADFI”), is one of several custodians on our platform that offers integrated custodial, brokerage and related services to clients of our adviser clients.

All of the foregoing laws and regulations are complex and we are required to expend significant resources to monitor and maintain our compliance with such laws and regulations. Any failure on our part to comply with these and other applicable laws and regulations could result in regulatory fines, suspensions of personnel or other sanctions, including revocation of our registration or that of our subsidiaries as an investment adviser, broker-dealer, commodity pool operator or trust company, as the case may be, which could, among other things, require changes to our business practices and scope of operations or harm our reputation, which, in turn could have a material adverse effect on our results of operations, financial condition or business.

Changes to the laws or regulations applicable to us or to our financial adviser clients could adversely affect our results of operations, financial condition or business.

We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC or other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets around the world. In addition, we may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. For example, on June 5, 2019, the SEC voted to adopt a package of rulemakings and interpretations that (i) require broker-dealers to act in the “best interest” of retail customers when making a recommendation, without placing the financial or other interests of the broker-dealer ahead of the interest of the retail customer, (ii) require the delivery to retail investors of a short-form disclosure document (form CRS) describing the firm’s relationship with and duties to the customer, (iii) clarify the scope of the “solely incidental” exception to Advisers Act registration by brokers when providing investment advice and (iv) clarify the SEC’s views on the fiduciary duty that investment advisers owe to their clients. Any legislative or regulatory actions and any required changes to our business operations resulting from such legislation and regulations, as well as any deficiencies in our compliance with such legislation and regulation, could result in significant loss of revenue, limit our ability to pursue business opportunities in which we might otherwise consider engaging or otherwise adversely affect our businesses.

It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any current proposals will become law, and it is difficult to predict how any changes or potential changes could affect our business. Changes to laws or regulations could increase our potential liability in connection with the investment solutions and services that we provide. The introduction of any new laws or regulations could make our ability to comply with applicable laws and regulations more difficult and expensive. Any of the foregoing could have a material adverse effect on our results of operations, financial condition or business.

In 2017 we identified material weaknesses in our internal controls over financial reporting. If we experience material weaknesses or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the audit of our consolidated financial statements, we identified material weaknesses in our internal controls over financial reporting and were required to restate our financial statements for the year ended December 31, 2017. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses related to our procedures and controls for the review and approval of journal entries, recognition of valuation allowance for deferred tax assets and the accounting treatment of performance-vesting share-based employee compensation. We implemented measures designed to improve our internal controls over financial reporting to remediate these material weaknesses, including the engagement of technical accounting consulting resources, the hiring of additional finance department employees and the implementation of more formal policies and procedures related to critical accounting policies. No material weaknesses were identified in the year ended December 31, 2018.

We cannot assure you that the measures we have taken will be sufficient to avoid potential future material weaknesses. Accordingly, there could continue to be a possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

If we fail to identify or remediate any future material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the NYSE, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

Failure to comply with ERISA and Internal Revenue Code regulations could result in penalties against us.

We are subject to ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and to regulations promulgated thereunder, insofar as we act as a “fiduciary” under ERISA with respect to certain benefit plan clients or otherwise deal with benefit plan clients. ERISA and applicable provisions of the Internal Revenue Code impose duties on persons who are fiduciaries under ERISA, prohibit specified transactions involving ERISA plan clients (including, without limitation, employee benefit plans (as defined in Section 3(3) of ERISA), individual retirement accounts and Keogh plans) and impose monetary penalties for violations of these prohibitions. Our failure to comply with these requirements could result in significant penalties against us that could have a material adverse effect on our business (or, at worst, severely limit the extent to which we could act as a fiduciary for any plans under ERISA).

We are subject to litigation and regulatory examinations and investigations.

The financial services industry faces substantial regulatory risks and litigation. Like many firms operating within the financial services industry, we are experiencing a difficult regulatory environment across our markets. Our current scale and reach as a provider to the financial services industry, the increased regulatory oversight of the financial services industry generally, new laws and regulations affecting the financial services industry and ever-changing regulatory interpretations of existing laws and regulations have made this an increasingly challenging and costly regulatory environment in which to operate. These examinations or investigations, including any enforcement action brought by the SEC against us relating to any failure to comply with our settlement agreement dated August 25, 2016 (relating to allegations of misleading performance advertisements created by F-Squared Investments, Inc., one of our former investment strategists) could result in the identification of matters that may require remediation activities or enforcement proceedings by the regulator. The direct and indirect costs of responding to these examinations, or of defending ourselves in any litigation could be significant. Additionally, actions brought against us may result in settlements, awards, injunctions, fines and penalties. The outcome of litigation or regulatory action is inherently difficult to predict and could have an adverse effect on our ability to offer some of our products and services.

Failure to properly disclose conflicts of interest could harm our reputation, results of operations or business.

We are party to certain compensation arrangements pursuant to which we receive payments based on client assets invested in certain investment products, including ETFs, proprietary mutual funds and third-party mutual funds. In certain circumstances, such arrangements allow us to receive payments from multiple parties based on the same client asset. Further, we operate as an investment adviser; our status as a registered investment adviser subjects us to a legal obligation to operate under the fiduciary standard. The SEC and other regulators have increased their scrutiny of potential conflicts of interest, and we have implemented policies and procedures to mitigate such conflicts of interest. However, if we fail to fully disclose conflicts of interest or if our policies and procedures are not effective, we could face reputational damage, litigation or regulatory proceedings or penalties, any of which may adversely affect our reputation, results of operations or business.

In the event of a change of control of our company, we may be required to obtain FINRA approval and the consent of our advisory clients to the change of control, and any failure to obtain these consents could adversely affect our results of operations, financial condition or business.

As required by the Advisers Act, the investment advisory agreements entered into by our investment adviser subsidiaries provide that an “assignment” of the agreement may not be made without the client’s consent. Under the 1940 Act, advisory agreements with registered funds provide that they terminate automatically upon “assignment” and the board of directors and the shareholders of the registered funds must approve a new agreement for advisory services to continue. Under both the Advisers Act and the 1940 Act, a change of ownership may constitute such an “assignment” if it is a change of control. For example, under certain circumstances, an assignment may be deemed to occur if a controlling block of voting securities is transferred, if any party acquires control, or, in certain circumstances, if a controlling party gives up control. Under the 1940 Act, a 25% voting interest is presumed to constitute control. Upon the completion of this offering, HTSC, through its indirect subsidiary HIIHL, will hold a 72.9% voting interest in us, or 70.3% if the underwriters exercise their option to purchase additional shares in full. While we have concluded that this offering does not constitute such an assignment or a change of control, an assignment or a change of control could be deemed to occur in the future if we, or one of our investment adviser subsidiaries, were to gain or lose a controlling person, or in other situations that may depend significantly on facts and circumstances. In any such case we would seek to obtain the consent of our advisory clients, including any funds, to the assignment. To the extent of any failure to obtain these consents, our results of operations, financial condition or business could be adversely affected.

Further, our U.S. broker-dealer subsidiary, AssetMark Brokerage, LLC, is a member of FINRA and subject to FINRA rules, which could impede or delay a change of control. FINRA’s NASD Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a single person or entity acquiring or controlling, directly or indirectly, 25% or more of a FINRA member firm’s or its parent company’s equity.

Risks related to our common stock and this offering

Control by our principal stockholder could adversely affect our other stockholders.

HTSC, through its indirect subsidiary HIIHL, owns a majority of the units of AssetMark Holdings LLC and will, following completion of the transactions described in the section titled “Prospectus summary—Restructuring,” own a majority of our capital stock, on a fully diluted basis. Upon the completion of this offering, HTSC will own approximately 72.9% of our outstanding shares of common stock, or 70.3% if the underwriters exercise their option to purchase additional shares in full, and will continue to control our management and affairs, including determining the outcome of matters requiring stockholder approval. So long as HTSC continues to own a significant amount of the outstanding shares of our common stock, even if such amount is less than a majority, HTSC will continue to be able to strongly influence or effectively control our decisions, including matters requiring approval by our stockholders (including the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Further, HTSC and its affiliates engage in a broad spectrum of activities, including investments in the financial services industry in particular. In the ordinary course of their businesses, HTSC and its affiliates may engage in activities where their interests conflict with our interests or those of our stockholders. In addition, HTSC or an affiliate may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Further, although we will become a stand-alone public company following this offering, a subsidiary of HTSC will remain our majority stockholder and may from time to time make strategic decisions that may be different from the decisions that we would have made on our own. HTSC’s decisions with respect to us or our business may be resolved in ways that favor HTSC and therefore HTSC’s own stockholders, which may not coincide with the interests of our stockholders. After the completion of this offering, our audit committee will review and approve all proposed related party transactions, including any transactions between us and HTSC. However, we may not be able to resolve certain conflicts of interest, or the resolution may be less favorable to us and our stockholders.

We expect that our stock price will fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products and services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales of large blocks of our stock by our controlling stockholder or the perception that our controlling stockholder will sell our stock;

•	additions or departures of key personnel;

•	regulatory developments;

•	litigation and governmental investigations; and

•	economic, political and geopolitical conditions or events.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

An active market for our common stock may not develop, which may inhibit the ability of our stockholders to sell common stock following this offering.

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE for our common stock or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price of shares of our common stock was determined by negotiation between us and the underwriters and may not be indicative of prices that will prevail following the completion of this offering. The market price of shares of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

New investors in our common stock will experience immediate and substantial dilution after this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after this offering. Based on our pro forma net tangible book value as of March 31, 2019 (which assumes completion of the transactions described in the section titled “Prospectus summary—Restructuring”), if you purchase our common stock in this offering you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $23.49 per share. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Upon the completion of this offering, we will have 72,400,000 shares of common stock outstanding, including the shares sold in this offering, after giving effect to the transactions described in the section titled “Prospectus summary—Restructuring.” Of these shares, the 12,500,000 shares of common stock sold in this offering (including the shares sold through the directed share program described in the section titled “Underwriting (conflict of interest)” to participants other than our directors and executive officers and each participant who purchases more than $100,000 of shares), plus any shares sold pursuant to the underwriters’ option to purchase additional shares, will be immediately and freely tradable, without restriction, in the public market, unless they are purchased in this offering by our affiliates, as that term is defined in Rule 144. Our directors, executive officers and additional other equityholders are subject to the lock-up agreements described in the section titled “Underwriting (conflict of interest)” and the Rule 144 holding period requirements described in the section titled “Shares eligible for future sale.” After all of these lock-up periods have expired and the holding periods have elapsed, up to 59,900,000 additional shares will be eligible for sale in the public market.

In addition, the holders of 52,748,799 shares of common stock have the right, subject to certain exceptions and conditions, to require us to register their shares of common stock under the Securities Act, and they will have the right to participate in future registrations of securities by us. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. Further, we intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2019 Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing, and shares registered under such registration statements will be available for sale in the open market. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse or upon registration of our common stock on Form S-8. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

The foregoing share counts assume no exercise by the underwriters of their option to purchase additional shares and exclude shares underlying stock options and RSUs that we intend to grant immediately following the pricing of this offering as set forth elsewhere in this prospectus.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or describe us or our business in a negative manner, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, if we fail to meet the expectations and forecasts for our business provided by securities analysts, our stock price could decline.

Management may apply our net proceeds from this offering to uses that do not increase our market value or improve our operating results.

We intend to use the net proceeds to us from this offering for the purposes described in the section titled “Use of proceeds.” The timing and amount of our use of the proceeds to us from this offering will be based on many factors, including the amount of our cash flows from operations and the anticipated growth of our business. Our management will have considerable discretion in applying our net proceeds and you will not have the opportunity, as part of your investment decision, to assess whether we are using our net proceeds appropriately. Until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value. We may use our net proceeds for purposes that do not result in any increase in our results of operations, which could cause the price of our common stock to decline.

We are a “controlled company” within the meaning of the NYSE listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the completion of this offering, HTSC, through its indirect subsidiary HIIHL, will continue to control a majority of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the NYSE listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NYSE, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following this offering, we intend to rely on some or all of these exemptions. As a result, we will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a negative effect on our results of operations, financial condition or business.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for, among other things:

•	a staggered board and restrictions on the ability of our stockholders to fill a vacancy on the board of directors;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	advance notice requirements for stockholder proposals;

•	certain limitations on convening special stockholder meetings; and

•

the amendment of certain provisions of our certificate of incorporation and bylaws only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of our stock entitled to vote thereon, voting together as a single class.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions than you desire.

Delaware law may delay or prevent a change in control, and may discourage bids for our common stock at a premium over its market price.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions prohibit large stockholders, in particular a stockholder owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless this stockholder receives board approval for the transaction or 66 2/3% of the shares of voting stock not owned by the stockholder approve the merger or transaction. These provisions of Delaware law may have the effect of delaying, deferring or preventing a change in control, and may discourage bids for our common stock at a premium over its market price.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States as the sole and exclusive forums for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or trustees to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentences.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. If any court of competent jurisdiction were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations or financial condition. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

We have no direct operations and derive all of our cash flow from our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments or distributions to meet any existing or future debt service and other obligations. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us. In addition, SEC and FINRA regulations may under certain circumstances restrict the payment of dividends by a registered broker-dealer. Compliance with this regulation may impede our ability to receive dividends from AssetMark Brokerage, LLC.

Special note regarding forward-looking statements

We have made statements under “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance and financial results, our anticipated growth strategies and anticipated trends in our business and our expectations regarding our industry outlook, market position, liquidity and capital resources, acquisition targets, addressable market, investments in new products, services and capabilities, ability to close and execute on strategic transactions and ability to comply with existing, modified and new laws and regulations applying to our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in section titled “Risk factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

In addition, “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.

Industry and market data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our solutions. This information involves a number of assumptions and limitations and is inherently imprecise, and you are cautioned not to give undue weight to these estimates. In addition, the industry in which we operate, as well as the projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate, are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk factors” and elsewhere in this prospectus, that could cause results to differ materially from those expressed in these publications and reports. We believe that these external sources and estimates are reliable, but have not independently verified them.

Some of the information contained in this prospectus is based on information from various sources, including independent industry publications by Cerulli Associates, Inc. and Fidelity Investments Inc., data compiled by a third party or other publicly available information. The sources of these publications, data and information include:

•	Cerulli Associates: The Cerulli Edge—U.S. Managed Accounts 2015 and 2018
•	Cerulli Associates: The Cerulli Report—Advisor Metrics 2017
•	Cerulli Associates: U.S. Intermediary Distribution 2018
•	Cerulli Associates: U.S. Managed Accounts 2018
•	Cerulli Associates: U.S. Retail Investor Products and Platforms 2018
•	Cerulli Associates: U.S. Retirement Markets 2017
•	Cerulli Associates Lodestar U.S. Retail Investor Database
•	Cerulli Associates Lodestar U.S. Intermediary Distribution Database
•	Fidelity Investments Inc.: 2017 Financial Advisor Community Digital Advisor Adoption Study Update
•	InvestmentNews: 2017 Adviser Technology Study
•	PriceMetrix: The State of Retail Wealth Management 2016, 2017 and 2018
•	WealthAdvisor: 2018 America’s Best TAMPS

The content of the foregoing sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $124.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering, together with cash on hand, to repay approximately $125 million of our Term Loan. As of March 31, 2019, we had $249.4 million of debt outstanding under our Term Loan. The Term Loan matures in November 2025 and bears interest at a variable rate, initially LIBOR plus a margin of 3.50% or the Alternate Base Rate, as specified in the Term Loan, plus a margin of 2.50%. The Term Loan was incurred in November 2018, and we used the proceeds from the Term Loan to make a one-time distribution to AssetMark Holdings LLC, as described in the section titled “Dividend policy,” and for working capital purposes.

Pending their application, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade investments, certificates of deposit or guaranteed obligations of the U.S. government.

We will not receive any proceeds from the sale of common stock by the selling stockholder.

Dividend policy

In the fourth quarter of 2018, we made a one-time cash distribution to AssetMark Holdings LLC, in the amount of $234 million, consisting of a $76 million dividend payment and a $158 million return of capital. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determinations relating to our dividends and earning retention policies will be made at the discretion of our board of directors, who will review such policies from time to time in light of our earnings, cash flow generation, financial position, results of operations, the terms of our indebtedness and other contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. The terms of our debt agreements limit our ability to pay dividends on our common stock.

Capitalization

The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2019:

•	on an actual basis, giving effect to the filing of our amended and restated certificate of incorporation on July 5, 2019, including the 661,500-for-one forward stock split of our common stock;

•	on a pro forma basis to give further effect to the transactions described in the section titled “Prospectus summary—Restructuring;” and

•

on a pro forma as adjusted basis to further reflect the sale by us of 6,250,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us and the application of the net proceeds to us from this offering, together with cash on hand, to repay $125 million of our Term Loan as set forth in the section titled “Use of proceeds.”

This table should be read in conjunction with the sections titled “Use of proceeds” and “Management’s discussion and analysis of financial condition and results of operations,” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	As of March 31, 2019
(in thousands, except share and per share data)	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$102,478	$102,478	$102,041

Long-term debt(1)	$242,358	$242,358	$117,358

Stockholders’ equity:
Preferred stock of AssetMark Financial Holdings, Inc., $0.001 par value per share, 75,000,000 shares authorized and no shares outstanding, actual, pro forma and pro forma as adjusted	—	—	—
Common stock of AssetMark Financial Holdings, Inc., $0.001 par value per share; 675,000,000 shares authorized, 66,150,000 shares outstanding, actual and pro forma; and 675,000,000 shares authorized, 72,400,000 shares outstanding, pro forma as adjusted	66	66	72
Additional paid-in capital	640,322	640,322	764,879
Retained earnings	66,657	66,657	66,657
Accumulated other comprehensive income, net of tax	19	19	19

Total stockholders’ equity	707,064	707,064	831,627

Total capitalization	$949,422	$949,422	$948,985

(1)	Net of unamortized discount and debt issuance costs.

The number of shares of our common stock set forth in the table above is based on 66,150,000 shares of our common stock outstanding as of March 31, 2019, assuming completion of the transactions described in the section titled “Prospectus summary—Restructuring,” and does not include:

•

918,981 shares of common stock issuable upon the exercise of options to be granted immediately following the pricing of this offering with an exercise price equal to the initial public offering price per share, which options will be granted outside of our 2019 Equity Incentive Plan;

•	85,737 shares of common stock subject to RSUs to be granted under our 2019 Equity Incentive Plan immediately following the pricing of this offering; and

•	4,801,954 additional shares of common stock reserved for future issuance under our 2019 Equity Incentive Plan, which became effective upon the pricing of this offering.

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after the closing of this offering.

Our pro forma net tangible book deficit, which assumes completion of the transactions described in the section titled “Prospectus summary—Restructuring,” as of March 31, 2019 was $(232.8) million or $(3.52) per share of common stock. After giving effect to the sale by us of 6,250,000 shares of common stock in this offering and the receipt and application of the net proceeds to us, our pro forma as adjusted net tangible book deficit as of March 31, 2019, assuming completion of the transactions described in the section titled “Prospectus summary—Restructuring,” would have been $(108.2) million or $(1.49) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $2.03 per share and an immediate dilution to new investors of $23.49 per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of common stock sold in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering. The following table illustrates this per share dilution:

Initial public offering price per share		$22.00
Pro forma net tangible book deficit per share as of March 31, 2019	$(3.52)
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	2.03

Pro forma as adjusted net tangible book deficit per share after this offering		$(1.49)

Dilution per share to new investors		$23.49

The following table sets forth, on a pro forma basis, immediately prior to the consummation of this offering, the number of shares of common stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount (in thousands)	Percent

Existing stockholders	66,150,000	91%	$779,388	85%	$11.78
New investors	6,250,000	9	137,500	15	22.00

Total	72,400,000	100%	$916,888	100%

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder in this offering, including pursuant to any exercise of the underwriters’ option to purchase additional shares. Accordingly, there will be no dilutive impact as a result of such sales.

The number of shares of our common stock reflected in the tables above is based on 66,150,000 shares of our common stock outstanding as of March 31, 2019, assuming completion of the transactions described in the section titled “Prospectus summary—Restructuring,” and does not include:

•

918,981 shares of common stock issuable upon the exercise of options to be granted immediately following the pricing of this offering with an exercise price equal to the initial public offering price per share, which options will be granted outside of our 2019 Equity Incentive Plan;

•	85,737 shares of common stock subject to RSUs to be granted under our 2019 Equity Incentive Plan immediately following the pricing of this offering; and

•	4,801,954 additional shares of common stock reserved for future issuance under our 2019 Equity Incentive Plan, which became effective upon the pricing of this offering.

To the extent that additional options or other securities are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Selected consolidated financial data

The following selected consolidated financial data of AssetMark Financial Holdings, Inc. should be read in conjunction with, and are qualified by reference to, “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated statements of income data for the years ended December 31, 2018 and 2017 and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from, and qualified by reference to, the audited consolidated financial statements of AssetMark Financial Holdings, Inc. included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statements of income data for the three months ended March 31, 2019 and 2018 and the consolidated balance sheet data as of March 31, 2019 and 2018 are derived from, and qualified by reference to, the unaudited interim condensed consolidated financial statements of AssetMark Financial Holdings, Inc. included elsewhere in this prospectus and should be read in conjunction with those unaudited interim condensed consolidated financial statements and notes thereto. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments, that are necessary to present fairly the unaudited interim condensed consolidated financial statements. Results for historical periods may not be indicative of results expected for future periods, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

	Year ended December 31,		Three months ended March 31,
(in thousands)	2018	2017	2019	2018

Consolidated statements of income data:
Asset-based revenue	$338,031	$282,966	$83,063	$79,076
Spread-based revenue	20,403	10,430	7,549	3,749
Other income	5,200	2,121	1,702	1,708

Total revenue	363,634	295,517	92,314	84,533
Total expenses	309,071	276,174	86,063	70,870

Income before income taxes	54,563	19,343	6,251	13,663
Provision for (benefit from) income taxes	17,137	(79,635)	3,440	3,872

Net income	$37,426	$98,978	$2,811	$9,791

Other data:
Capital expenditures	$17,414	$15,652	$4,712	$4,214
Net cash provided by operating activities	61,662	45,612	2,769	8,562
Net cash used in investing activities	(17,714)	(15,652)	(5,020)	(4,214)
Net cash provided by financing activities	11,259	—	(625)	—

	As of December 31,		As of March 31,
(in thousands, interim data unaudited)	2018	2017	2019

Consolidated balance sheet data:
Cash and cash equivalents	$105,354	$50,147	$102,478
Working capital(1)	77,521	20,091	86,863
Total assets	1,147,275	1,097,741	1,146,191
Total liabilities	448,264	211,783	439,127
Stockholders’ equity	699,011	885,958	707,064

(1)	Current assets less current liabilities.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review “Special note regarding forward-looking statements” and “Risk factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our fiscal year ends on December 31 each year.

Overview

AssetMark is a leading provider of extensive wealth management and technology solutions that power independent financial advisers and their clients. Our platform enables advisers to outsource high-cost and specialty services that would otherwise require significant investments of time and money—helping to level the playing field for independent financial advisers of all sizes. We provide an end-to-end experience, spanning nearly all elements of an adviser’s engagement with his or her client—from initial conversations to ongoing financial planning discussions, including performance reporting and billing. In addition, our platform provides tools and capabilities for advisers to better manage their day-to-day business activities, giving them more time for meaningful conversations with investors.

We believe that independent financial advisers who have a deep understanding of their communities and put the needs of investors first provide the best path for investors to achieve their long-term financial goals. We empower these adviser-entrepreneurs to start, run and grow independent advisory businesses. The compelling value of our tools for advisers and their clients has facilitated our rapid growth. From December 31, 2014 to March 31, 2019, our platform assets grew from $25 billion to $50 billion, representing a compounded annual growth rate of 17%.

Our experienced and committed executive team has provided stable leadership and a continued focus on growth. Further, our history of platform innovation and strategic acquisitions has resulted in strong growth of our platform assets. Highlights in our history including the following:

Fully integrated technology platform

•	2018: Launched AssetMark WealthBuilder, a goals-based digital advice solution

•	2018: Launched investor portal, a modern client engagement experience

•	2017: Launched Smarter Account Setup, a streamlined account opening process

•	2016: Launched AssetMark PortfolioEngine, a state-of-the-art portfolio analytics tool

Personalized and scalable adviser service

•	2018: Launched segmented business consulting offering, to scale and expand our business consulting services

•	2017: Launched ensemble team, a team sales and service approach designed to provide advisers with tools and resources to grow their businesses

•	2016: Launched Platinum Service Desk, a concierge service model for our top advisers

•	2015: Launched new sales model, including a team designed to target new advisers and expand share of wallet with existing advisers

Curated investment platform

•	2016-2018: Expanded Custom High-Net-Worth Solutions, a bespoke solution tailored to investor needs, as well as low-cost institutional investment offerings

•	2016: Launched Investing Evolved, our proprietary investment framework

•	2016: Launched Insured Cash Deposit Program, a program to safeguard a portion of assets in an FDIC-insured interest-bearing liquid vehicle

Mergers and acquisitions

•	2019: Acquired Global Financial Private Capital, a provider of a broad suite of integrated wealth management services for institutional and individual investors

•	2015: Acquired Clark Capital’s TAMP assets

•	2014: Acquired Aris, a wealth management firm proving retirement and trust services, to augment retirement offering

Key factors affecting our performance

Expansion of our existing financial adviser base

We are focused on attracting new advisers to our platform with our end-to-end wealth management offering, composed of a fully integrated technology platform, high-touch sales and service support and a curated investment platform. Our extensive offering is built to enhance adviser efficiency so that advisers of all sizes can compete and grow. We also strive to increase our share of wallet, or portion of an adviser’s fee-based business that is invested on our platform, by providing a holistic platform for advisers and surrounding advisers with the tools they need to better serve their clients. Our business will depend in part on our ability to drive higher usage of our platform by financial advisers and their client bases.

Increase of new financial advisers on our platform

Within the wealth management industry, the percentage of assets served by independent financial advisers is forecasted to grow from 42% in 2017 to 48% in 2022, based on our internal estimates and Cerulli data on expected industry growth. We seek to capitalize on this trend and attract new financial advisers to our platform by continuing to invest in our technology platform, sales and service standards and curated investment offering. Our annual cohort of new producing advisers grew 66% from 548 new producing advisers in 2014 to 910 in 2018. Our business will depend in part on our ability to continue to attract new advisers to our platform.

Technology development

We invested $153 million in the development of our technology and our dedicated technology team from January 1, 2015 to March 31, 2019. We intend to continue to invest in our technology platform to address the needs of financial advisers and their investors. Our revenue growth will depend, in part, on our ability to continue to launch new offerings and deliver solutions to financial advisers efficiently. While these investments may delay or reduce our profitability, we believe they will enable us to grow our revenue meaningfully in the long term.

Investments in growth

We have made and expect to continue to make substantial investments across our business, including those related to increasing our total employee base, to support our continued growth. We intend to continue to expand our sales capacity and further improve sales productivity to drive additional revenue and support the growth of our client base. We may incur increased general and administrative expenses to support our growth and operations. Our results of operations will depend in part on our ability to continue to manage such expenses, as well as on the effectiveness of our investments. We expect to continue managing such expenses and investments to support our adjusted EBITDA margin.

Competition

We compete with a broad range of wealth management firms that offer services to independent investment advisers. Our competitive landscape is defined by three primary factors: 1) technology capabilities, 2) consulting and back office servicing and 3) investment solutions. We may compete on these factors based on products, services or fees. While we anticipate that we will see increased competition and experience fee pressure, we believe that our technology platform, along with our personalized service and curated investment solutions, will continue to drive revenue expansion.

Value of platform assets

Our revenue is subject to fluctuations due to changes in general economic conditions, including market conditions and the changing interest rate environment. Most of our revenue is based on the value of assets invested in products on our platform, which is heavily influenced by general economic conditions. Fluctuations in securities prices may affect the value of such assets and may also influence an investor’s decision to select, grow, maintain or reduce an investment. We generate asset-based revenue from fees billed in advance of each quarter, providing visibility into near-term revenue and helping to minimize revenue fluctuations stemming from market volatility. In addition, we realize spread-based revenue, which represents a growing portion of our revenue. Spread-based revenue is subject to change based on interest rate changes and the amount of cash held by investors at our proprietary trust company.

Acquisitions

Our ability to pursue and execute strategic transactions may impact our assets and revenue. From 2014 to 2018, we acquired the platform assets of two firms, which collectively have added $3.5 billion in assets. Subsequently, in April 2019, we closed our acquisition of Global Financial Private Capital following CFIUS clearance and FINRA approval, for a total cash purchase price of $35.9 million. This acquisition added another $3.8 billion in platform assets. We expect to continue to selectively seek acquisitions that will enhance our scale, operating leverage and capabilities to further deepen our offering to advisers and investors.

Key operating metrics

In addition to our GAAP financials, we regularly review the following key metrics to measure performance, identify trends, formulate financial projections, compensate our employees and monitor our business. While we believe that these metrics are useful in evaluating our business, other companies may not use similar metrics or may not calculate similarly titled metrics in a consistent manner.

Key metrics for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018 include the following:

	Year ended December 31,		Three months ended March 31,
	2018	2017	2019	2018

Operational metrics:
Platform assets (at period-end) (millions of dollars)	$44,855	$42,385	$49,695	$43,462
Net flows (millions of dollars)	$5,916	$5,863	$1,409	$1,667
Net flows (% of beginning platform assets)	14.0%	18.2%	3.1%	3.9%
Market impact net of fees (millions of dollars)	$(3,446)	$4,271	$3,431	$(590)
Advisers (at period-end)	7,573	7,183	7,615	7,262
Engaged advisers (at period-end)	1,837	1,743	1,967	1,793
Assets from engaged advisers (at period-end) (millions of dollars)	$38,495	$36,372	$43,277	$37,427
Households (at period-end)	133,947	114,377	137,749	119,491
New producing advisers	910	911	198	211
Production lift from existing advisers (%)	22.1%	27.6%	24.0%	23.9%
Net flows lift from existing advisers (%)	10.8%	14.0%	11.4%	14.3%
ATC client cash (millions of dollars)	$1,612	$1,146	$1,411	$1,170

Financial metrics:
Total revenue (millions of dollars)	$364	$296	$92	$85
Net income margin (%)	10.3%	33.5%	3.0%	11.6%
Capital expenditure (millions of dollars)	$17	$16	$5	$4

Non-GAAP financial metrics:
Organic total revenue growth (%)	23.1%	19.4%	9.2%	27.1%
Adjusted EBITDA (millions of dollars)	$88.9	$58.9	$22.7	$21.0
Adjusted net income (millions of dollars)	$60.8	$34.3	$12.7	$15.1

Platform assets (at period-end)

We believe that the amount of assets on our platform is an important indicator of the strength and growth of our business, our increased customer footprint and the market acceptance of our platform. We define platform assets as all assets on the AssetMark platform whether these are assets for which we provide advisory services, referred to as regulatory assets under management (“AUM”), or non-advisory assets under administration, assets held in cash accounts or otherwise not managed (“Other Assets”). There is generally no material economic difference to our financial results whether assets are considered AUM or Other Assets. We view our platform assets as reflective of our revenue growth and potential for future growth. We had platform assets of $42,385 million and $44,855 million as of December 31, 2017 and December 31, 2018, respectively and $43,462 million and $49,695 million as of March 31, 2018 and March 31, 2019, respectively. Our regulatory AUM totaled $28,303 million and $29,959 million as of December 31, 2017 and December 31, 2018, respectively, and $28,909 million and $32,719 million as of March 31, 2018 and March 31, 2019, respectively. We intend to continue growing our platform assets with enhancements to our technology, services and investment solutions. We expect the growth in our platform assets will remain a significant indicator of our business momentum and results of operations as existing advisers and new advisers realize the benefits of our platform. Our platform assets in any period may continue to fluctuate as a result of several factors, including our adviser satisfaction with the functionality, features, performance or pricing of our offering, overall fluctuations in the securities markets and other factors, a number of which are beyond our control.

Net flows and market impact net of fees

The changes in our platform assets from period to period are primarily driven by the amount of new assets that are added to existing and new client accounts, which we refer to as production, and the amount of assets that are withdrawn from client accounts, which we refer to as redemptions. We refer to the difference between production and redemptions as net flows. Positive net flows indicate that the amount of assets added to client accounts exceeds the amount of assets that have been terminated or withdrawn from client accounts.

In addition to net flows, the change in the market value of investments held in client accounts between the beginning and end of a period, which we define as market impact, also influences platform assets. For each period, we show the market impact on platform assets net of the fees paid to financial advisers, AssetMark custodians and certain fees embedded in investment vehicles.

The following table provides information regarding the degree to which production, redemptions, net flows and changes in the market value of existing assets contributed to changes in assets on our platform in the periods indicated.

	Year ended December 31,		Three months ended March 31,
(in millions)	2018	2017	2019	2018

Beginning platform assets	$42,385	$32,251	$44,855	$42,385
Production	10,843	10,399	2,838	2,682
Redemptions	(4,927)	(4,536)	(1,429)	(1,015)

Net flows	5,916	5,863	1,409	1,667
Market impact net of fees	(3,446)	4,271	3,431	(590)

Ending platform assets	$44,855	$42,385	$49,695	$43,462

Advisers (at period-end)

Adviser count reflects the total number of advisers who had at least one investor account on our platform at the end of the given period.

Engaged advisers (at period-end)

Engaged advisers are advisers with at least $5 million in platform assets.

Assets from engaged advisers (at period-end)

Assets from engaged advisers are total platform assets attributable to engaged advisers.

Households (at period-end)

We define a “Household” as one or more client accounts that are grouped together based on a relationship identification code as determined by the financial adviser.

New producing advisers

New producing advisers (“NPAs”) for a given period represents the number of advisers that invested their first client assets on our platform in that period.

Production lift from existing advisers

Existing advisers for a given period are defined as those who had invested client assets on our platform as of the beginning of the period. Production lift from existing advisers for a given period is calculated by dividing production attributable to existing advisers for such period by platform assets as of the beginning of the period. This metric represents both the organic growth of these advisers as well as any incremental share of wallet of the adviser’s business that is added to our platform.

Net flows lift from existing advisers

Net flows lift from existing advisers for a given period is calculated by dividing net flows attributable to existing advisers for such period by the platform assets as of the beginning of the period. This metric represents both the organic growth of these advisers as well as any incremental share of wallet of the adviser’s business that joins our platform, less redemptions from the clients of existing advisers.

ATC client cash

In general, all accounts with ATC are required to have cash at a minimum level ranging from of 1.5% to 5% of invested assets. In addition to this minimum amount, strategists and advisers have the discretion to hold additional invested assets in cash. We refer to the aggregate amount of cash held at ATC as ATC client cash. As of December 31, 2018 and March 31, 2019, ATC client cash accounted for 5% and 4%, respectively, of the total assets in custody at ATC. As of December 31, 2018 and March 31, 2019, 86% and 87%, respectively, of the ATC client cash was placed with the ATC-insured cash deposit program and was the primary source of spread-based revenue for our business.

Total revenue

Total revenue includes all revenue that we recognize, including asset-based revenue, spread-based revenue and other revenue.

Net income margin

Net income margin is defined as net income divided by total revenue.

Capital expenditure

Capital expenditure represents the long-term investments that we make on an annual basis. Capital expenditure primarily reflects investments in technology, the development of new products and services and other intangible assets but also includes investments in property and equipment such as technology support and office space.

Non-GAAP financial metrics:

Organic total revenue growth

Organic total revenue growth is the growth rate of our total revenue excluding the impact of any acquisitions during the relevant period as compared to the corresponding period of the prior year.

We believe that organic total revenue growth is a useful measure of the growth and performance of our business, in addition to and not in lieu of total revenue, due to the amount of our revenue growth attributable to acquisitions.

Organic total revenue growth has limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of our results as reported under U.S. GAAP.

Set forth below is a reconciliation from total revenue to organic total revenue growth for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018.

	Year ended December 31,		Three months ended March 31,
(in thousands)	2018	2017	2019	2018
Total revenue growth	$68,117	$47,933	$7,781	$18,013
Less: total revenue growth attributable to acquisitions	—	—	—	—

Organic total revenue growth	$68,117	$47,933	$7,781	$18,013

Organic total revenue growth (%)	23.1%	19.4%	9.2%	27.1%

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization and less interest income), further adjusted to exclude certain non-cash charges and other adjustments set forth below. Adjusted EBITDA is a useful financial metric in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain material non-cash items and other adjustments such as share-based compensation, strategic initiatives and reorganization and integration costs.

We believe that adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations for various reasons, including:

•

non-cash equity grants made to employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; as such, stock-based compensation expense is not a key measure of our operating performance; and

•	costs associated with acquisitions and the resulting integrations, debt refinancing, restructuring, litigation and conversions can vary from period to period and transaction to transaction; as such,

expenses associated with these activities are not considered a key measure of our operating performance.

We use adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of budgets and forecasts;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies;

•	in communications with our board of directors concerning our financial performance; and

•	as a consideration in determining compensation for certain employees.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation to, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, the definition of adjusted EBITDA can differ significantly from company to company and as a result has limitations when comparing similarly titled measures across companies.

Set forth below is a reconciliation from net income to adjusted EBITDA for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018.

	Year ended December 31,		Three months ended March 31,
(in thousands)	2018	2017	2019	2018
Net income	$37,426	$98,978	$2,811	$9,791
Provision for (benefit from) income tax	17,137	(79,635)	3,440	3,872
Interest income	(2,433)	(268)	(892)	(310)
Interest expense	1,920	—	4,024	—
Amortization/depreciation	26,104	22,981	6,896	6,037

EBITDA	80,154	42,056	16,279	19,390

Share-based compensation(1)	6,568	6,920	5,226	1,296
IPO readiness(2)	1,182	—	568	51
Reorganization and integration costs(3)	1,041	3,266	657	270
Strategic initiatives(4)	—	2,026	—	—
Settlement costs related to a non-routine legal dispute(5)	—	2,000	—	—
Acquisition expenses(6)	—	1,339	—	—
Retention bonus related to our 2016 sale to HTSC(7)	—	1,215	—	—
Transition services payment for 2015 acquisition(8)	—	57	—	—

Adjusted EBITDA	$88,945	$58,879	$22,730	$21,007

(1)	“Share-based compensation” represents granted share-based compensation in the form of Class C Common Units (which are incentive units) of AssetMark Holdings LLC, our parent company, to certain of our directors and employees. Although this expense occurred in each measurement period, we have added the expense back in our calculation of adjusted EBITDA because of its non-cash impact.

(2)	“IPO readiness” includes professional fees related to our preparation to become a public company. These expenses primarily include services for financial and human resources systems implementation, executive compensation assessments and other consulting services. Although these expenses occurred in both 2018 and the first quarter of 2019, these expenses are non-recurring as they are limited to our public-company readiness preparation and do not include ongoing public-company compliance costs.

(3)	“Reorganization and integration costs” includes costs related to our functional reorganization within our Operations, Technology and Retirement functions as well as duplicate costs related to the outsourcing of back-office operations functions. While we have incurred such expenses in all periods measured, these expenses serve varied reorganization and integration initiatives, each of which is non-recurring. We do not consider these expenses to be part of our core operations.

(4)	“Strategic initiatives” includes costs related to one-time investments for exploratory work regarding potential business opportunities in 2017. These strategic initiatives were part of the initial strategic review performed by HTSC in late 2016. These costs included research into such areas as RIA expansion, international products, retirement products and cash solutions. Such costs were non-recurring.

(5)	“Settlement costs related to a non-routine legal dispute” are costs related to the settlement of an unusual legal dispute with a technology vendor. We consider the settlement non-recurring.

(6)	“Acquisition expenses” includes legal fees and other professional fees related to a single significant acquisition effort in 2017 that was ultimately unsuccessful. We consider such costs to be non-recurring due to the extent that we invested in that particular effort.

(7)	“Retention bonus related to our 2016 sale to HTSC” includes retention incentives paid to certain of our directors as an incentive to retain their services after HTSC acquired our company in 2016. This expense was a one-time incentive provided by HTSC to such directors.

(8)	“Transition services payment for 2015 acquisition” represents a 2017 expense related to a final payment pursuant to a one-time transition services agreement and is therefore non-recurring.

Adjusted net income

Adjusted net income represents net income before: (a) share-based compensation expense, (b) amortization of acquisition-related intangible assets, (c) acquisition and related integration expenses, (d) restructuring and conversion costs and (e) certain other expenses. Reconciled items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts.

We prepared adjusted net income to eliminate the effects of items that we do not consider indicative of our core operating performance. We have historically not used adjusted net income for internal management reporting and evaluation purposes; however, we believe that adjusted net income, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•

non-cash equity grants made to employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; as such, stock-based compensation expense is not a key measure of our operating performance;

•

costs associated with acquisitions and related integrations, debt refinancing, restructuring and conversions can vary from period to period and transaction to transaction; as such, expenses associated with these activities are not considered a key measure of our operating performance; and

•

amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; as such, the amortization of intangible assets obtained in acquisitions is not considered a key measure of our operating performance.

Adjusted net income does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term adjusted net income is not defined under GAAP, and adjusted net income is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, adjusted net income has limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted net income does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•	Adjusted net income does not reflect changes in, or cash requirements for, working capital needs; and

•	Other companies in the financial services industry may calculate adjusted net income differently than we do, limiting its usefulness as a comparative measure.

Set forth below is a reconciliation from net income to adjusted net income for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018.

	Year ended December 31,		Three months ended March 31,
(in thousands)	2018	2017	2019	2018

Net income	$37,426	$98,978	$2,811	$9,791
Tax adjustments(1)	—	(90,055)	—	—
Acquisition-related amortization	20,432	20,432	5,108	5,108
Expense adjustments(2)	2,221	9,903	1,225	322
Share-based compensation	6,568	6,920	5,226	1,296
Tax effect of adjustments(3)	(5,889)	(11,831)	(1,647)	(1,412)

Adjusted net income	$60,758	$34,347	$12,723	$15,105

(1)	Represents a non-recurring non-cash decrease in our deferred tax liability in connection with the lower federal tax rate attributable to the Tax Cuts and Jobs Act of 2017.

(2)	Consists of the adjustments to EBITDA listed in the adjusted EBITDA reconciliation table above other than share-based compensation.

(3)	Reflects the tax impact of expense adjustments and acquisition-related amortization.

Components of results of operations

Revenue

Asset-based revenue

A majority of our revenue is derived from the fees we charge as a percentage of platform assets. We record this revenue as asset-based revenue. Our asset-based revenue varies based on the types of investment solutions and services that financial advisers utilize for their clients. Asset-based revenue accounted for approximately 95.8% and 93.0% of our total revenue for the years ended December 31, 2017 and 2018, respectively, and approximately 93.5% and 90.0% of our total revenue for the three months ended March 31, 2018 and 2019, respectively. The percentage of our total revenue represented by asset-based revenue declined in the periods under review principally due to increased spread-based revenue from an improved interest rate environment. In future periods, the percentage of our total revenue attributable to asset-based revenue is expected to vary based primarily on changes in platform assets and interest rate returns received from our spread-based revenue. As of December 31, 2018 and March 31, 2019, approximately $44.9 billion and $49.7 billion, respectively, of platform assets subject to asset-based fees were managed or administered utilizing our technology platform by approximately 134,000 and 137,000 Households, respectively.

The level of fees we charge varies based on the nature of the investment solutions and services we provide, as well as the specific investment manager, fund and/or custodian chosen by the financial adviser. A portion of our revenue from AUM or Other Assets includes amounts paid by us to third parties for sub-advisory, strategist, third-party custodian or investment management fees. These expenses are recorded as asset-based expenses.

For the substantial majority of our revenue from platform assets, we bill the end-investor at the beginning of each quarter based on the market value of assets on our technology platform as of the end of the prior quarter. Platform fees are deducted from the client’s account at the beginning of each quarter. For example, using this method, revenue from platform assets recognized during the fourth quarter of 2018 was generally based on the market value of assets as of September 30, 2018.

Spread-based revenue

Our spread-based revenue consists of the interest rate return earned on cash assets custodied through ATC. ATC is one of our wholly owned subsidiaries and one of several custodians offered on our platform. ATC utilizes third-party banks to invest client cash and uses the proceeds from those investments to credit client accounts and earn spread-based revenue for us.

Other income

Other income consists primarily of interest earned on operating cash held by us. Other one-time income items are reported under Other Income, as discussed elsewhere in this section.

Expenses

Asset-based expenses

Asset-based expenses primarily relate to costs incurred directly from the generation of asset-based revenue, including strategist, investment manager and sub-advisory fees, custody fees paid to our third-party custodian partners, payments to our broker-dealer partners and business development allowance payments for our premier advisers.

These expenses are typically calculated based upon a percentage of the market value of assets held in customer accounts measured as of the end of each fiscal quarter.

Spread-based expenses

Our spread-based expenses consist of expenses paid to ATC’s third-party administrator for administering ATC’s insured cash deposit program.

Employee compensation expenses

Employment and compensation expenses include salaries, commissions, non-cash stock-based compensation, profit sharing, benefits and employer-related taxes. We expect that the majority of any increase in employee and compensation expenses in the next 12 months will arise in connection with additional non-cash stock-based compensation and increased headcount to support our growth strategy.

General and operating expenses

General and operating expenses include occupancy expenses and expenses relating to trading, events, communications services, research and data services, website and systems development, marketing, legal services and travel and entertainment. We expect general and operating expenses to increase in absolute dollars in future periods as a result of increased costs associated with being a publicly traded company upon the completion of this offering, including significant increased legal and accounting costs related to compliance with rules and regulations implemented by the SEC and NYSE, as well as additional insurance, investor relations and other costs associated with being a public company.

Professional fee expenses

Professional fee expenses primarily relate to the fees we pay to the third-party administrator of AssetMark Retirement Services, Inc., our wholly owned subsidiary that operates our retirement business, as well as fees associated with the outsourcing of administrative operations functions, audit costs and expenses related to this offering and public-company readiness.

Depreciation and amortization

Amortization expense reflects the amortization of our intangible technology assets and our other assets such as trade names, broker-dealer licenses and ATC regulatory status, from the fair value established at the date of our sale to HTSC in 2016. Depreciation expense reflects the ongoing cost of annual usage of property and equipment.

Interest income and other income (expense) net

We earn interest income on our operating cash and cash equivalents (cash and available-for-sale investments), which may fluctuate over time.

Results of operations

Three months ended March 31, 2019 compared to three months ended March 31, 2018

The following discussion presents an analysis of our results of operations for the three months ended March 31, 2019 and 2018. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where possible and practical, have quantified the impact of such items.

	For the three months ended March 31,
(dollars in thousands)	2019	2018	$ Change	% Change

Revenue
Asset-based revenue	$83,063	$79,076	$3,987	5.0
Spread-based revenue	7,549	3,749	3,800	101.4
Other income	1,702	1,708	(6)	(0.4)

Total revenue	92,314	84,533	7,781	9.2

Expenses
Asset-based expenses	28,102	26,805	1,297	4.8
Spread-based expenses	478	361	117	32.4
Employee compensation	31,885	24,740	7,145	28.9
General and operating expenses	12,292	10,651	1,641	15.4
Professional fees	2,386	2,276	110	4.8
Interest	4,024	—	4,024	*
Depreciation and amortization	6,896	6,037	859	14.2

Total expenses	86,063	70,870	15,193	21.4
Income (loss) before income taxes	6,251	13,663	(7,412)	(54.2)
Provision for (benefit from) income taxes	3,440	3,872	(432)	(11.2)

Net income (loss)	2,811	9,791	(6,980)	(71.3)

Other comprehensive income, net of tax
Unrealized gain (loss) on available for sale investments, net of tax	16	(2)	18	*

Net comprehensive income (loss)	$2,827	$9,789	$(6,962)	(71.1)

*	Not meaningful.

Asset-based revenue

Asset-based revenue increased $4.0 million, or 5.0%, from $79.1 million in the three months ended March 31, 2018 to $83.1 million in the three months ended March 31, 2019. This increase is primarily related to increased platform fees of $2.6 million associated with growth in platform assets and advisory fee revenue of $1.6 million associated with the growth of proprietary mutual funds on the platform. Administrative service fees from ATC also increased by $0.4 million due to growth in mutual fund assets. The increase was offset in part by a $0.7 million decrease in custodial support payments from our third-party custodians related to a 2018 renegotiated contract, which also resulted in us paying lower custody fees.

Spread-based revenue

Spread-based revenue increased $3.8 million, or 101.4%, from $3.7 million in the three months ended March 31, 2018 to $7.5 million in the three months ended March 31, 2019. This increase was primarily due to higher cash balances held at ATC and increased interest rates on cash invested through ATC’s insured cash deposit program.

Other income

Other income decreased $6 thousand, or 0.4%, for the three months ended March 31, 2019 compared to the three months ended March 31, 2018. This decrease primarily related to the recognition of $0.9 million due to us as a result of a legal settlement in 2018, offset in part by an increase in interest income of $0.6 million attributed to higher interest rates and higher cash balances generated from our operating activities and higher termination fees collected at ATC.

Asset-based expenses

Asset-based expenses increased $1.3 million, or 4.8%, from $26.8 million in the three months ended March 31, 2018 to $28.1 million in the three months ended March 31, 2019. This increase, primarily related to increased subadvisor fees of $1.0 million, was driven by growth in our proprietary funds, and $0.9 million related to increased strategist and investment management due to growth in platform assets. We also experienced an increase in asset-based broker-dealer payments of $0.3 million driven by growth in platform assets. These increases were offset in part by lower negotiated custody fees charged by third-party custodians.

Spread-based expenses

Spread-based expenses increased $0.1 million, or 32.4%, from $0.4 million in the three months ended March 31, 2018 to $0.5 million in the three months ended March 31, 2019. This increase was due in part to increased expenses paid to ATC’s third-party administrator for ATC’s insured cash deposit program due to increased interest rates and higher cash balances at ATC.

Employee compensation expenses

Employee compensation expenses increased $7.1 million, or 28.9%, from $24.7 million in the three months ended March 31, 2018 to $31.9 million in the three months ended March 31, 2019. This increase primarily related to an increase in share-based compensation of $3.9 million attributed to the growth in our valuation; an increase of $2.5 million in salaries and related expenses attributable to increased associate headcount required to support our growth; and an increase of $0.6 million related to higher variable compensation related to higher associate headcount. The balance of the increase related to a $0.1 million increase in sales incentive compensation.

General and operating expenses

General and operating expenses increased $1.6 million, or 15.4%, from $10.7 million in the three months ended March 31, 2018 to $12.3 million in the three months ended March 31, 2019. This increase was primarily related to expanded promotional events for our top advisers and increased employee travel expenses of $1.2 million. We also experienced an increase of $0.3 million related to higher IT-related subscriptions attributed to growth in associate headcount.

Professional fee expenses

Professional fee expenses increased $0.1 million, or 4.8%, from $2.3 million in the three months ended March 31, 2018 to $2.4 million in the three months ended March 31, 2019. This increase is primarily related to increased audit costs.

Interest expense

Interest expense increased from $0 in the three months ended March 31, 2018 to $4.0 million in the three months ended March 31, 2019. This increase related to the interest we paid on our long-term debt issued in November 2018.

Depreciation and amortization expense

Depreciation and amortization expense increased $0.9 million, or 14.2%, from $6.0 million in the three months ended March 31, 2018 to $6.9 million in the three months ended March 31, 2019. This increase related to the incremental assets placed in service during 2018. When HTSC acquired us on October 31, 2016, all intangible assets were fair valued, and those assets with definite-lives commenced amortization schedules ranging from five- to 20-year schedules. Because less than three years had elapsed since the 2016 acquisition, we had minimal fully amortized asset run-off in 2017 and 2018 with which to offset the incremental assets recently placed in service.

Provision for (benefit from) income taxes

Provision for income taxes decreased $0.4 million from $3.9 million in the three months ended March 31, 2018 to $3.4 million in the three months ended March 31, 2019. This decrease was due to the decrease in our income before income taxes, and was offset in part by the increase to share-based compensation, which is not deductible for tax purposes, and the effect of discrete items unrelated to our current-year business operations.

Other comprehensive income

Other comprehensive income increased $18 thousand for the three months ended March 31, 2018 compared to the three months ended March 31, 2019. This increase relates to the fair market valuation of our available-for-sale investments related to seed funding of certain proprietary funds that we established.

Net comprehensive income (loss)

Net comprehensive income decreased $7.0 million, or 71.1%, from $9.8 million in the three months ended March 31, 2018 to $2.8 million in the three months ended March 31, 2019, despite a 9.2% growth in total revenue over the same period, due in part to a $4.1 billion loss of market value in platform assets in the fourth quarter of 2018 as a result of market volatility. The decrease in net comprehensive income was also due to increased expenses incurred in the quarter ended March 31, 2019, including (i) a $3.9 million increase in the carrying value of share-based compensation expenses attributed to the growth in our valuation, (ii) $4 million in interest expense incurred in the quarter ended March 31, 2019 resulting from our draw down on our Credit Facility to make a one-time distribution to AssetMark Holdings LLC and (iii) an increase in our effective tax rate from 28.3% in the quarter ended March 31, 2018 to 55% in the quarter ended March 31, 2019 due to the fact that share-based compensation is not deductible, which resulted in our tax expenses remaining relatively constant over the same period despite lower pre-tax income in the quarter ended March 31, 2019.

Year ended December 31, 2018 compared to year ended December 31, 2017

The following discussion presents an analysis of our results of operations for the years ended December 31, 2018 and 2017. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where possible and practical, have quantified the impact of such items.

	For the years ended December 31
(dollars in thousands)	2018	2017	$ Change	% Change

Revenue
Asset-based revenue	$338,031	$282,966	$55,065	19.5
Spread-based revenue	20,403	10,430	9,973	95.6
Other income	5,200	2,121	3,079	145.2
Total revenue	363,634	295,517	68,117	23.1

Expenses
Asset-based expenses	116,763	98,401	18,362	18.7
Spread-based expenses	1,671	976	695	71.2
Employee compensation	107,091	105,413	1,678	1.6
General and operating expenses	45,383	38,781	6,602	17.0
Professional fees	10,139	9,622	517	5.4
Interest	1,920	—	1,920	*
Depreciation and amortization	26,104	22,981	3,123	13.6
Total expenses	309,071	276,174	32,897	11.9
Income before income taxes	54,563	19,343	35,220	182.1
Provision for (benefit from) income taxes	17,137	(79,635)	96,772	121.5
Net income	$37,426	$98,978	$(61,552)	(62.2)

Other comprehensive income, net of tax
Unrealized gain (loss) on available for sale investments, net of tax	(5)	8	(13)	(162.5)
Net comprehensive income	$37,421	$98,986	$(61,565)	(62.2)

*	Not meaningful.

Asset-based revenue

Asset-based revenue increased 19.5% from $283.0 million in the year ended December 31, 2017 to $338.0 million in the year ended December 31, 2018. The increase was primarily due to increased platform fees of $50.8 million from growth in platform assets, primarily driven by positive net flows and strong market conditions. Administrative service fees also increased by $4.4 million due to growth in mutual fund assets.

Spread-based revenue

Spread-based revenue increased 95.6% from $10.4 million in the year ended December 31, 2017 to $20.4 million in the year ended December 31, 2018. The increase was primarily due to higher cash balances held at ATC and increased interest rates on cash invested through ATC’s insured cash deposit program.

Other income

Other income increased 145.2% from $2.1 million in the year ended December 31, 2017 to $5.2 million in the year ended December 31, 2018. The increase was primarily due to an increase in interest income of $2.2 million attributable to higher interest rates and higher cash balances generated from operating activities and the establishment of a receivable from a settled legal matter.

Asset-based expenses

Asset-based expenses increased 18.7% from $98.4 million in the year ended December 31, 2017 to $116.8 million in the year ended December 31, 2018. The increase was primarily due to a $16.0 million increase in strategist and investment management fees attributed to growth in platform assets, a $2.0 million increase in asset-based broker-dealer payments driven by growth in platform assets, a $0.7 million increase in sub-adviser fees associated with the expansion of our proprietary mutual funds and a $0.5 million increase in business development allowance provided due to growth in our largest platform advisers, partially offset by lower custody fees from improved negotiated rates with third-party custodians.

Spread-based expenses

Spread-based expenses increased 71.2% from $1.0 million in the year ended December 31, 2017 to $1.7 million in the year ended December 31, 2018. The increase was primarily due to increased expenses paid to ATC’s third-party administrator for ATC’s insured cash deposit program attributable to increased interest rates and higher cash balances at the custodian.

Employee compensation

Employee compensation increased 1.6% from $105.4 million in the year ended December 31, 2017 to $107.1 million in the year ended December 31, 2018. The increase was primarily due to a $7.3 million increase in salaries and related expenses from an increased associate headcount to support our ongoing growth. Salaries for the year ended December 31, 2017 included adjusted expenses, which included $1.7 million higher reorganization and integration costs than for the year ended December 31, 2018, and $0.9 million related to strategic initiatives. Salaries for the year ended December 31, 2018 included adjusted expenses of $0.2 million related to our preparation for becoming a public company. The increase in employee compensation expenses from the year ended December 31, 2017 to the year ended December 31, 2018 was offset in part by (i) a $2.3 million decrease in sales incentive compensation expense in the year ended December 31, 2018 as a result of sales in the year ended December 31, 2017 exceeding projections, requiring higher incentive compensation payouts in 2017; (ii) a $2.8 million decrease in contractor liability costs in the year ended December 31, 2018; (iii) $1.2 million in retention bonuses related to our sale to HTSC in 2016 that we incurred in 2017; and (iv) a $0.4 million decrease in share-based compensation from the year ended December 31, 2017. The balance of the increase in employee compensation expense from the year ended December 31, 2017 to the year ended December 31, 2018 related to $0.8 million in higher variable compensation expense in 2018 related to the performance of our business and $0.2 million related to higher overall employee count and lower capitalization of employee time.

General and operating expenses

General and operating expenses increased 17.0% from $38.8 million in the year ended December 31, 2017 to $45.4 million in the year ended December 31, 2018. This increase was primarily due to a $2.5 million increase in expenses related to events for our top advisers and higher travel expense, a $2.1 million increase in subscription-based software expenditures and a $2.2 million increase in legal fees associated with actual and prospective mergers and acquisitions activity, strategic projects and preparation for becoming a public company. General and operating expenses for the year ended December 31, 2017 included $1.7 million of expenses that we added back to our adjusted earnings for the year ended December 31, 2017, including $1.0 million in acquisition-related expenses, $0.4 million in reorganization and integration costs and $0.2 million in strategic initiatives. General and operating expenses for the year ended December 31, 2018 included $0.1 million of expenses that we added back to our adjusted earnings for the year ended December 31, 2018 related to our preparation for becoming a public company

Professional fees

Professional fee expenses increased 5.4% from $9.6 million in the year ended December 31, 2017 to $10.1 million in the year ended December 31, 2018. Professional fees in the year ended December 31, 2017 included $3.5 million of expenses that were added back to our adjusted earnings for the year ended December 31, 2017, including $2.0 million related to settlement costs related to non-routine litigation, $0.9 million in strategic initiatives, $0.3 million in reorganization and integration costs and $0.3 million in acquisition-related expenses. The balance of our adjusted expenses in the year ended December 31, 2017 related to a transition services payment to Clark Capital Management Group in connection with our purchase of the TAMP assets of Clark Capital Management Group in 2015. Professional fees in the year ended December 31, 2018 included $1.1 million of expenses that we added back to our adjusted earnings for the year ended December 31, 2018, including $0.9 million related to our preparation for becoming a public company and $0.2 million in reorganization and integration costs. Excluding all adjusted expenses, professional fees increased $2.9 million from December 31, 2017 to December 31, 2018. The increase was attributed primarily to $1.1 million related to the outsourcing of certain back-end operations functions, a $0.7 million increase in third-party administrator fees related to our retirement business and $0.7 million in increased audit costs and costs associated with platform enhancements made within our investments, marketing and technology functions.

Interest expense

Interest expense increased from $0 in the year ended December 31, 2017 to $1.9 million in the year ended December 31, 2018. The increase related to the interest paid for long-term debt incurred in November 2018.

Depreciation and amortization expense

Depreciation and amortization expense increased 13.6% from $23.0 million in the year ended December 31, 2017 to $26.1 million in the year ended December 31, 2018. The increase was primarily due to incremental assets placed in service during 2017 and 2018. When HTSC acquired us on October 31, 2016, all intangible assets were adjusted to fair value, and assets with definite lives commenced amortization schedules ranging from 3- to 20-years. Due to the short amount of time that has passed since the 2016 acquisition, we had minimal fully amortized asset run-off in 2017 and 2018, to offset the incremental assets recently placed in service.

Provision for (benefit from) income taxes

Provision for income taxes increased $96.8 million in the year ended December 31, 2018 compared to the year ended December 31, 2017. Our tax expense for the year ended December 31, 2017 included a $90.1 million decrease in our deferred tax liability in connection with the lower federal tax rate attributable to the Tax Cuts and Jobs Act of 2017, which did not recur in the year ended December 31, 2018. The remaining increase related to higher pre-tax income in the year ended December 31, 2018 as compared to the prior year.

Other comprehensive income

Other comprehensive income decreased $13 thousand for the year ended December 31, 2018 compared to the year ended December 31, 2017. The decrease relates to the fair market valuation of our available for sale investments related to seed funding of certain proprietary funds that we established.

Liquidity and capital resources

Liquidity

Since 2016, our operations have been financed primarily through cash flows from operations and we generated positive cash flows in eleven of the twelve quarters through the quarter ended December 31, 2018. In November of 2018, we also established a credit facility consisting of a $250.0 million term loan and a $20.0 million revolving credit facility with Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”). As of December 31, 2017 and December 31, 2018, we had cash and cash equivalents of $50.1 million and $105.4 million, respectively, and restricted cash of $7.0 million and $7.0 million, respectively. Over the next twelve months, we expect that our cash and liquidity needs will continue to be met by cash generated by our ongoing operations as well as our credit facility. To the extent that existing cash, cash from operations and our credit facility are not sufficient to fund our future operations, we may need to raise additional funds through public or private equity or additional debt financing. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. We cannot assure you that such additional financing will be available on terms acceptable to us, or at all. In addition, we may opportunistically seek to raise additional capital to fund our continued growth. To the extent that we are unsuccessful in additional debt or equity financings, our plans for continued growth may be curtailed.

Credit facility

In November 2018, we entered into a credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (collectively, the “Agent”), and the lenders party thereto (the “Credit Agreement”), consisting of a $250.0 million term loan (the “Term Loan”) and a $20.0 million revolving credit facility (the “Revolver,” and together with the Term Loan, collectively, the “Credit Facility”). Our obligations under the Credit Facility are guaranteed by our immediate parent company, AssetMark Holdings LLC, and certain of our subsidiaries and are secured by substantially all of our assets, and all of the assets of AssetMark Holdings LLC and certain of our subsidiaries, subject to certain exceptions. As of December 31, 2018, $250.0 million aggregate principal amount of the Term Loan remained outstanding and the Revolver was undrawn.

In preparation for this offering, on June 28, 2019, we entered into an amendment to the Credit Agreement that allows AssetMark Holdings LLC to be released from its guarantee and collateral obligations under the Credit Agreement and the related loan documents when it is liquidated and dissolved upon the consummation of the transactions described in the section titled “Prospectus summary—Restructuring.” The Credit Facility will continue to be guaranteed by certain of our subsidiaries and secured by substantially all of our assets following such release.

The Term Loan matures in November 2025 and requires quarterly amortization payments equal to $625,000, subject to prepayment adjustment. The Revolver matures in November 2023 with outstanding loans thereunder payable within 364 days of the applicable drawdown date. Both the Term Loan and the Revolver bear interest at (x) the London InterBank Offered Rate (“LIBOR”) plus a margin of 3.50%, with a step down to 3.25% or (y) the Alternate Base Rate, as specified in the Credit Agreement, plus a margin of 2.50%, with a step down to 2.25%, in each case based on our achievement of a specified first-lien leverage ratio. Additionally, the Term Loan’s margin will be reduced by 0.25% following our initial public offering. With respect to the Revolver, a quarterly fee of 0.50% is due for the unused amounts thereunder with a stepdown to 0.375% based on our achievement of a specified first-lien leverage ratio. The Credit Agreement includes a process by which a successor rate to LIBOR will be determined in the event that LIBOR is no longer available in the market, whereby we and the Agent will endeavor to establish an alternative rate of interest giving consideration to the then-prevailing market conditions for syndicated loans in the United States.

The Credit Agreement contains customary affirmative and negative covenants, including reporting requirements and restrictions, subject to various exceptions, on the incurrence of additional indebtedness, the creation of liens, the making of acquisitions and investments, the disposal of assets and the making of restricted payments. Additionally, the Revolver includes a springing financial covenant, which provides that if, on the last day of a fiscal quarter, the principal amount of our revolving loans and letters of credit, subject to certain exceptions, exceeds $6.0 million, our total leverage ratio shall not exceed 4.75 to 1.00 for the fiscal quarters between March 31, 2019 and December 31, 2019 or 4.50 to 1.00 for the fiscal quarters ending on or after March 31, 2020. As of December 31, 2018, we were in compliance with all applicable covenants.

The Credit Agreement also contains customary events of default, which could result in acceleration of amounts due under the Credit Facility. Such events of default include, subject to the grace periods specified therein, our failure to pay principal or interest when due, our failure to satisfy or comply with covenants, a change of control, the imposition of certain judgments and the invalidation of liens we have granted.

We intend to use the net proceeds to us from this offering, together with cash on hand, to repay approximately $125 million of our Term Loan. See the section titled “Use of proceeds” for additional information regarding our intended use of our net proceeds from this offering.

Cash flows

The following table presents information regarding our cash flows, cash, cash equivalents and restricted cash for the periods indicated:

	Year ended December 31,		Three months ended March 31,
(in thousands)	2018	2017	2019	2018

Cash flow from operating activities	$61,662	$45,612	$2,769	$8,562
Cash used in investing activities	(17,714)	(15,652)	(5,020)	(4,214)
Cash flow from financing activities	11,259	—	(625)	—
Net change in cash, cash equivalents and restricted cash	55,207	29,960	(2,876)	4,348
Cash, cash equivalents and restricted cash at beginning of period	57,147	27,187	112,354	57,147
Cash, cash equivalents and restricted cash at end of period	$112,354	$57,147	$109,478	$61,495

Cash flows from operating activities

Cash flows from operating activities increased by $16.1 million in the year ended December 31, 2018 compared to the same period in 2017, primarily due to adjustments to net income related to deferred income taxes of $90.1 million and depreciation and intangible amortization of $3.1 million. Such increases were partially offset by a decrease in net income of $61.5 million, decreases in adjustments related to the timing of payables, receivables and current income taxes of $15.6 million and a decrease in share-based compensation of $0.3 million.

Cash flows from operating activities decreased by $5.8 million in the three months ended March 31, 2019 compared to the same period in 2018, primarily due to a decrease in net income, adjustments related to the timing of receivables of $2.1 million and income tax payable of $1.3 million. Such decreases were partially offset by an increase of adjustments to net income related to share-based compensation expense of $3.9 million, and depreciation and amortization of $0.9 million.

Cash used in investing activities

Cash used in investing activities increased by $2.1 million in the year ended December 31, 2018 compared to the same period in 2017, primarily due to a $1.8 million increase in capital expenditures and $0.3 million in purchases of available-for-sale investments.

Cash used in investing activities increased by $0.8 million in the three months ended March 31, 2019 compared to the same period in 2018, primarily due to a $0.5 million increase in capital expenditures and $0.3 million in purchases of available-for-sale investments.

Cash flows from financing activities

Cash flows from financing activities increased by $11.3 million in the year ended December 31, 2018 compared to the same period in 2017 primarily due to net proceeds received of $245.1 million related to the Term Loan. The increase was partially offset by a one-time distribution to AssetMark Holdings LLC of $234 million through a $76 million dividend payment and $158 million return of capital.

Cash flows from financing activities decreased by $0.6 million in the three months ended March 31, 2019 compared to the same period in 2018, primarily due to principal payments made of $0.6 million related to the Term Loan.

Contractual obligations

The following table describes our contractual obligations as of December 31, 2018:

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations(1)	$16,467	$3,431	$10,386	$2,650	—
Purchase obligations(2)	8,697	4,573	4,124	—	—
Debt principal and interest(3)	348,348	17,244	50,744	280,360	—

Total contractual obligations	$373,512	$25,248	$65,254	$283,010	—

(1)	Represents minimum operating lease payments under operating leases for office facilities, excluding potential lease renewals.

(2)	Represents future minimum payments under non-cancelable purchase commitments. For those agreements with variable terms, we do not estimate what the total obligation may be beyond any minimum quantities and/or pricing.

(3)	Debt principal and interest includes payments under the Term Loan. Interest payments were calculated using the forecasted rate as of December 31, 2018.

Off-balance sheet arrangements

As of December 31, 2017 and 2018 and as of March 31, 2019, we had no off-balance sheet arrangements.

Critical accounting policies and estimates

Our financial statements are prepared in accordance with GAAP. The preparation of consolidated financial statements in accordance with GAAP requires certain estimates, assumptions and judgments to be made that may affect our consolidated financial statements. Accounting policies that have significant impact on our results are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. The accounting policies discussed in this section are those that we consider to be the most critical. We consider an accounting policy to be critical if the policy is subject to a material level of judgment and if changes in those judgments are reasonably likely to materially impact our results.

Valuation of goodwill, purchased intangible assets and impairment of long-lived assets

Goodwill is not amortized but is tested for impairment annually, and whenever events or changes in circumstances indicate the varying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in client asset values or a significant decrease in expected cash flows.

Purchased intangible assets related to trade names, the AssetMark broker-dealer license and the regulatory status of ATC are amortized over their estimated useful life. The estimated useful life for these assets is twenty years.

Definite-lived intangible assets are tested for impairment when their carrying value may not be recoverable and can be initially based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, can be written down to fair value. There were no impairments of definite-lived intangibles for any periods presented.

Intangible assets with indefinite lives are tested at least annually for impairment based on comparing the current carrying value to fair value and written down to fair value if the carrying value exceeds the fair value.

Income tax

We use the asset-and-liability method of accounting for income taxes. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we consider our historical levels of income, expectations of future taxable income and ongoing tax planning strategies.

We recognize and measure tax benefits from uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions.

Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We evaluate our uncertain tax position on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit and effective settlement of issues.

Recent accounting pronouncements

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash and restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for us for annual periods beginning after December 15, 2017. The ASU was adopted as of January 1, 2018 using a retrospective transition method.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions. ASU 2016-09 requires all companies to (1) recognize excess tax benefits and tax deficiencies in the income statement (i.e., the standard eliminates the APIC pool) and (2) present excess tax benefits as an operating activity in the statement of cash flows. The standard also allows all companies to (1) elect whether to use an estimated forfeiture rate or to recognize forfeitures as they occur and (2) withhold up to the maximum individual statutory tax rate without classifying the awards as a liability. Nonpublic companies can elect to (1) use a practical expedient to determine the expected term of certain share-based payment awards and (2) change the measurement basis for all liability-classified awards to intrinsic value on adoption. ASU 2016-09 is effective for us for annual periods in fiscal years beginning after December 15, 2017. Companies must adopt all amendments at the same time and follow the transition methods as outlined in the standard. The ASU was adopted as of January 1, 2018 and did not have a significant impact on our consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. A company also is required to disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB also has issued several amendments to the standard, which are intended to promote a more consistent interpretation and application of the principles outlined in the standard.

Companies are permitted to adopt the standard using a retrospective transition method (i.e., restate all prior periods presented) or a cumulative effect method (i.e., recognize the cumulative effect of initially applying the guidance at the date of initial application with no restatement of prior periods). However, both methods allow companies to elect certain practical expedients on transition that will help to simplify how a company restates its contracts. We have evaluated our recognition of revenue as principal or agent. Beginning on January 1, 2018, we recognized certain service fee revenues on a net basis related to contracts with investment advisers in which we are the agent and the delivery of advisory services is controlled by the investment advisers. Adopting this ASU on January 1, 2018 did not affect our retained earnings. There was a decrease of $173,422 to both asset-based revenue and asset-based expenses for the year ended December 31, 2017.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for non-emerging growth companies on January 1, 2019, with early adoption permitted. We are currently evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and we plan to adopt the new standard on January 1, 2020.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies how to classify certain types of cash payments and receipts on the statement of cash flows. The following amendments in ASU 2016-15 are or may be relevant to us: (1) debt prepayment or extinguishment costs should be classified as financing cash outflows; (2) cash consideration payments made soon after an acquisition’s consummation date (approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (3) proceeds from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement); (4) for distributions received from equity method investments, companies may elect either a cumulative earnings approach or the nature of distribution approach to determine whether distributions received from the equity method investees are returns on investment (operating cash inflows) or returns of investment (investing cash inflows); and (5) in the absence of specific guidance, companies determine each separately identifiable cash source and classify the receipt or payment based on the nature of the cash flow. ASU 2016-15 was effective for non-emerging growth companies on January 1, 2018, and required retrospective application. Companies were required to adopt all amendments at the same time. We adopted this ASU on January 1, 2019, and it did not have a significant impact on our consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 were effective for non-emerging growth companies on January 1, 2018. The provisions of ASU 2016-01 were effective for us in fiscal years beginning after December 15, 2018. We will adopt this ASU in 2019, and we do not expect it to have a significant impact on our consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles, Goodwill and Other—Internal-Use Software (Subtopic 350-40), which provides guidance to evaluate the accounting for fees paid by a customer in a cloud computing arrangement. If a cloud computing arrangement includes a license to internal-use-software, then the software license is accounted for by the customer in accordance with Subtopic ASC 350-40. An intangible asset is recognized for the software license and a liability is also recognized. The new standard is effective for non-emerging growth companies on January 1, 2020, with early adoption permitted. We are currently evaluating the effect that ASU 2018-15 will have on our consolidated financial statements and we plan to adopt the new standard on January 1, 2021.

Quantitative and qualitative disclosure about market risk

Market risk

Our exposure to market risk is directly related to revenue from service and management fees earned based upon a percentage of assets on our platform. In the years ended December 31, 2017 and 2018, 96% and 93% of our total revenue, respectively, was based on the market value of assets on the platform and were recurring in nature. We expect this percentage to vary over time. A 1% decrease in the aggregate value of assets on the platform for the years ended December 31, 2017 and 2018 would have caused our total revenue to decline by 1% and 1%, respectively, and would have caused our pre-tax income to decline by 10% and 4%, respectively.

Interest rate risk

Changes in interest rates will impact our spread-based revenue. As of December 31, 2018, client cash assets participating in the insured cash deposit program at ATC totaled $1.4 billion. A change in short-term interest rates of 1% would result in an increase or decrease in income before income taxes of approximately $14.0 million on an annual basis (based on total client cash assets at December 31, 2018 and subject to any changes to interest credited to the end-investor). Actual impacts may vary depending on interest rate levels and the significance of change.

Additionally, changes to interest rates will impact the cost of our borrowing. Borrowing under both the Term Loan and the Revolver bears interest at (x) LIBOR plus a margin of 3.50%, with a step down to 3.25% or (y) the Alternate Base Rate, as specified in the Credit Agreement, plus a margin of 2.50%, with a stepdown to 2.25%, in each case based on our achievement of a specified first-lien leverage ratio. Additionally, the Term Loan’s margin will be reduced by 0.25% following our initial public offering. With respect to the Revolver, a quarterly fee of 0.50% is due for the unused amounts thereunder, with a stepdown to 0.375% based on our achievement of a specified first-lien leverage ratio. If LIBOR-based interest rates increased by 1% of this amount, our interest expense on an annualized basis would increase by approximately $2.5 million based on amounts drawn down under the Term Loan as of December 31, 2018 and assuming no draw down of the Revolver.

Operational risk

Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our technology or financial operating systems and inadequacies or breaches in our control processes. We operate in diverse markets and are reliant on the ability of our employees and systems to process a large number of transactions. These risks are less direct and quantifiable than market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In the event of a breakdown or improper operation of systems or improper action by employees or advisers, we could suffer financial loss, regulatory sanctions and damage to our reputation. Business continuity plans exist for critical systems, and redundancies are built into the systems as deemed appropriate. To mitigate and control operational risk, we have developed and continue to enhance specific policies and procedures that are designed to identify and manage operational risk at appropriate levels throughout our organization and within various departments. These control mechanisms attempt to ensure that operational policies and procedures are being followed and that our employees operate within established corporate policies and limits.

JOBS Act

We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We are not choosing to “opt out” of such extended transition period and, as a result, we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for public non-emerging growth companies.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on certain exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) or (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; the date on which we qualify as a “large accelerated filer”; the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; and the last day of the fiscal year in which the fifth anniversary of our initial public offering occurs.

Letter from Charles Goldman

President and Chief Executive Officer

Each and every day, we come to work to make a difference in the lives of advisers and their clients. That is our mission and the bright shining light that guides our actions.

We run AssetMark on four simple ideas:

1.	Be mission driven: Come to work to make a difference in the world by being a part of something bigger and more important than any of us can be as individuals.

2.	Deliver on that mission through our strategic pillars: We design and align our strategy to the things that matter most to clients and that differentiate us in the marketplace.

3.	Act with intent through articulated values: Hire and manage to values that are intended to ensure that we, as an organization, live up to the highest standards.

4.	Build a great culture: Create and manage a culture that puts clients at the center of all decisions, fosters fact-based debate and delivers executional excellence.

How we started

AssetMark was founded in 1996 by financial advisers for financial advisers. Three advisers who were working together realized that they did not have the skills, technology or time to deliver world class solutions to their retail clients. So as is often the motivation for entrepreneurs, these three individuals started a company to try to solve this challenge.

Our founders also saw that fee-based advice, delivered by independent fiduciary advisers, was the future. Those trends dominate our industry today.

Who we serve

Advisers help families plan for the future. They see themselves as financial planners, not asset managers or technologists. Advisers are relationship builders who know how to help families, across the wealth spectrum, develop and plan for goals such as college, travel, retirement and legacy. Advisers take the time to work with each family to articulate these dreams and to convert them into hard numbers. Those numbers become implementable plans by informing decisions about savings, spending, risk tolerance, investments, insurance, estate planning and more.

Advisers are also there to support families through challenging times, whether it is providing peace of mind to a couple nearing retirement or helping a single mother save so that her kids can go to college. In other words, advisers have a full-time job even before they get to investments, technology, running a business and driving growth.

AssetMark today

Our prospectus should give you a clear vision of what we do. In summary, we are an outsource platform serving the large and growing market for independent financial advice. Our platform provides advisers with capabilities and scale that would be almost impossible for all but the largest advisers to build on their own. Our scale and capabilities allow advisers to focus on their true value proposition: working with families to achieve their dreams. Our capabilities include:

1.	Fully integrated technology platform: We provide a compelling, fully integrated technology platform that allows advisers to do research and portfolio analysis, create proposals, open and maintain accounts, implement investments and meet reporting obligations.

2.	Personalized and scalable service: We deliver our platform and solutions through people who get to know our clients. We become an integral part of our advisers’ everyday lives, enabling us to build deep, long-lasting relationships. We empower our employees with tools that allow them to serve our advisers more efficiently.

3.	Curated investment solutions: We provide access to a diligenced, curated platform of investment options in an intuitive investment framework.

We believe that what we do is differentiated and valuable. But it is the how we do it that makes AssetMark special.

The how is all about values and culture.

We share our values and culture with our clients and our employees every chance we get. We want our values and culture to be at the top of mind when we hire, train, and promote, when clients choose and interact with us, and when we make decisions.

Values

Oir values are:

We start with Heart because we are in the “dreams and fears” business. We connect with our advisers at the emotional level, understanding that they are going through challenges in their own lives and businesses while trying to navigate the fears and aspirations of the families they serve. Starting with emotions, instead of tasks, technology or investments, connects us at a very personal level with our clients.

We are responsible for significant investor savings so Integrity is paramount. For advisers, we are responsible in many ways for the success of their businesses, and we feel great responsibility for the success of the families that our advisers serve. These responsibilities mean that we have to do the right thing every time. To ensure that we deliver on integrity, we hire carefully, manage the details, live by a culture of compliance and hold ourselves accountable to the highest standards of behavior.

Excellence is where the rubber meets the road. Our business is complex and everything is urgent. We strive at all times to get it right and to do it quickly, and we believe that differentiates us from many of our competitors. More importantly, as a value, excellence is an expectation that our clients’ needs come before ours. We are driven to be better every day.

Respect is our way of saying that we need diversity in our company and industry. We understand that we must be a part of making society better. We also understand that our industry must reflect and respect the heritage, perspectives and beliefs of the investors we serve. We believe that the way to focus on diversity is to respect and encourage different ideas and perspectives making AssetMark a welcoming place for everyone willing to put the client first.

Culture

The other component of how is our culture. We understand that culture can’t be managed. However, articulating culture, and sharing that articulation with clients, employees and shareholders, holds us accountable to a way of working together that gives us the best chance to accomplish our mission.

Our culture is designed around the client:

We know that it is easy to say that the client comes first and it is hard to make that a reality. At AssetMark, we live this idea by putting the client at the center of our interactions. Client outcomes matter most and are at the center of our decisions.

Core to our interactions are being in it together, which means we are one team focusing on client outcomes; designing clear decision rights so that our teams know who is empowered to make decisions, which drives speed; engaging with each other in honest and respectful conversations and debate that drive fact-based decisions, which helps us get to better answers; and driving to excellence in execution, which, again, is where the rubber meets the road.

The path forward

As we embark on our journey as a public company, we intend to manage as we always have – by putting the client first. We will strive to focus on our mission, design and implement strategies that are differentiating and deliver through our values and culture, while focusing on driving growth and financial returns.

We will continue to help advisers do the best work that they can to make a difference for the families they serve.

On behalf of our associates, clients, and stockholders, we look forward to investing in our future together.

Sincerely,

Charles Goldman | President & CEO

AssetMark Financial Holdings, Inc.

Business

Overview

AssetMark is a leading provider of extensive wealth management and technology solutions that power independent financial advisers and their clients. Our platform enables advisers to outsource high-cost and specialty services that would otherwise require significant investments of time and money—helping to level the playing field for independent financial advisers of all sizes. We provide an end-to-end experience, spanning nearly all elements of an adviser’s engagement with his or her client—from initial conversations to ongoing financial planning discussions, including performance reporting and billing. In addition, our platform provides tools and capabilities for advisers to better manage their day-to-day business activities, giving them more time for meaningful conversations with investors.

We believe that independent financial advisers who have a deep understanding of their communities and put the needs of investors first provide the best path for investors to achieve their long-term financial goals. We empower these adviser-entrepreneurs to start, run and grow independent advisory businesses.

The compelling value of our tools for advisers and their clients has facilitated our rapid growth. From December 31, 2014 to March 31, 2019, our platform assets grew from $25 billion to $50 billion, representing a compounded annual growth rate of 17%, and more recently, grew 45% from March 31, 2017 to March 31, 2019. Further, our investors value the services they receive from advisers as evidenced by the growth in our net flows from $2.4 billion in 2016 to $5.9 billion in 2018, representing 8% and 14% of beginning platform assets, respectively. As of March 31, 2019, our platform served approximately 137,000 investor Households through our approximately 7,600 adviser relationships.

Our platform provides advisers with an integrated suite of products and services that facilitates growth, streamlines workflows and provides scale to advisers’ businesses so they can better serve their clients, who are large and small investors. Highlights of our platform include:

•

Fully integrated technology platform: Our integrated platform is built for advisers, providing advisers access to a broad range of highly automated processes, including new account opening, portfolio construction, streamlined financial planning, customer billing, investor reporting, progress to goal analysis and client activity tracking. Our dual focus on technology utility and design has resulted in a platform that is accessible, easy-to-use, intuitive and expansive.

•

Personalized and scalable adviser service: We surround our advisers with highly experienced consulting and service support. We provide a full spectrum of services for many aspects of the adviser’s firm. These services include high-value day-to-day business support from field professionals, operations and service support teams and specialty teams including business management consultants, investment specialists and retirement consultants. Our offering is guided by extensive intellectual capital and well-established business performance benchmarking tools and responsive back- and middle-office outsourcing support from highly tenured service and operations professionals. We aim for every adviser to feel that their AssetMark service and consulting team is an integral part of their business.

•

Curated investment platform: We provide independent advisers with a curated set of over 20 thoroughly vetted specialty and leading third-party asset managers, in addition to our two proprietary investment providers. Our due diligence team narrows the universe of potential investment solutions to a select group of time-tested and emerging investment choices. In effect, we equip each adviser with a team of skilled investment professionals that act as a virtual extension of their investment staff, who deliver our solutions through an array of technology-enabled tools that assist in the creation and monitoring of goal-based portfolios. Further, the flexibility and breadth of our platform allows us to offer custom portfolios designed to meet the unique needs of investors, specifically mass-affluent and high-net-worth investors.

Our offering’s distinctive combination of a compelling technology platform, extensive and scalable value-added services and curated investment solutions has been a key driver of our market share expansion from 8% to 10% from December 31, 2014 to December 31, 2018. We define our market share based on assets managed by third-party vendors as calculated by Cerulli, excluding non-advisory assets managed by Schwab’s Marketplace and Fidelity’s Separate Account Network, and, for SEI Investments, including only assets reported in Advisor Network, their third-party asset management segment. Additionally, our platform can act as a critical accelerant for the success of our advisers’ businesses, which in turn can result in an increase in assets on our platform; the success of our advisers is reflected in our record $5.9 billion in net flows in 2018. Further, given that our platform and services are tightly integrated into our advisers’ businesses, we believe that we have engendered and will continue to engender deep loyalty from our advisers.

Our revenue model is almost entirely composed of fees that are recurring in nature, which provides a high level of visibility into our near-term financial performance. The two main components of our revenue are asset-based revenue and spread-based revenue. We generate asset-based revenue from fees billed to investors on a bundled basis in advance of each quarter. The quarterly nature of our asset-based revenue provides significant visibility into near-term revenue and helps minimize unexpected revenue fluctuations stemming from market volatility. Our spread-based revenue is driven by interest rates on the cash assets held by investors at our proprietary trust company. In the year ended December 31, 2018, we generated $338.0 million in asset-based revenue and $20.4 million in spread-based revenue (excluding interest income).

In the year ended December 31, 2018, we generated total revenue of $363.6 million, net income of $37.4 million, adjusted EBITDA of $88.9 million and adjusted net income of $60.8 million. We generated total revenue of $92.3 million, net income of $2.8 million, adjusted EBITDA of $22.7 million and adjusted net income of $12.7 million in the three months ended March 31, 2019 compared with $84.5 million, $9.8 million, $21.0 million and $15.1 million for the three months ended March 31, 2018. From January of 2015, the first full year in which the members of our current senior management team were together at our company, to December 31, 2018, our total revenue and net income have grown at compounded annual growth rates of 17% and 55%, respectively.

See the section titled “Prospectus summary—Summary consolidated financial and other data” for the definitions of adjusted EBITDA and adjusted net income and reconciliations of net income to adjusted EBITDA and net income to adjusted net income.

Market opportunity

We serve fee-based, independent advisers who provide wealth management advice to U.S. investors. The wealth management market is large and has a long history of rapid growth fueled by several secular trends. According to Cerulli, in aggregate across the United States, 311,305 advisers managed $20.3 trillion in assets as of December 31, 2017, and total industry assets have grown at a compounded annual growth rate of 9% over the five years ended December 31, 2017. Cerulli expects these assets to grow to $25.5 trillion by 2022. Our current offering and growth plans are built to capitalize on favorable industry trends, which we expect will continue to support our growth.

•

Total U.S. investible wealth is massive and growing, accelerated by a shifting retirement segment: According to Cerulli, U.S. households had $96.6 trillion in net worth as of December 31, 2017, which has grown at a compounded annual growth rate of 8.3% over the five years ended December 31, 2017. As of December 31, 2017, advisers managed $20.3 trillion (approximately 21%) of this wealth, indicating ample runway for future growth of the financial advisory industry. As the U.S. population has aged and Baby Boomers have moved into retirement, employer-sponsored retirement plan assets have shifted into IRAs, fueling growth of the retail asset segment. Cerulli estimates that this movement of assets will result in approximately $4.0 trillion of new IRA assets from 2016 to 2022.

•

Investor demand for financial advisers is expanding: As investors have aged and their financial goals have become more complex, the demand for financial advice has expanded. According to Cerulli, demand for financial advice has increased from 38% to 44% from 2013 to 2017, measured by the percentage of investor households surveyed receiving assistance or direction from financial advisers relative to investor households self-managing their financial affairs.

•

Advisers are transitioning to an independent model, and we expect this trend to continue: The U.S. wealth management industry consists primarily of two types of channels, independent and traditional. We consider the “independent” channel to comprise RIAs, hybrid and independent broker-dealers and insurance broker-dealer advisers, and the “traditional” channel to comprise national and regional broker-dealers, bank broker-dealers and wirehouse advisers. According to Cerulli data and internal estimates of expected growth of the wealth management industry, from 2012 to 2017, independent channels have grown faster than traditional channels in terms of market share measured by assets, expanding by nearly 11% annually at the expense of traditional channels. This trend is expected to continue, with independent assets forecasted to grow from $8.4 trillion in 2017 to $12.1 trillion in 2022, from 42% to 48% of total adviser-managed assets over the same period.

•

Shift from commissions to fee-based models: According to PriceMetrix, in 2018, advisers received over 60% of their total revenue from fees, which represented a record level relative to commissions. The long-term adviser trend towards a fiduciary standard of advice, catalyzed in part by the DOL’s 2016 rule (later vacated) that expanded the definition of “fiduciary investment advice” to include all financial professionals providing retirement advice, has helped drive this shift to a fee-based revenue model.

Notes:	Based on data from The State of Retail Wealth Management, PriceMetrix, 2016, 2017 and 2018.

•

Advisers are increasingly reliant on technology to remain price competitive and achieve scale while serving evolving client needs: Individual investors are increasingly turning to independent financial advisers for their wealth management and investment needs. From 2013 to 2016, the average number of investors served by an RIA adviser increased by 20% according to Fidelity. Advisers are increasingly relying on technology to meet the needs of an expanding client base while continuing to scale their advisory businesses, as indicated by a 24% increase in the average number of software solutions used by advisers from 2013 to 2017, according to the 2017 InvestmentNews Adviser Technology Study. Investor preferences for service models delivered via mobile applications and online portals are also increasing advisers’ focus on the quality of their technology. 61% of investors surveyed recently stated that they prefer an advice model that combines human and digital elements to one that is either purely digital or limited to direct interaction with an adviser, according to the Fidelity 2017 Digital Advisor Adoption Study Update.

•

Advisers are rapidly expanding their use of model portfolios: Advisers are increasingly choosing to outsource key components of the asset management aspect of their role as financial advisers, including the choice of investment manager. As such, the use of model portfolios (which we define as mutual fund advisory, ETF-advisory, unified managed account and separate account assets) among financial advisers grew at a compounded annual growth rate of 15% from 2012 to 2017, based on data from Cerulli and internal estimates.

Our offering is built around technology, investment solutions and expert support, positioning us to benefit from these trends. Combined with our scalable, fee-based platform and services that help advisers put investors’ needs first, we believe that these favorable industry trends will give us the opportunity to continue to gain market share. Our gains in market share since 2014 have been due largely to organic growth, an area on which we plan to continue to focus.

Our offering and business model

AssetMark’s purpose

Our over 600 employees come to work focused on our mission: to make a difference in the lives of our advisers and the investors they serve. Our mission is guided by a singular focus on successful outcomes for those investors. We strive to execute our mission through our stated corporate values of heart, integrity, excellence and respect, in everything that we do.

The AssetMark offering to advisers and the investors they serve

We provide independent financial advisers with an array of tools and services designed to streamline their workflow, help them develop and expand their businesses and provide goal-oriented investment solutions. We believe that the quality of our offering, coupled with our deep relationships with our advisers, has generated significant adviser satisfaction, as measured by our exceptional NPS of 65 as of June 30, 2018. Our offering is defined by solutions in three focus areas:

•

Fully integrated technology platform: Independent financial advisers and their teams are faced with a multitude of marketing, administrative and business management tasks in addition to the work involved in simultaneously providing customized client solutions to meet evolving investor preferences and scaling their businesses. Independent advisers, as defined by Cerulli, spend on average 45% of their working time on non-client-facing activities, and consequently devote less time to value-added services that deepen client relationships. We offer a compelling technology suite that fully integrates leading third-party technology solutions with our core proprietary technology and helps advisers perform these tasks.

Our solution helps advisers streamline their operations while providing a superior experience for their staff and clients. The combined capabilities of our technology platform support advisers throughout the investor life cycle, from initial prospecting and onboarding through ongoing service and reporting, and replace a complex array of technologies with a single, streamlined solution. With less time spent navigating multiple systems and technologies, advisers are able to focus on enhancing productivity. As advisers come to rely on our integrated platform, it becomes integral to their daily practices. This reliance, in conjunction with high adviser satisfaction due to our platform’s ability to optimize adviser workflow, has contributed to our strong growth in assets and net flows.

Our technology suite is composed of a core proprietary technology platform, eWealthManager, as well as modules that focus on specific aspects of an adviser’s workflow, all designed to simplify and support the investor lifecycle, from prospecting and client acquisition to ongoing business administration.

Prospecting and client acquisition.    The adviser relationship starts with outreach from the adviser to the investor, followed by a set of discussions during which the adviser lays out a detailed proposal and financial plan. Advisers typically spend a meaningful amount of time preparing marketing, investment materials and proposals for these initial discussions. Our technology resources streamline and automate the advisers’ marketing and investor acquisition strategies to support an informative and engaging conversation with prospects and clients. These tools include:

•	Marketing portal: Allows advisers to customize and order high-quality printed marketing materials to support conversations with clients and prospects.

•

Portfolio analytics: Our proprietary tool, PortfolioEngine, visually illustrates portfolio dynamics in various market conditions to help advisers guide investor conversations about risk and return to meet investor objectives at their level of risk. Using PortfolioEngine, advisers can compare an illustrative portfolio to existing investor holdings and benchmarks.

•

Proposal: Our proprietary digital solutions’ proposal engine allows advisers to create customizable goals-based proposals that highlight investor goals, the probability of success given a particular investing strategy, scenarios that increase or decrease these probabilities and before and after portfolio comparisons. Our standard proposal provides information about portfolio holdings and potential returns and risks across market cycles.

Account opening and management.    Once the investor agrees to work with an adviser, the adviser will need to open one or more accounts depending on the investor’s needs and the details of the plan. Account opening and management activities have historically been extremely inefficient for advisers, often requiring multiple systems, manual data entry and various forms and signatures.

Our platform offers advisers a streamlined process that meaningfully reduces the amount of time spent on operational tasks, enabling them to focus on their clients. Our streamlined Smarter

Account Setup allows advisers to easily create client profiles and auto-fill data, upload new account documents and ensure documents are in good order. These capabilities minimize errors, reduce account paperwork and speed the account opening process. For advisers using our proprietary custodian, our streamlined solution has facilitated a meaningful reduction in account paperwork based on client feedback.

Portfolio review and construction.    Once an investor has been brought on to the platform, the adviser constructs a portfolio to meet the investor’s stated needs and risk profile. We help simplify this process by providing advisers the flexibility and resources to deliver a unique client experience, including detailed investment research and multiple portfolio construction options, all delivered via a scalable digital platform. Our tools serve as an extension of the adviser’s investment resources and enable advisers to hold informed and meaningful conversations with their clients.

•

Investment research: A hub where advisers can easily locate a standard set of materials about each strategy and manager available on the platform, including portfolio manager commentary, fact sheets, video overviews, research, presentations and performance metrics.

•

Portfolio construction: Our advisers can choose to fully outsource investment management or build their own portfolios using our curated set of strategists, providing advisers with both flexibility and control.

•

Digital advice: Our proprietary technology and planning solution, WealthBuilder, enables an adviser-assisted digital investment experience. It streamlines and scales businesses, while offering clients personalized, goals-based advice using diversified portfolios constructed to meet varying risk tolerances.

Reporting and client-directed activity management.    After assets have been invested in the constructed portfolios, advisers are responsible for providing their investors with ongoing reporting on the portfolio’s performance. As technology has evolved, investors increasingly view customization and digital delivery of these reports as a standard requirement. Our tools provide advisers with a digital platform from which to view and provide quarterly and on-demand reports to investors and enable advisers to customize their engagement, tailoring to the particular needs of each client, while driving efficiency through our user-friendly, modern interface.

•	Investor portal: The centralized hub enhances investor engagement by allowing investors to monitor investments and progress towards goals, and facilitates and stores key documents.

•

Quarterly investment and on-demand reporting: Our quarterly investment reviews and on-demand reports are constructed to feature the adviser’s brand and may be tailored by the adviser based on investor conversations. These reports provide investors with an overview of their performance, cash flow and holdings and help advisers understand and communicate performance and goal-tracking. We believe our offering enables advisers to have meaningful conversations with investors that help investors stay the course over the long-term.

•

Investor activity: eWeathManager’s Client Center provides advisers with real-time visibility into all client-directed activity including contributions, withdrawals, investments and new accounts. At any time, our advisers can monitor activity and see the status of each client request. Advisers are fully aware of their clients’ accounts and can engage with clients knowledgeably.

Adviser administration.    We provide advisers with tools designed to enhance their productivity, improve their business strategy and drive the growth of their businesses. Our continued

administration support, including but not limited to billing and trading, and accessible business resources help enable advisers to maximize their time and practices.

•

Fee calculation and billing: Our technology supports a wide range of fee and billing structures, including breakpoint pricing. Our fees aggregate investor assets held by the same Household and lower fees are applied as assets meet thresholds.

•

Trading and rebalancing: Our in-house trading team reviews and executes trade orders and reallocates strategist models offered on our platform, thereby minimizing administrative tasks for advisers and allowing advisers to optimize client-facing activities.

•	Business tools and resources: Advisers can elevate their business strategies, optimize their firms and grow their businesses by utilizing our proprietary tools and benchmarking.

•

Business assessment tool: Our proprietary business assessment technology gives advisers a fulsome analysis of their business performance, peer benchmarks and valuation insights, allowing advisers to make informed business decisions that maximize enterprise value.

Third-party integrations.    We believe in offering our advisers choice and flexibility, particularly in areas of specialty technology. Our open-architecture platform supports seamless integrations with leading technology providers for financial planning, risk assessment and customer relationship management. These integrations aim to streamline adviser operations and help advisers scale their businesses. Our goal is to provide our advisers with best in class technology solutions that help simplify their experiences so they can spend more time delivering value to their clients.

We are dedicated to innovation and strive to continually improve our offering through the development of new tools and services. From January 1, 2015 to March 31, 2019, we invested $153 million in technology development and our dedicated technology team, and we have a proven track record of delivering innovative solutions that deepen our advisers’ offerings to their investor clients while also enhancing advisers’ scale. Recent innovations include a new portfolio construction and analysis tool that assists advisers in creating and monitoring investor portfolios, a streamlined account opening solution that reduces the time to onboard new accounts on our platform, a goals-based investor portal that serves as a hub for communications between advisers and their clients and a fully automated digital advice tool that connects our advisers with their clients. We are committed to continuing our technology development and innovation efforts to help ensure that our advisers are well-positioned for growth and scale.

•

Personalized and scalable adviser service. Providing advisers access to high-quality service is a critical component of our value proposition. We develop deep, multi-level relationships with advisers’ firms, helping to ensure that, at all levels, advisers and their teams are connected with AssetMark. We tailor our services to the size of the adviser, allowing us to provide high service levels to a wide-range of adviser business sizes while also maintaining our operating leverage.

AssetMark field support.    Our experienced and knowledgeable field support acts as the extension of our advisers’ businesses. The “Regional Consultant” is the centerpiece of an adviser’s relationship with AssetMark. Our highly experienced Regional Consultants ensure that advisers can draw from a wide array of resources and institutional knowledge as they build and grow their businesses. These professionals are the single point of contact for the adviser and bring in expertise to help the adviser grow and compete. Our over 100 field experts as of March 31, 2019 provide initial and ongoing platform support to further cultivate strong relationships and accelerate adviser growth. The value our clients place on our sales model is reflected in our high Sales NPS of 63 as of June 30, 2018.

AssetMark service and operations teams.    Our service and operations teams go to great lengths to support advisers so advisers can focus on what matters most—serving clients and helping them achieve their goals. We segment our teams to provide tailored service at each stage of the AssetMark journey. During the first year, advisers receive expert hands-on guidance from our New Adviser Team, providing specialized training and servicing, opening new accounts and completing asset transfers to help ensure a smooth transition. Ongoing service levels are tailored based on the size of the adviser to help ensure we are meeting the needs of advisers regardless of business size. As our advisers’ businesses grow, so does the level of support they receive. Our services range from a team supporting broad-based needs to a dedicated “Relationship Manager” providing customized adviser support.

The Relationship Manager is at the heart of the back-office professional’s relationship with us. Our Relationship Managers work to ensure operational activity is accurately executed and seek to promptly resolve any issues investors may encounter. We feature high-touch, accurate and rapid client servicing from dedicated teams who strive to enhance the responsiveness of the adviser’s back office. In addition, our Relationship Managers provide productivity and client-service best practices, gained through deep industry experience, to the adviser’s back office teams. Like our Regional Consultants, our Relationship Managers are go-to resources for our advisers and their offices. Our service model is highly valued by advisers of all sizes, as demonstrated by our high Service NPS of 66 as of June 30, 2018. Further, approximately 81% of those advisers who were identified as promoters of our services in the NPS surveys from June 30, 2018 selected service as a key reason for their high satisfaction with us.

AssetMark specialty teams.    Depending on the adviser’s business needs, our consultants introduce advisers to investment experts, business development professionals, retirement consultants and business consultants who can help the adviser reach his or her goals. Our investment specialists help advisers better understand our curated investment platform and our specialized due diligence philosophy and process. For example, investment experts provide advisers with insights into portfolio construction and how specific investments help investors reach their goals. In addition to our investment experts, our team of business consultants helps advisers build more efficient and scalable businesses. These consultants specialize in providing customized, strategic solutions for optimizing day-to-day operations, building marketing strategies and driving sustainable business growth. Our specialty teams are dedicated to creating an end-to-end solution that enables advisers to have informed investor conversations and to build scalable businesses.

AssetMark senior leadership.    Our engagement model provides advisers with access to our senior executives through myriad educational programs and events we offer. Our leadership team is highly engaged with our advisers, allowing our leadership to better understand and support adviser needs. Our executives listen to advisers’ challenges, perspectives and preferences to continually construct a platform built for advisers and their businesses. Open communication and ongoing interaction foster deep relationships between our executives and our advisers.

Custody.    We provide our advisers with an open-architecture custodial platform that allows investors to select among our third-party custodial options or ATC, our proprietary trust company. We offer custody service through ATC, which has provided independent advisers and their clients with custodial and recordkeeping services since 1994. Our proprietary custodial solutions offer streamlined recordkeeping and cash management solutions. As of March 31, 2019, ATC had $35.6 billion in assets under custody, or approximately 72% of our platform assets. Assets under custody at ATC grew 117.0% from March 31, 2015 to March 31, 2019. Our spread-based revenue is driven by interest rates on the cash assets held by investors at our proprietary trust company, ATC.

•

Curated investment solutions.    Financial planning is the core competency and value proposition for most wealth managers. The various investment management functions that compose this role, such as formulating capital market assumptions, conducting manager due diligence, constructing portfolios and monitoring markets, managers and portfolios, can take time away from advisers’ ability to help their investors stay on track to reach their goals. As a result, many advisers outsource these activities to independent platforms like AssetMark.

We perform this challenging work for the adviser through our dedicated team of investment professionals who assess markets, conduct due diligence on asset managers and construct model portfolios for advisers to offer to their clients. Our framework, Investing Evolved, can help determine the right mix for investors to meet their goals, feel comfortable with the amount of risk and work to achieve their long-term financial goals. We deliver these capabilities through a portfolio construction methodology that can be broadly described in three categories:

With our approach, advisers are equipped to help investors understand what to expect from each strategy in various market conditions.

Investment team.    Our investment solutions are backed by careful due diligence, research and analysis. We have an experienced and dedicated team of investment professionals that act as a virtual extension of the advisers’ investment staff, including Chartered Financial Analyst (“CFA”) charter holders and Chartered Alternative Investment Analyst (“CAIA”) charter holders.

Our investment team is divided into two groups: due diligence and portfolio management. Our due diligence team conducts searches for new strategies and performs ongoing monitoring with deliverables on a monthly, quarterly and annual basis. Through this research, the team evaluates which strategies meet expectations and which warrant a more in-depth review. Our portfolio management team utilizes fundamental research and an in-house quantitative research team to construct holistic portfolios designed to meet client goals. The work that both teams provide helps enable advisers to spend less time sifting through the entire investment universe and more time deeply understanding their investments and delivering value to their clients.

Investment solutions.    We offer an open-architecture investment platform that features an extensively vetted set of third-party and proprietary investment solutions. Our third-party strategists include asset managers who offer a variety of managed portfolios, including ETF wrap, mutual fund wrap, unified managed accounts, separately managed accounts and fixed income. We believe in giving our advisers choice, thus we do not promote or advantage our proprietary offerings above those of third parties. Our proprietary strategists include Savos and AssetMark. Assets have grown 24% compounded annually from December 31, 2016 to March 31, 2019 and net flows have grown from $443.8 million to $1.4 billion from the year ended December 31, 2016 to the year ended December 31, 2018 for proprietary strategists. Through our proprietary offerings, we strive to create value for investors by reducing total cost, while maintaining our adjusted EBITDA margin by capturing more of the value chain.

Portfolio construction.    There are two ways advisers can work with AssetMark: using our turnkey portfolios or building their own portfolios. Advisers who prefer to fully outsource portfolio construction may select from among our Guided Portfolio Solutions (“GPS”). These diversified strategies incorporate our best thinking into a complete, professionally managed portfolio designed to enhance returns and limit losses. Our GPS portfolios have seen assets grow from $1.4 billion to $2.3 billion, representing a compound annual growth rate of 26% from December 31, 2016 to March 31, 2019. Alternatively, advisers who prefer to be more directly involved in portfolio construction may construct portfolios using proprietary and/or leading third-party strategists on our curated investment platform. These solutions serve investors spanning the wealth spectrum. For high-net-worth investors we also offer custom solutions. Our proprietary and leading third-party strategists work in conjunction with our sales team to provide high-touch, quality service to advisers and can accommodate for a wide array of investor situations and preferences. Our wealth management solution includes tailored investments, cash management and wealth transfer and tax tools. We help to ensure our advisers are competitive across all investor wealth tiers, from mass affluent to high-net-worth. In addition, we offer advisers investment flexibility by allowing them to build their own portfolios using our open-design investment platform tailored to their clients’ goals and needs.

The AssetMark business model

To achieve our mission, we have built a business model that allows us to reinvest in our advisers’ and their clients’ success. Our business model has delivered a track record of attractive revenue growth and adjusted EBITDA margin expansion, both driven by strong fundamentals including:

•

Strong asset growth: We have experienced (1) platform asset growth from existing clients of approximately 32% from December 31, 2014 to March 31, 2019, (2) $15.4 billion in assets attracted from new advisers to the platform over the same period and (3) $3.5 billion in assets added to our platform through acquisitions of competitors over the same period, measured at the date of acquisition. Subsequently, in April 2019, we closed our acquisition of Global Financial Private Capital for a cash purchase price of $35.9 million, which added another $3.8 billion in platform assets.

•

Recurring and resilient revenue model: In the year ended December 31, 2018, 99% of our total revenue was recurring in nature (based on revenue generated from assets that are under contract and not dependent on trading activity) and derived from either asset-based revenue or spread-based revenue from investor cash held at our proprietary custodian. In the year ended December 31, 2018, 93% of our total revenue was derived from asset-based revenue and 6% of our total revenue was derived from spread-based revenue. Since asset-based revenue is influenced by sector, asset class and market returns, while spread-based revenue is influenced by Federal Reserve movements and the amount of cash investors hold, our two sources of revenue are relatively uncorrelated, which has helped us establish a sustainable business model through various market fluctuations.

Revenue dynamics.

•

Asset-based revenue. Asset-based revenue is primarily driven by fees earned from investors on their assets invested on our platform. The amount of revenue generated from any given investor varies based on several factors. First, the investment solution selected by the adviser for an investor varies based on the investor’s needs and risk tolerances. We offer a broad array of investment solutions on our platform to satisfy those varied needs and risk tolerances, enabling us to capture a greater share of the investor’s wallet and to deepen our relationship with advisers and investors. Our fee rates for our solutions vary depending on the complexity of the solution, with strategic fixed income typically at the low end and complex personal portfolios typically at the high end of the range. Second, our asset-based revenue is influenced by the size of the investor’s account and Household size. As account and Household sizes increase, our pricing declines to encourage deeper client relationships. Lastly, mix shift between asset categories may impact asset-based revenue. As of December 31, 2018, our platform asset mix was 57% equities, 36% fixed income, 5% other and 2% cash, and our weighted average asset-based fee rate across all of our platform assets for the three months ended March 31, 2019 was 74.1 bps annualized. However, this asset mix may shift over time depending on investor preferences, which can be influenced by economic conditions, prevailing interest rates and other factors.

The amount of platform assets and, consequently, our asset-based revenue for a given period may fluctuate with market conditions. Market conditions and competitive factors may also affect our advisers’ choice of investment solutions for their clients and the fee rates we charge for particular solutions, any of which may affect our asset-based revenue for a given period.

•

Spread-based revenue. Spread-based revenue is driven by the amount of client cash held at our proprietary custodian, ATC. This revenue is primarily influenced by two factors: total cash balances held at ATC and the Federal Funds Rate. As of March 31, 2019, 72% of the assets on our platform were held at our proprietary custodian and ATC client cash accounted for 4% of total assets in custody at ATC. Changes in the number of advisers selecting our proprietary custodian and, consequently, changes in our cash balances could impact our spread-based revenue. Variations in interest rates may also impact spread-based revenue positively or negatively, depending on the interest rate environment. The combination of these two factors may partially mitigate spread-based revenue fluctuations in either direction.

•	Total revenue. Our average total revenue yield for the three months ended March 31, 2019 was 82.3 bps annualized.

•

Attractive margin profile driven by a mix of proprietary and third-party solutions: Our open-architecture technology, investment solutions and custodial platform offer choice and superior capabilities for advisers. In addition, since we offer a balance of third-party and proprietary solutions, we capture incremental economics, which has led to enhanced margins. By offering proprietary solutions alongside third-party technology, asset management and custody solutions, we foster competition across our offering. This competition drives participants (including us) to improve their offerings or risk losing favor with advisers. Each solution competes on its own value proposition and merits, and we do not promote or advantage our proprietary offerings above those of third parties. Our trust company held approximately 72% of our platform assets, and our proprietary strategists served 20% of our platform assets as of March 31, 2019, evidencing the strength of our proprietary offerings.

•

Consistently strong and growing net flows: Because our platform offers an array of solutions to advisers and our technology is deeply integrated into advisers’ businesses, our net flows grew from $1.5 billion in 2014 to $5.9 billion in 2018, representing 7% and 14% of beginning platform assets, respectively.

•

Significant operating leverage: Our purpose-built platform and upfront investments in our business have positioned us to benefit from upside growth and continued scale with meaningful operating leverage. Our net income margin was 33.5% for the year ended December 31, 2017 and 10.3% for the year ended December 31, 2018. Our net income for the year ended December 31, 2017 was impacted by a non-recurring $90.1 million benefit related to the Tax Cuts and Jobs Act of 2017. The power of the operating leverage in our model is apparent both from our ability to expand our adjusted EBITDA margin and our relationships with advisers over time. Our adjusted EBITDA margin (defined as adjusted EBITDA divided by total revenue) expanded from 19.9% for the year ended December 31, 2017 to 24.5% for the year ended December 31, 2018, while we delivered enhanced platform capabilities and solutions to advisers.

Our strengths

For more than 20 years, we have focused on providing solutions that enhance and simplify the lives of our advisers and the investors they serve. We believe that this approach distinguishes us from many of our competitors. The following strengths underpin our competitive advantage:

•

Our mission-driven, client-focused culture: We believe that our exceptional client-centric culture has driven our historical performance. The AssetMark team is dedicated to its mission of making a difference in the lives of advisers and investors through a culture that rests on our core pillars of heart, integrity, excellence and respect. We are also committed to helping advisers and the communities they serve. Through our Summer of Service and Community Inspiration Awards we seek to ensure that our firm’s and our advisers’ communities benefit from our charitable contributions. We believe that our focus on doing the right thing while also running a great business not only results in higher adviser loyalty and referrals, but also increases our employee tenure.

•

A deep understanding of fee-based, independent advisers: Our frequent, value-added interactions with our diverse group of advisers help us tailor offerings to meet their needs, at scale and in the context of their business opportunities and challenges. We also benefit from tracking and evaluating advisers’ extensive activity in our ecosystem. This allows us to create responsive service models, operational processes and solutions that help advisers reduce the time associated with administrative tasks. In addition, members of our community of advisers have access to each other’s best practices as well as data about their specific business activity, which helps our advisers grow their businesses and drives our extensive best practices library.

•

Proven ability to execute superior outsource solutions facilitated by a leading technology offering: We create outsource solutions that transform advisers’ businesses. We believe the transformation that we enable for the advisers on our platform is the result of our deeply integrated service model and robust, user-friendly technology, which together help advisers improve responsiveness to investors. Collectively, our outsource offerings optimize advisers’ time and, as a result, help improve investor outcomes.

•

We are a scale provider: We are an established leader as an outsource service provider for independent, fee-based financial advisers. Our scale and access enable us to establish favorable partnerships with technology and asset management institutions and provide attractive pricing for our advisers’ clients. In addition, our feature-rich technology solution scales to serve a broad-range of business sizes, from solo practices to ensemble firms. The scope and scale of our offering has made us an essential part of our advisers’ businesses, in turn making us the third largest outsource provider of the components of a managed account platform (known in the industry as a Turnkey Asset Management Program, or TAMP) in terms of platform assets in 2017, according to WealthAdvisor’s 2018 America’s Best TAMPs report. As of December 31, 2018, our market share among U.S. TAMPs was 10%.

•

We are a disciplined acquirer: Growth through acquisition of small, subscale, outsource providers is a core competency of our business. Our value creation through acquisition is generated by purchase price discipline and our ability to grow relationships formed through these acquisitions. In 2014 and 2015, respectively, we acquired the platform assets of two firms that collectively added $3.5 billion in assets to our platform at the time of acquisition. On average, three years post-acquisition, these acquired assets had grown by 17% compounded annually. Subsequently, in April 2019, we closed our acquisition of Global Financial Private Capital for a cash purchase price of $35.9 million, which added another $3.8 billion in platform assets.

•

Our experienced and committed management team: Our experienced and committed senior leadership team has provided stable leadership for our business since 2014. Our management team has played a significant role in almost doubling the size of our business (measured by platform assets) while also expanding our net income margin from 3.4% in the year ended December 31, 2014 to 10.3% in the year ended December 31, 2018. Our executives have strong relationships in the wealth management industry and with our clients, and are aligned with future stockholders through their significant equity ownership in our company.

Our growth strategy

•

Increase the adviser base: Through our marketing efforts and the outreach of our more than 100-person field force, we expect to continue building on our existing relationships with advisers and growing business from new relationships.

•

Expand share of wallet from existing adviser clients: According to our internal share of wallet study, as of March 31, 2019, we have approximately 33% of the total assets and 61% of the total advisory assets of our advisers with at least $5 million in positive net flows on our platform over the life of our relationship with them. We plan to work with existing advisers to add investment solutions to our platform that they otherwise obtain elsewhere. This work aims to help advisers further their operational efficiencies and improve their investor experience by shifting an increasing portion of their business to AssetMark.

•

Help advisers grow their businesses: Our turnkey, holistic platform and adviser engagement model are designed to help advisers grow and build sustainable businesses. We plan to continue to help advisers grow through our deep business consulting engagements and comprehensive platform support.

•

Expand our services to new segments: We are focused on introducing new products and enhancing services and capabilities in areas including cash management, business consulting and trading to further expand our reach into the RIA market, retirement services and the high-net-worth segment. We believe that these solutions will enhance our offering to existing advisers while also deepening and extending our relationships with high-growth segments of advisers.

•

Continue to pursue strategic transactions: We expect to continue to selectively pursue acquisitions that we believe will enhance the scale and operating leverage of our business. In addition, we may pursue acquisitions that expand the appeal of our offering to independent, fee-based advisers and the investors they serve.

Competition

We compete with a broad range of wealth management firms that offer services to independent investment advisers. Our value proposition is built upon the quality and breadth of the integrated technology, scalable services and curated investment solutions we provide to advisers and the investors they serve. Our dedicated, client-focused culture is designed to deepen adviser relationships and drive adviser engagement on our platform. We believe that these strengths, among others, differentiate us from our competitors. The principal bases on which participants in our industry compete are the breadth of technological capabilities, the quality of consulting and back-office servicing and the quality of investment solutions. We believe that we compete favorably on each of these factors. As a holistic wealth platform, we offer advisers a solution set that adheres to exacting quality standards and offers an extensive suite of services that provide advisers a turnkey platform with which to build and grow their businesses.

Our competitors offer a variety of products and services that compete with one or more of the investment solutions and services provided through our platform. Our principal competitors include:

•

Other turnkey asset management platform providers: Most providers of turnkey asset management platforms typically provide financial advisers with one or more types of products and services, and vary in the number of choices offered in terms of custodians, technology features, investments and quality of service.

•

Independent broker-dealer proprietary wealth platforms: Many broker-dealers provide integrated proprietary wealth management platforms that offer an array of asset management solutions to their affiliated financial advisers.

•

Providers of specific service applications: Several of our competitors provide financial advisers with a product or service designed to address one or a limited number of specific needs, such as financial planning or performance reporting.

•

Adviser-built solutions: Some financial advisers have developed in-house solutions that overlap with some or all of the technology or services that we currently provide, including portfolio construction, portfolio analytics and model management.

We believe that our broad set of solutions featuring a fully integrated technology platform, extensive suite of technology features, personalized and scalable service, curated investment offerings and high quality service differentiate us from other competitors in the marketplace. With our continued focus on enhancing our platform and the services we provide to advisers, we believe that we will continue to compete favorably.

Employees

As of March 31, 2019, we had over 620 full-time employees, all of whom are located in the United States. None of our employees is represented by a labor union or subject to a collective bargaining agreement governing employment with us, and we have never experienced a work stoppage.

Corporate structure

In April 2016, HTSC, a Chinese securities group with brokerage and investment services, acquired our collective businesses from Aquiline Capital Partners and Genstar Capital. Through the acquisition, HTSC became the ultimate parent company of our collective businesses through its subsidiary HIIHL, a company organized under the laws of the Cayman Islands. HIIHL holds 98.6% of the equity interests in our parent company, AssetMark Holdings LLC, with the remaining 1.4% held by members of our senior management and board of directors and certain of our employees. In turn, AssetMark Holdings LLC holds 100% of the equity interests in our company.

In connection with this offering, AssetMark Holdings LLC will be liquidated and dissolved and the members of AssetMark Holdings LLC will become our stockholders. See the section titled “Prospectus summary—Restructuring” for more information.

AssetMark Financial Holdings, Inc. is a holding company for AssetMark Financial, Inc., which in turn holds our separate operating business units. Our limited purpose broker-dealer, AssetMark Brokerage, LLC, was formed in 2013 and provides mutual fund underwriting and distribution services for our GuideMark, GuidePath and Savos mutual funds. ATC, which was formed in 1994, is an integrated custodian that provides trust and custodial services to our advisers’ clients. Through AssetMark, Inc., our investment adviser subsidiary that was formed in 1999, we operate our TAMP platform and provide investment advisory services for certain assets on the platform. Finally, AssetMark Retirement Services, Inc., which was acquired as part of our acquisition of Aris Corporation of America in early 2015, provides recordkeeping and administrative services for retirement accounts.

In addition to Aris Corporation, we have grown our business through a number of opportunistic acquisitions. Most recently, on April 16, 2019, we closed our acquisition of Global Financial Private Capital, a registered investment adviser that provides a broad suite of integrated wealth management services for institutional and individual investors. We expect this acquisition to strengthen our turnkey asset management services and add assets to our platform.

Regulation

Overview

The financial services industry is among the most extensively regulated industries in the United States. We operate investment advisory, broker-dealer, custodian and mutual fund businesses, each of which is subject to a specific regulatory scheme. Our subsidiaries are subject to regulation primarily at the federal level, including regulation by the SEC under the Advisers Act and the 1940 Act, the CFTC, the NFA, the DOL under ERISA and by the SEC, FINRA and the Financial Crimes Enforcement Network of the Department of the Treasury for our broker-dealer subsidiary. Our proprietary custodian, ATC, is an Arizona trust company regulated by the ADFI.

The Advisers Act and the 1940 Act

AssetMark, Inc. and Global Financial Private Capital, our investment adviser subsidiaries, are registered with the SEC under the Advisers Act. The Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary duties to clients, compliance and disclosure obligations, recordkeeping requirements and operational requirements, as well as regulations related to receipt of performance fees, solicitation arrangements, conflicts of interest, advertising, agency cross and principal transactions between the adviser and advisory clients and general anti-fraud provisions. In addition, certain of our investment adviser subsidiaries sponsor registered funds in the United States. These activities subject those subsidiaries to additional regulatory requirements, including regulation by the SEC under the 1940 Act. The 1940 Act imposes significant requirements and limitations on a registered fund, including with respect to its capital structure, investments and transactions. The registered funds that are advised by our investment adviser subsidiaries are subject to oversight and management by each fund’s board of directors. Under the 1940 Act, a majority of the directors of registered funds must not be “interested persons” with respect to us (sometimes referred to as the “independent director” requirement) in order to rely on certain exemptive rules under the

1940 Act relevant to the operation of registered funds. The responsibilities of the fund’s board include, among other things, approving the investment advisory agreement, approving other service providers, determining the method of valuing assets and monitoring transactions involving affiliates. The 1940 Act also imposes on the investment adviser to a registered fund a fiduciary duty with respect to the receipt of the adviser’s investment management fees. That fiduciary duty may be enforced by the SEC, administrative action or litigation by investors in the fund pursuant to a private right of action. In addition, many state securities commissions impose filing requirements on investment advisers that operate or have places of business in their states. Similarly, many states require certain client-facing employees of registered investment advisers and FINRA-registered broker-dealers to become state licensed.

The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censure to termination of an investment adviser’s registration. Non-compliance with the Advisers Act or other federal and state securities laws and regulations could result in investigations, sanctions, disgorgement, fines or other similar consequences. Though we believe we are in compliance in all material respects with the requirements of the Advisers Act and the 1940 Act and the rules and interpretations promulgated thereunder, our failure to comply with such laws, rules and interpretations could have a material adverse effect on us.

Under the Advisers Act and the 1940 Act, certain offerings of our shares could be deemed a change of control of our investment adviser subsidiaries, and unless our investment adviser subsidiaries’ clients consent to the change of control, our investment advisory agreements with such clients could be terminated. See the section titled “Risk factors—Risks related to regulation and litigation—In the event of a change of control of our company, we may be required to obtain FINRA approval and the consent of our advisory clients to the change of control, and any failure to obtain these consents could adversely affect our results of operations, financial condition or business.” While we have concluded that this offering does not constitute an assignment or change of control, an assignment or change of control could be deemed to occur in the future if we or one of our investment adviser subsidiaries were to gain or lose a controlling person, or in other situations that may depend significantly on particular facts and circumstances. In any such case we would seek to obtain the consent of our investment adviser subsidiaries’ advisory clients, including any funds, to the assignment.

Broker-dealer regulation

Our subsidiary AssetMark Brokerage, LLC is a limited purpose SEC-registered broker-dealer that distributes and underwrites mutual funds. Broker-dealers and their personnel are regulated, to a large extent, by the SEC and self-regulatory organizations, principally FINRA. In addition, state blue sky commissions have supervisory authority over broker-dealer activities conducted in their states. Broker-dealers are subject to regulations which cover virtually all aspects of their business, including sales practices, trading practices, order handling, best execution, use and safekeeping of clients’ funds and securities, anti-money laundering, handling of material non-public information, safeguarding data, recordkeeping, reporting and the conduct and qualifications of directors, officers, employees, representatives and other associated persons.

Broker-dealers are also subject to net capital rules that mandate that they maintain certain levels of capital. The SEC’s net capital rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule and FINRA regulations impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and FINRA for certain withdrawals of capital.

ERISA regulation

Certain of our subsidiaries, including AssetMark, Inc. and AssetMark Retirement Services, Inc., are also subject to regulation by the DOL under ERISA and related regulations with respect to investment advisory and management, recordkeeping and administrative services provided with regard to retirement plans covered by ERISA and IRAs. Among other requirements, ERISA imposes duties on persons who are fiduciaries under ERISA and prohibits certain transactions between plans and related parties. A failure to comply with the requirements of ERISA could result in significant monetary penalties and could limit the ability of our subsidiaries to act as fiduciaries.

CFTC regulation

Our subsidiary AssetMark, Inc. is registered with the CFTC as a commodity pool operator with respect to some of the funds it manages. AssetMark, Inc. is also a member of the NFA. The CFTC is a federal independent agency responsible for implementing and enforcing the CEA, which governs commodity derivative markets, including those for swaps and futures, and intermediaries operating in those markets. The NFA is a self-regulatory organization to which the CFTC has delegated some of its authority under the CEA, including the administration and enforcement of registration requirements for commodity pool operators and other intermediaries and the regulation of the conduct of its members. As a registered commodity pool operator, AssetMark, Inc. is subject to regulation by the NFA and CFTC and is subject to legal requirements and restrictions under the CEA, CFTC regulations and NFA rules and by-laws. These include, among others, reporting and disclosure requirements, investor protection requirements, conduct requirements, anti-fraud prohibitions and recordkeeping requirements. AssetMark, Inc. is also subject to periodic inspections and audits by the NFA.

From time to time, our subsidiaries have provided, and in certain cases continue to provide, information and documents to the various regulators specified above regarding our compliance with commodities, securities and other laws and regulations regarding the conduct of our businesses.

In the event of noncompliance, the SEC, CFTC, NFA or other governmental regulatory authorities may institute administrative or judicial proceedings that may result in censure, fines, the issuance of cease-and-desist orders, trading prohibitions, the suspension or expulsion of a member, its officers, registered representatives or employees or other similar sanctions against AssetMark, Inc.

Trust company regulation

ATC, our wholly owned state-licensed trust company subsidiary that acts as a custodian for client investment assets, is an Arizona licensed trust company subject to regulation and examination by the ADFI. As a “bank,” for the purposes of the Exchange Act, effectuating securities transactions in a fiduciary capacity, ATC is exempt from registration as a broker-dealer under the Exchange Act, but is subject to Arizona state trust company laws, as well as certain federal laws including those related to anti-money laundering.

As an Arizona regulated trust company, ATC is subject to annual examination by the ADFI staff. Arizona requirements also include minimum capital requirements, limitations regarding declaration of dividends, requirements regarding maintenance of a fidelity bond, recordkeeping requirements, certain required audits and maintenance of disaster recovery and business continuity plans. ATC is also subject to reporting requirements with the U.S. Internal Revenue Service regarding activity of its clients’ investment assets, and must comply with Internal Revenue Code requirements when acting as trustee for its clients’ IRAs.

Because ATC is not a “bank” under the Bank Holding Company Act of 1956 (as amended, the “BHCA”), our affiliation with ATC does not cause us to be regulated as a bank holding company or financial holding company under the BHCA.

Anti-money laundering

ATC, AssetMark Brokerage, LLC (our U.S. broker-dealer subsidiary) and the mutual funds advised by AssetMark, Inc. are subject to the BSA, as amended by the PATRIOT Act, and implementing regulations, which require financial institutions, including custodians and broker-dealers, to establish anti-money laundering compliance programs, file suspicious activity and other reports with the U.S. government and maintain certain records. A financial institution’s anti-money laundering compliance program generally must include policies, procedures and controls reasonably designed to achieve compliance with the BSA and its implementing regulations and to detect and report suspicious activity, the training of relevant employees, the designation of an anti-money laundering compliance officer, periodic independent audits to test the effectiveness of the program, and customer due diligence and ongoing monitoring. Certain financial institutions, including trust companies, broker-dealers and mutual funds, are also required to implement customer identification procedures and beneficial ownership identification procedures. We have established policies, procedures and systems designed to comply with these regulations.

Privacy

Regulatory activity in the areas of privacy and data protection continues to grow worldwide and is generally being driven by the growth of technology and related concerns about the rapid and widespread dissemination and use of information. To the extent applicable, we must comply with federal and state information-related laws and regulations in the United States, including the Gramm-Leach-Bliley Act of 1999, which requires financial institutions to disclose their privacy policies and practices related to sharing customer information with affiliates and non-affiliates and give customers the ability to “opt out” of having non-public information disclosed to third parties or receiving marketing solicitations from affiliates and non-affiliates based on non-public information received from financial institutions. Further, to the extent applicable, we must comply with additional privacy-related regulations including the Fair Credit Reporting Act of 1970, as amended by the 2003 Fair and Accurate Credit Transactions Act, Regulation S-P under the Gramm-Leach-Bliley Act, Regulation S-ID and the California Consumer Privacy Act, and may also be subject to new federal and state requirements in the future.

In particular, Regulation S-P requires that we (i) safeguard the security and confidentiality of all client records and information, (ii) protect against any anticipated threats or hazards to the security or integrity of client records and information and (iii) protect against any unauthorized access or use of such information that could result in substantial harm or inconvenience to any client, and we must install and abide by appropriate policies, procedures and practices to meet these requirements. Such procedures include physical and structural safeguards that prevent data from being accessed by affiliates or any third party except where properly protected and necessary for the delivery of services to the client. In addition, we maintain strict policies to prevent the sharing of data outside of the United States, including to prevent the sharing of client data with HTSC. We operate as an independent firm separate from HTSC; we maintain network separation from HTSC; and we do not share client information or technology with HTSC. Further, we undergo regular third-party audits of our security protocols to help ensure the ongoing integrity of our data protection and privacy measures.

PRC and Hong Kong regulations

Our ultimate parent company and controlling stockholder, HTSC, which is incorporated in the PRC and listed on The Shanghai Stock Exchange, The Stock Exchange of Hong Kong Limited and the Shanghai segment of the London Stock Exchange, is subject to regulations governing PRC-incorporated companies, as well as the listing rules of such stock exchanges. Certain of these rules and regulations require our controlling stockholder to file with or obtain approval from various PRC regulators or HTSC’s shareholders or board of directors before approving certain of our corporate actions. See the section titled “Risk factors—Risks related to our controlling stockholder’s ultimate parent being a PRC company with stock listed in Hong Kong and Shanghai.”

Additional regulatory reform

Our subsidiaries are subject to the numerous regulatory reform initiatives in the United States. New laws or regulations, or changes in enforcement of existing laws or regulations, could have a material and adverse impact on the scope or profitability of our business activities or require us to change business practices and incur additional costs as well as potential reputational harm. For example, on April 18, 2018, the SEC proposed a package of rulemakings and interpretations that, if adopted, would (i) require broker-dealers to act in the “best interest” of retail customers when making a recommendation, without placing the financial or other interests of the broker-dealer ahead of the interest of the retail customer, (ii) require the delivery to retail investors of a short-form disclosure document describing the firm’s relationship with and duties to the customer, (iii) restrict the use of the term “adviser” or “advisor” by broker-dealers who are not also registered as investment advisers and (iv) clarify the SEC’s views on the fiduciary duty that investment advisers owe to their clients. Any legislative or regulatory actions and any required changes to our business operations, or the business operations of our adviser clients, resulting from such legislation and regulations, as well as any deficiencies in our compliance with such legislation and regulation, could result in significant loss of revenue, limit our ability to pursue business opportunities in which we might otherwise consider engaging or otherwise adversely affect our businesses.

In addition, financial regulators are increasing their enforcement and examination attention across a wide range of activities and business practices, including disclosure, conflicts of interest, cyber-security, business continuity and succession planning. Such enhanced scrutiny may increase the likelihood of enforcement actions or violation findings or cause us or our subsidiaries to change business practices or incur additional costs. It is also not possible to predict how such changes may impact the businesses of our competitors and the competitive dynamics of the industry.

Intellectual property

We rely on a combination of trademark, copyright and trade secret laws to protect our proprietary technology and intellectual property. We have registered certain of our trademarks and service marks in the United States with the U.S. Patent and Trademark Office, including the mark “ASSETMARK.” In addition, we have registered our domain names, including www.assetmark.com and www.ewealthmanager.com, with MarkMonitor. We believe the AssetMark name and the marks associated with it are of significant value and are important to our business. Accordingly, as a general policy, we monitor the use of our marks and vigorously oppose any unauthorized use of the marks. We rely on common law protection of our copyrighted works. Such copyrighted materials are not material to our business.

We seek to control access to and distribution of our proprietary information, including our algorithms, implementation and business on-boarding functions and applications software. We enter into confidentiality, nondisclosure, non-interference and invention assignment agreements with our employees, consultants, customers and vendors that generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential, and we limit access to our confidential and proprietary information to a “need to know” basis. In the normal course of business, we provide our intellectual property to third parties through licensing or restricted use agreements. We have established a system of security measures to help protect our computer systems from security breaches and computer viruses. We have employed various technology and process-based methods, such as clustered and multi-level firewalls, intrusion detection mechanisms, vulnerability assessments, content filtering, antivirus software and access control mechanisms. We also use encryption techniques for data transmission.

Facilities

Our headquarters are located in Concord, California and consist of approximately 72,536 square feet of leased space. Our lease on this space expires on August 31, 2022. We lease an additional combined 97,348 square feet of office space in Phoenix, Arizona; Chicago, Illinois; State College, Pennsylvania; Encino, California; Atlanta, Georgia and Sarasota, Florida. We believe that our headquarters and other offices are adequate for our immediate needs and that additional or substitute space is available if needed to accommodate growth and expansion.

Legal proceedings

We are, from time to time, involved in various legal proceedings, litigation and regulatory matters that arise in the normal course of our business. We do not believe that the resolutions of any such matters we are currently involved in, individually or in the aggregate, will have a material adverse impact on our financial condition or results of operations. However, we can provide no assurance that any pending or future matters will not have a material effect on our financial condition or results of operations in the future.

Management

The following table sets forth information regarding the executive officers and directors of AssetMark Financial Holdings, Inc. as of June 30, 2019:

Name	Age	Position

Charles Goldman	58	Director, President and Chief Executive Officer

Gary Zyla	47	EVP, Chief Financial Officer

Ted Angus	48	EVP, General Counsel

Jeremiah Chafkin	60	EVP, Chief Investment Officer

Carrie Hansen	49	EVP, Chief Operating Officer

Michael Kim	49	EVP, Chief Client Officer

Mukesh Mehta	53	EVP, Chief Information Officer

Natalie Wolfsen	49	EVP, Chief Solutions Officer

Xiaodan Liu	47	Chairman of the Board

Rohit Bhagat	55	Director

Patricia Guinn	64	Director

Bryan Lin	49	Director

Ying Sun	43	Director

Yi Zhou	50	Director

Executive officers and directors

Charles Goldman has served as our President and Chief Executive Officer since 2014 and as a director since 2013. Prior to joining our company, he served as Senior Advisor at Bain & Company from 2010 to 2014 and President of Fidelity Investments, Custody & Clearing from 2009 to 2010. From 2001 to 2008, Mr. Goldman served in various senior roles at The Charles Schwab Corporation, including head of Schwab Institutional, Chief Operating Officer of Schwab Institutional and head of Strategy, M&A and Venture Capital. From 1996 to 2000, he served as President of Paramount Farms, Inc. From 1991 to 1996, Mr. Goldman was a consultant with The Boston Consulting Group, prior to which he spent two years with Bankers Trust Company. Mr. Goldman holds a B.S. degree in finance, magna cum laude, from the University of Southern California and an M.B.A. degree, with honors, from the University of California, Los Angeles. We believe Mr. Goldman is qualified to serve as a member of our board of directors because of the perspective he brings as our Chief Executive Officer and his experience in senior management positions.

Gary Zyla has served as our Chief Financial Officer since 2011. From 2004 to 2011, Mr. Zyla served in the Corporate and Retirement and Protection segments at Genworth Financial, Inc., where he led the Capital Management team and served as Vice President of Financial Planning & Analysis. Mr. Zyla holds a B.S. degree in Computer Science-Mathematics and a B.A. degree in History from the State University of New York-Binghamton and an M.B.A. from the University of Maryland.

Ted Angus has served as our General Counsel since joining us in 2013. From 2010 to 2013, Mr. Angus served as the General Counsel at Genworth Financial Wealth Management, and from 2000 to 2010 he served in various roles at The Charles Schwab Corporation, including as Vice President and Associate General Counsel. From 1998 to 2000, Mr. Angus was an Associate in the securities litigation group at the law firm Brobeck, Phleger & Harrison LLP, and from 1995 to 1998, he was an Associate at Keesal, Young & Logan. Mr. Angus holds B.A. degrees in History and Economics from the University of California, Los Angeles and a J.D. from the University of California, Hastings College of the Law.

Jeremiah Chafkin has served as our Chief Investment Officer since 2014. Prior to joining our company, Mr. Chafkin served as the President and Chief Executive Officer at AlphaSimplex Group, an investment management firm, from 2008 to 2014. From 2006 to 2007, Mr. Chafkin was the Chief Executive Officer at IXIS Asset Management U.S., L.P. From 1991 to 2006, Mr. Chafkin held a range of leadership roles with The Charles Schwab Corporation, including Executive Vice President of the Advised Investor Division (2002 – 2006), President of Charles Schwab Investment Management (1991-2001) and Executive Vice President of Asset Management Products and Services (1999-2001). Mr. Chafkin began his career at Bankers Trust Company, where he spent almost fifteen years in a variety of asset management roles, including Chief Executive Officer of the Structured Investment Management business (1997-1999) and President of Japan Bankers Trust (1994-1996). Mr. Chafkin holds a B.A. degree in Economics from Yale University and an M.B.A. degree from Columbia Business School.

Carrie Hansen joined our company in 2000, and has served as our Chief Operating Officer since 2008 and as President of our Mutual Funds division since 2007. Prior to becoming our Chief Operating Officer, Ms. Hansen served as our Chief Financial Officer (2003-2006) and Chief Compliance Officer (2004-2008). From 1998 to 2000, Ms. Hansen served as head of the Investment Operations Group in the Tokyo office of Barclays Global Investors, prior to which she spent over four years at Coopers & Lybrand Consulting, finishing her career there as an Audit Manager. Ms. Hansen holds a B.S. degree in Business Administration from the University of California, Berkeley.

Michael Kim joined our company in 2010 and has served as our Chief Client Officer and National Sales Leader since January 2018. Prior to becoming our Chief Client Officer, Mr. Kim served as our National Sales Manager from 2014 to 2018, and Head of our RIA Channel from 2010 to 2014. Prior to joining our company, Mr. Kim spent over twelve years with Fidelity Investments, Inc., including as a Senior Vice President from 1998 to 2010. From 1995 to 1998, Mr. Kim served as Senior Vice President at Transamerica, and from 1991 to 1995, Mr. Kim was a Senior Associate at Coopers & Lybrand Consulting. Mr. Kim holds a B.A. degree in Economics from the University of California, Los Angeles.

Mukesh Mehta has served as our Chief Information Officer since joining our company in 2017. From 2014 to 2017, Mr. Mehta served as the Chief Information and Technology Officer at Cetera Financial Group, a shared services organization serving a family of affiliated independent broker-dealers. From 2010 to 2013, Mr. Mehta served as Chief Information Officer at TD Ameritrade, a brokerage firm, where he also served as a Managing Director in Business Technologies from 2009 to 2010. From 2002 to 2008, Mr. Mehta served as Senior Vice President and Chief Information Officer at Schwab Institutional, Platform Development & Technology, prior to which he served as a Vice President of Finance & Corporate Administration Technology at The Charles Schwab Corporation from 1999 to 2002. Mr. Mehta has also held positions with Bankers Trust (Vice President, Defined Contribution & Participant Services, 1995-1999), Kwasha Lipton (Pension Design & Systems Consultant, 1987-1994), ER Keller & Co. (Investment Account Manager, 1987) and Bell Communications Research (Analyst, 1984-1987). Mr. Mehta holds a B.A. degree in Mathematics & Economics from Rutgers University and is a graduate of the Stanford University Graduate School of Business Executive Program.

Natalie Wolfsen joined our company in 2014 and has served as our Chief Solutions Officer since January 2018, prior to which she served as our Chief Commercialization Officer from May 2014 to December 2017. Prior to joining our company, Ms. Wolfsen served as head of Marketing and Product Development for First Eagle Investment Management, an investment management company, from 2011 to 2014. From 2009 to 2011, Ms. Wolfsen served as head of Product Management and Development for Pershing LLC. From 1999 to 2009, Ms. Wolfsen held numerous roles with The Charles Schwab Corporation, including Senior Marketing Manager (1999-2000), Senior Manager and Director of Technology (2000-2001), Director of Segment Management (2002-2004), Vice President of Strategy (2004-2007), Vice President of Product Management and Development (2007-2008) and Vice President of Equity Product Management and Development (2008-2009). Ms. Wolfsen holds a B.A. degree in Political Science from the University of California, Berkeley and an M.B.A. degree from the University of California, Los Angeles.

Non-employee directors

Xiaodan Liu has served as the Chairman of our board of directors since 2016. Ms. Liu has served as President of Huatai United Securities Co., Ltd., the specialized investment banking subsidiary of HTSC and one of our affiliates, since 2010 and as Chairperson of Huatai United Securities Co., Ltd. since 2017. Ms. Liu also served as a member of the M&A and Restructuring Committee of the China Securities Regulatory Committee from 2012 to 2016. Ms. Liu has over 16 years of experience in the investment banking industry, including time at HolyHigh Investment Advisory and Hantang Securities, and has participated in the drafting and revisions of Chinese regulations on M&A and restructuring practices in China. Ms. Liu graduated from Peking University with a Master’s degree in Law. Ms. Liu’s qualifications to serve on our board of directors are primarily based on her two years of experience as a member of our board of directors, her knowledge of Chinese regulations and authorities gained through her time with the CSRC and working in the financial industry in China, and her knowledge of the investment banking industry gained through her 16 years of experience.

Rohit Bhagat has served as a director of our company since 2017. Mr. Bhagat was a Senior Partner at The Boston Consulting Group from 1992 to 2005, Global Chief Operating Officer of Barclays Global Investors from 2005 to 2009 and Chairman, Asia Pacific of BlackRock, Inc. from 2009 to 2012. Mr. Bhagat currently serves on the boards of Axis Bank Limited (since 2013), Franklin Templeton ETF Trust (since 2016) and FreeCharge Payment Technologies Pvt. Ltd. (since 2018). He also serves as a Senior Advisor to B Capital Group (since 2017) and Advisor to Optimal Asset Management (since 2016). Mr. Bhagat received a B. Tech. (Mechanical Engineering) degree (with distinction) from the Indian Institute of Technology, Delhi, an M.Sc. (Engineering) degree from the University of Texas at Austin and an M.B.A. degree (with honors) from the Kellogg School at Northwestern University. Mr. Bhagat’s qualifications to serve on our board of directors are primarily based on his significant corporate governance experience, including his tenure as a member of our board of directors and decade of experience serving as a director of other companies (including service on audit, risk management, nomination, compensation and mergers and acquisitions committees), his extensive experience in financial services and fintech as a business leader, investor and advisor, his knowledge of the financial services industry, his experience working with regulators in multiple jurisdictions while at Barclays and BlackRock and his education in finance, marketing, strategy and managerial economics.

Patricia Guinn has served as a director of our company since 2019. From 1976 to 2019, Ms. Guinn held various positions at Willis Towers Watson (formerly Towers Watson and Towers Perrin), a global advisory, brokerage and solutions company, including Chief Risk Officer from 2017 to 2019 and

Managing Director of the Risk and Financial Services Segment from 2001 to 2015. Ms. Guinn currently serves as a member of the board of directors of Reinsurance Group of America, Inc., a global life and health reinsurance firm, and is a member of its audit and FIRM (finance, investment and risk management) committees, positions she has held since 2016. She also served as a director of Allied World Assurance Company Holdings AG from 2015 to 2017. Ms. Guinn currently serves as an Association Member of Bupa, an international healthcare group, an Emeritus Trustee of The Actuarial Foundation, a member of the Social Security Advisory Board’s 2019 Technical Panel on Assumptions and Methods, a governance fellow of the National Association of Corporate Directors, a fellow of the Society of Actuaries and a member of the American Academy of Actuaries, and is a Chartered Enterprise Risk Analyst. Ms. Guinn holds a B.A. degree in Mathematics from Hendrix College. Ms. Guinn’s qualifications to serve on our board of directors are primarily based on her significant professional and leadership experience in the advisory and brokerage industries and her experience as a director of other financial services companies, including as an audit committee member.

Bryan Lin has served as a director of our company since 2019. Mr. Lin is currently the CEO of Huatai Securities (USA), Inc., a wholly owned U.S.-based indirect subsidiary of HTSC, a position he has held since March 2018. Prior to joining Huatai Securities (USA), Inc., Mr. Lin spent over eleven years, from 2006 to 2017, as a senior private equity investment professional with The Carlyle Group, where he focused on various infrastructure sections including transportation and logistics, energy and utilities. Prior to joining The Carlyle Group, Mr. Lin spent over nine years, from 1997 to 2006, as an investment banker with Citigroup, where he focused on financial advisory and capital raising for clients in the infrastructure and energy sectors. Mr. Lin started his career as a banking analyst at the Federal Reserve of New York, where he spent two years working in the areas of bank supervision and regulation. Mr. Lin served on the board of directors at several portfolio companies of The Carlyle Group, serving on various executive, audit and compensation committees. Mr. Lin holds a B.S. in Business Management from State University of New York at Binghampton and an M.B.A. degree from the University of Chicago, Booth School of Business, and is a CFA charter holder. Mr. Lin’s qualifications to serve on our board of directors are primarily based on his significant professional experience in the financial industry, including in private equity, investment banking and financial regulation, as well as his experience serving on executive, audit and compensation committees of the boards of directors of various portfolio companies.

Ying Sun has served as a director of our company since 2016. Ms. Sun currently serves as a Managing Director and Head of Corporate Development of our parent company, HTSC, positons she has held since December 2014. Prior to joining HTSC, she worked in capital markets and cross-border mergers and acquisitions at Citigroup Asia Investment Banking (2013 through 2014) and Deutsche Bank Asia (2005 to 2012). Ms. Sun currently serves as a director of HIIHL, a subsidiary of our ultimate parent company HTSC. She has held this directorship since 2016. Ms. Sun holds a Bachelor’s degree in Economics from Peking University. Ms. Sun’s qualifications to serve on our board of directors are primarily based on her two years of experience as a member of our board of directors and two years serving as a director for other companies, as well as her knowledge of the financial industry acquired through her experience at Citigroup Asia and Deutsche Bank Asia.

Yi Zhou has served as a director of our company since 2016. Mr. Zhou has been the Executive Director and President of HTSC since 2007 and Chairman of the board of HTSC since 2016. Prior to joining HTSC, Mr. Zhou worked in technology management for the Jiangsu Posts & Telecommunications Bureau, an affiliated department of the Jiangsu Provincial government, from 1998 to 1999 and in administrative management at Jiangsu Mobile Communication Co., Ltd., a state-owned communications company in Jiangsu province, from 1999 to 2000. From 2005 to 2006,

Mr. Zhou was the Deputy General Manager of Shanghai Beier Fortune Communications Company. Mr. Zhou has served on the boards of directors of Jiangsu Beier Co., Ltd. (from April to July 2000), Nanjing Xinwang Technology Co., Ltd. (from 2000 to 2005), Jiangsu Province Emerging Industry Investment Management Limited (an investment management company that invests primarily in the Jiangsu Province equity market) (from 2013 to 2018), Huatai Securities (Shanghai) Assets Management Ltd., one of our affiliates (from 2014 to 2018), and Huatai International Financial Holdings Company Limited, our direct parent (from 2017 to 2018), and continues to serve on the boards of Huatai Financial Holdings (Hong Kong) Limited (an HTSC subsidiary engaged in investment banking, asset management and wealth management businesses) (since 2006) and CSOP Asset Management Limited (a fund management company located in Hong Kong) (since 2017). Mr. Zhou graduated from Nanjing University of Posts and Telecommunications with a Bachelor’s degree in Computer Communications. Mr. Zhou’s qualifications to serve on our board of directors are primarily based on his two years of experience as a member of our board of directors and 11 years of experience as a member of the boards of other entities, his knowledge of investment services gained through his 11 years with Huatai affiliates, and his knowledge of PRC-related regulations gained through his extensive experience working with Chinese entities, both in management and as a director.

Family relationships

There are no family relationships among any of our executive officers or directors.

Controlled company

Upon the completion of this offering, HTSC will continue to control a majority of the voting power of our outstanding common stock through its indirect subsidiary HIIHL. As a result, we will be a “controlled company” under the NYSE corporate governance standards. As a controlled company, we will be exempt from certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules;

•

that the compensation of our executive officers be determined, or recommended to the board of directors for determination, by majority vote of the independent directors or by a compensation committee composed solely of independent directors; and

•

that director nominees be selected, or recommended to the board of directors for selection, by majority vote of the independent directors or by a nomination committee composed solely of independent directors.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the NYSE rules.

These exemptions do not modify the independence requirements for our audit committee, and we expect to satisfy the member independence requirement for the audit committee by the end of the transition period provided under the NYSE listing standards and SEC rules and regulations for companies completing their initial public offering. See the section titled “—Board committees—Audit committee.”

Board structure and compensation of directors

Upon the completion of this offering, our board of directors will consist of seven members. Our board of directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independence judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our board of directors has determined that each of Rohit Bhagat and Patricia Guinn is independent under applicable NYSE rules.

Our directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2020, 2021 and 2022 respectively. Mr. Bhagat and Mr. Lin will serve as Class I directors, Ms. Guinn and Ms. Sun will serve as Class II directors and Mr. Goldman, Ms. Liu and Mr. Zhou will serve as Class III directors. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors. All independent directors will receive an annual retainer of $65,000. In addition, the chairman of the audit committee (if independent) will receive an annual fee of $20,000, the chairman of the compensation committee (if independent) will receive an annual fee of $15,000 and the chairman of the nominating and corporate governance committee (if independent) will receive an annual fee of $10,000. Each independent director also will receive an annual grant of RSUs with one-year cliff vesting under our 2019 Equity Incentive Plan having a fair market value (as defined in the plan) of $130,000.

Board committees

Audit committee

The members of our audit committee are Patricia Guinn, Rohit Bhagat, and Bryan Lin. Patricia Guinn is the chairman of our audit committee. We will phase-in to the independence requirements of the NYSE corporate governance rules, which require us to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent audit committee members within 90 days of listing and an audit committee consisting entirely of independent members within one year of listing. Our board of directors has determined that Patricia Guinn and Rohit Bhagat satisfy the “independence” requirements of the NYSE and the Exchange Act. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Patricia Guinn and Rohit Bhagat are qualified as audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence and qualifications of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation committee

The members of our compensation committee are Ying Sun, Patricia Guinn and Bryan Lin. Ying Sun

is the chairman of our compensation committee. We intend to avail ourselves of certain exemptions afforded to controlled companies under NYSE corporate governance rules, which will exempt us from the requirement that we have a compensation committee composed entirely of independent directors. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Nominating and governance committee

The members of our nominating and governance committee are Rohit Bhagat, Charles Goldman and Ying Sun. Rohit Bhagat is the chairman of our nominating and governance committee. We intend to avail ourselves of certain exemptions afforded to controlled companies under NYSE corporate governance rules, which will exempt us from the requirement that we have a nominating and governance committee composed entirely of independent directors. Our nominating and governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our board of directors; and

•	assisting our board of directors on corporate governance matters.

Code of business conduct and ethics

In connection with this offering, our board of directors adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and Chief

Executive Officer, Chief Financial Officer, executive vice presidents and other executive and senior financial officers. Upon the completion of this offering, the full text of our code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in public filings.

Compensation committee interlocks and insider participation

None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our board of directors or compensation committee.

Executive compensation

We are currently considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as certain limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two other most highly compensated executive officers. For fiscal year 2018, our named executive officers were:

•	Charles Goldman, President and Chief Executive Officer;

•	Jeremiah Chafkin, Executive Vice President and Chief Investment Officer; and

•	Michael Kim, Executive Vice President and Chief Client Officer.

Summary compensation table

The following table sets forth information concerning the compensation paid to our named executive officers for the fiscal year ended December 31, 2018.

Name and principal position	Year	Salary ($)		Bonus ($)		Stock awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Charles Goldman,	2018	510,000		660,000		—	—	—	324,603	(1)	1,494,603
President and Chief Executive Officer
Jeremiah Chafkin,	2018	500,000		564,300		—	—	—	16,072	(2)	1,080,372
EVP, Chief Investment Officer(5)
Michael Kim,	2018	350,000	(3)	649,761	(3)	—	—	—	31,706	(4)	1,031,467
EVP, Chief Client Officer(5)

(1)	Includes: $102,902 for payments under an arrangement related to the sale of AssetMark, matching contributions totaling $13,750 under our 401(k) plan and $205,209 for employer-paid commuting expenses from his home in Colorado to our headquarters in Concord, California.

(2)	Includes matching contributions totaling $13,750 under our 401(k) plan.

(3)	Mr. Kim elected to defer a total of $609,355 from his salary and bonus for 2018 under our NQDC Plan, discussed in “—Pension benefits and nonqualified deferred compensation.”

(4)	Includes $15,831 for payments under an arrangement related to the sale of our company and matching contributions totaling $13,750 under our 401(k) plan.

(5)	Mr. Chafkin and Mr. Kim were officers of AssetMark, Inc., one of our subsidiaries, during 2018 and became officers of the Company in May 2019.

Employment agreements

Charles Goldman

We are party to an employment agreement with Charles Goldman that was originally dated as of January 10, 2014. This agreement was last amended as of October 31, 2016 in connection with HTSC’s acquisition of our collective businesses from Aquiline Capital Partners and Genstar Capital, and will remain in effect until October 31, 2019, the third anniversary of the closing of that acquisition, or, if earlier, the termination of Mr. Goldman’s employment. The following narrative summarizes the key terms of that agreement:

Performance of services. Mr. Goldman will serve as our President and Chief Executive Officer, and as a member of our board of directors. Mr. Goldman is required to devote his full business time, attention and skill to performance of his duties, but is allowed to serve on the boards of directors of non-competing businesses, with the prior written consent of our board of directors. Mr. Goldman will work primarily out of our headquarters in Concord, California, but will not be required to relocate from his home in Boulder, Colorado.

Compensation package. During the term of the agreement, Mr. Goldman will receive (i) an annual salary, initially $500,000, subject to annual review by our board of directors and increases as may be determined by our board of directors in its sole discretion; (ii) an annual incentive bonus with a target opportunity of 150% of base salary, payable based on the achievement of company and individual performance objectives, as determined by the board of directors; (iii) health insurance, retirement and other benefits provided to our executives; (iv) reimbursement on an after-tax basis for travel between his Boulder, Colorado residence and our headquarters in Concord, California; and (iv) life insurance in the amount of $5,000,000, subject to Mr. Goldman’s insurability at standard or better rates, which we will exert reasonable business efforts to acquire.

Severance pay and benefits. Mr. Goldman will be entitled to certain payments and benefits under his employment agreement in connection with termination of his employment.

Termination of employment due to death or disability. Upon termination of employment due to death or disability, Mr. Goldman, or his estate or beneficiaries as the case may be, would be entitled to a pro-rated bonus for the fiscal year of termination to the extent that the performance conditions for that bonus are satisfied, along with any bonus earned but not yet paid for the fiscal year ending before the date of termination.

Termination for cause or resignation without good reason. Upon termination of Mr. Goldman’s employment for cause or his resignation without good reason, Mr. Goldman would not be entitled to any payments under his employment agreement other than any amounts already accrued and payable for services through the date of termination.

For purposes of Mr. Goldman’s employment agreement, “cause” includes (i) material acts of personal dishonesty in connection with his responsibilities that have, or could be reasonably expected to have, an adverse impact on performance of duties; (ii) willful misconduct in the course of employment; (iii) willful failure or refusal to perform duties or responsibilities in any material respect; (iv) misappropriation (or attempted misappropriation) of assets or material business opportunities; (v) embezzlement or fraud committed or attempted, whether by Mr. Goldman, at his direction or with his prior actual knowledge; (vi) conviction of or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has (or could be reasonably expected to have) an adverse impact on the performance of duties or result in material injury to our reputation or business; (vii) material violation of our written policies (unless curable and cured within 30 days of written notice), including but not limited to those relating to sexual harassment or business conduct, that has (or could be reasonably expected to have), an adverse impact on performance of duties or otherwise result in material injury to our reputation or business; or (viii) material breach of any confidentiality or restrictive covenant.

If, within 90 days after termination of Mr. Goldman’s employment for any reason other than cause, we determine that his employment could have been terminated for cause based on misappropriation,

embezzlement or fraud or material violation of our written policies, as described above, Mr. Goldman would be treated as if he had been terminated for cause, and would be required to disgorge all amounts received on account of his termination that would not have been payable on termination for cause.

Termination without cause or resignation for good reason. Upon termination of Mr. Goldman’s employment without cause or his resignation for good reason, Mr. Goldman will be entitled to: (w) a pro-rated bonus for the fiscal year that includes the date of termination, to the extent that the performance conditions for that bonus are satisfied; (x) any bonus earned but not yet paid for the fiscal year that ends before the date of termination; (y) continued payment of his salary for a severance period of twelve months (24 months if termination occurs after January 10, 2019) after termination; and (z) a monthly payment equal to the monthly COBRA premium cost (on an after-tax basis) during the severance period described above, to the extent he enrolls in and remains eligible for COBRA.

For purposes of Mr. Goldman’s agreement, “good reason” includes (i) a substantial and material diminution in base salary, annual bonus target, title, duties or responsibilities and (ii) our material breach of a material term of the employment agreement, in each case unless we cure the failure in questions within 40 days of notice. In order to resign for “good reason” Mr. Goldman would need to provide us with 30 days’ advance written notice of his resignation setting forth the event that constitutes good reason within 60 days after the occurrence of such event.

Conditions to severance payments. Our obligation to provide the payments and benefits described above, other than any amounts accrued and payable for services through the date of termination, is conditioned on Mr. Goldman’s general release of claims in our favor. In addition, any obligation we may have to provide these payments and benefits shall immediately terminate if Mr. Goldman breaches any provision of his non-interference agreement with us, described further below.

Confidentiality, non-interference and invention assignment agreement. Mr. Goldman has also entered into a Confidentiality, Non-Interference and Invention Assignment Agreement, which includes his agreements: (x) not to disclose or use our confidential information without our written authorization, both during employment and thereafter; (y) to assign to us all rights to any intellectual property conceived of, developed or reduced to practice during the executive’s service; and (z) not to compete with us, or solicit or interfere with our employees or clients for twelve months after termination of employment.

Offer letters with other named executive officers

We have entered into offer letters with each of our other named executive officers. The offer letters generally provide for at-will employment and describe the executive’s initial base salary, target variable compensation, and eligibility for employee benefits.

The agreement with Mr. Chafkin also sets forth the terms of initial equity grants and severance benefits on a qualifying termination. Upon Mr. Chafkin’s termination without cause prior to vesting of all equity grants, Mr. Chafkin will receive severance of one year of base salary (paid according to normal payroll practices), a prorated bonus and an additional one year of bonus payments (paid one year after separation).

Mr. Chafkin has also entered into a Non-Solicitation Agreement, under which he has agreed, during his employment and for a period of one year after termination, not to (x) solicit, or interfere with our relationship with, any of our employees, representatives or contractors; or (y) induce any person or company with whom he had contact as our employee to cease to do business with us.

Mr. Kim has entered into a Non-Solicitation Agreement under which he has agreed, during his employment and for a period of one year after termination, not to (x) solicit, or interfere with our relationship with, any of our employees, representatives or contractors; (y) use our confidential information to provide products or services substantially similar to ours; or (z) induce any person or company with whom he had contact as our employee to cease to do business with us.

Severance plan

Additionally, we maintain a broad-based severance plan under which each of our named executive officers is eligible for benefits in the event that his or her position is eliminated in connection with a layoff.

Benefits for any eligible executive officers under this plan would include: (x) two weeks of advance notice prior to elimination of the named executive officer’s position; (y) a lump sum severance payment equal to the sum of (i) one week of base salary for each year of continuous service, plus (ii) $2,500; and (z) at our discretion, accelerated vesting of all or a portion of the equity payment for the year of termination, which will be pro-rated based on the timing of termination of employment within the calendar year. The minimum payment under clause (y)(1) of the previous sentence is eight weeks of base salary. Payment of these severance benefits is conditioned on the executive officer’s delivery and non-revocation of a general release of claims in our favor.

Variable incentive compensation program

We currently maintain a Variable Incentive Compensation Program that rewards our executive officers for our performance against business goals, and each executive officer for performance against his or her individual goals. Our board of directors establishes performance goals for this program each year and evaluates performance to these established goals to determine the amount of each award. This program is based on performance over a calendar year and provides for a cash benefit payable on or before March 15 of the following year, subject to the executive’s continued service through the payment date. The award for our chief executive officer under this program is subject to board discretion. All other awards under this program are subject to management discretion.

Pension benefits and nonqualified deferred compensation

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. For 2017 and 2018, we provided matching contributions under our 401(k) Plan representing 100% of participant contributions up to 5% of eligible compensation.

We also maintain a Deferred Compensation Plan (the “NQDC Plan”), for the benefit of our named executive officers and other officers and senior employees. Each of our named executive officers may elect to defer from 5% to 75% of their eligible compensation under this plan, without regard to the 401(k) plan’s prescribed limits, and the resulting deferrals will be allocated to the officer’s individual plan account. In addition, we reserve the right to make non-elective contributions to this plan, in our sole discretion, to be allocated to participant accounts according to our determination. A participant in the NQDC Plan vests in the non-elective contributions allocated to his or her account upon attaining three years of service. Accounts in this plan will accrue earnings based on the performance of a “market basket” of predetermined investment benchmarks. Each participant may elect the investment benchmarks used to determine earnings on his or her individual account. Each participant may also elect the timing of distributions from their NQDC Plan account, including whether distribution upon separation from service will be in a lump sum or installments, and whether payment should be triggered upon a change in control.

We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan and NQDC Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Outstanding equity awards at fiscal year end

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for the executive officers named in the Summary Compensation Table during 2018.

	Option awards					Stock awards
Name	Numbers of securities underlying unexercised options (#) exercisable	Numbers of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested * ($)(2)
Charles Goldman	—	—	—	—	—	1,692	9,573,690	1,692	9,573,690
Jeremiah Chafkin	—	—	—	—	—	333	1,886,453	333	1,886,453
Michael Kim	—	—	—	—	—	250	1,414,832	250	1,414,832

(1)	Represents the number of outstanding time-vesting incentive unit awards in AssetMark Holdings LLC, vesting in three equal installments on the third, fourth and fifth anniversaries of October 31, 2016, as discussed in “—Additional narrative disclosure relating to incentive unit awards.”

(2)	Amounts shown are based on an estimated intrinsic value of the incentive unit awards as of December 31, 2018, assuming that the target goals for the applicable period will be met, and that the target (and maximum) amount of such securities will vest.

(3)	Represents the number of outstanding performance-vesting incentive unit awards in AssetMark Holdings LLC for which vesting is evaluated annually over a five-year period on the first February 1 to follow each of the fourth, fifth, sixth, seventh and eighth anniversaries of October 1, 2016, based on satisfaction of certain internal rate of return goals through the date of vesting, as discussed in “—Additional narrative disclosure relating to incentive unit awards.”

Additional narrative disclosure relating to incentive unit awards

Each of the named executive officers has received incentive unit awards that were initially structured as awards of Class C Common Units in AssetMark Holdings LLC, and designed as profits interest awards. A profits interest award provides the award holder with value only if and to the extent that we grow in value following the grant of the award.

Incentive unit awards—current terms and conditions

One-half of the incentive units granted to each recipient, referred to here as time-vesting units, are scheduled to vest in three (3) equal installments on the third, fourth and fifth anniversaries of October 31, 2016, subject to the recipient’s continued employment through the applicable vesting date.

The other half of the incentive units granted to each recipient, referred to here as performance-vesting units, are eligible to vest over a five-year period on the 1st of February that occurs immediately following the fourth, fifth, sixth, seventh and eighth anniversaries of October 31, 2016, subject to the recipient’s continued employment through the applicable vesting date, and subject to our satisfaction of designated performance goals relating to our internal rate of return (“IRR”), net of any dilution from incentive unit awards, through the date of vesting, with threshold and target goals of 8% and 12%, respectively. The amount, if any, that vests on each vesting date will be based on the attainment of our IRR measured as of that date, with 50% of the award vesting on the first vesting date on which our IRR equals 8% and 100% of any unvested portion of the award vesting on the first vesting date on which our IRR equals or exceeds 12%.

Upon a change in control as defined under the incentive unit award agreements while the recipient is performing services, all time vesting units that are unvested would vest and all performance vesting units that are unvested would vest to the extent that the designated performance goals are satisfied by the IRR realized by HTSC in that transaction. For purposes of these agreements, a change in control is defined as (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of our assets to any person or group other than HTSC or any of its affiliates, or any group or persons that includes HTSC or any of its affiliates; (ii) any person or group other than HTSC or one or more other permitted holders becomes the beneficial owner of more than 50% of the total units of AssetMark Holdings LLC or 50% of our equity securities including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or (iii) the merger of AssetMark Holdings LLC or us with or into another person (other than one of the permitted holders) in which members of the merger cease to hold at least 50% of the units of AssetMark Holdings LLC or 50% of our equity securities immediately following such merger.

Incentive unit awards—conversion in connection with this offering

In connection with this offering, we intend to convert the value of all time vesting units and performance vesting units into restricted share awards of AssetMark Financial Holdings, Inc., referred to here as RSAs, in connection with the transactions described in the section titled “Prospectus summary—Restructuring.” In converting performance-vesting units, we have taken into account actual performance through the date of the offering to their pre-established goals. Our internal rate of return at the time of this offering was greater than the target goal of 12%, and, as a result, the full value of outstanding performance vesting units will be converted to time-vested RSAs.

The RSAs issued in connection with this conversion will be subject to the same vesting schedule as the incentive units they replace, with RSAs issued with respect to time-vesting units scheduled to vest in three (3) equal installments on the third, fourth and fifth anniversaries of October 31, 2016 and RSAs issued with respect to performance-vesting units scheduled to vest in full on February 2021, the first vesting opportunity for those awards. The termination and change in control provisions for the converted awards will remain the same.

Equity awards upon this offering

Immediately following the pricing of this offering, we intend to grant to certain of our employees and members of management (i) stock options to purchase an aggregate of 918,981 shares of common stock outside of our 2019 Equity Incentive Plan, with an exercise price equal to the initial public offering price per share, of which stock options to purchase an aggregate of 719,270 shares of common stock would be granted to our executive officers, as a group, and (ii) RSUs covering 85,737 shares of common stock under our 2019 Equity Incentive Plan. We further intend for each such stock option or RSU to become vested and exercisable as to one-third of the shares underlying the stock option or constituting the RSU on each of the first three anniversaries of the grant date, subject to the recipient’s continued employment or service with us on each such date. The additional terms of such intended equity awards will be governed by a stock option award agreement or restricted stock unit award agreement, as applicable, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Director compensation

The following table summarizes all compensation awarded to, earned by or paid to each of our non-employee directors during 2018.

Name	Fees earned or paid in cash ($)		Stock awards ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Rohit Bhagat	50,000		—	(2)	—	—	—	22,710	(3)	72,710
Xiaodan Liu	75,226	(1)	—		—	—	—	8,772	(3)	83,998
Ying Sun	—		—		—	—	—	—		—
Yi Zhou	—		—		—	—	—	—		—

(1)	We generally do not compensate directors for service representing HTSC’s interests on our board of directors. However, under an arrangement with HTSC, we provided Ms. Liu with a stipend at an annual rate of $150,000 for her services while she was working in the United States for part of 2017 and 2018. The figure provided represents a pro-rated amount of that stipend paid for the portion of 2018 during which she worked in the United States.

(2)	Mr. Bhagat held 66.67 unvested Class C Common Units, valued at $339,903, as of December 31, 2018.

(3)	Represents the cost to us of certain welfare benefits extended to Ms. Liu and Mr. Bhagat.

We have two outside directors, Mr. Rohit Bhagat and Ms. Patricia Guinn, who joined our board of directors in 2018 and 2019, respectively. For service on our board of directors, Mr. Bhagat receives an annual retainer of $50,000, along with certain medical, dental and vision insurance benefits. In connection with Ms. Guinn’s election to our board of directors and appointment as chairman of the Audit Committee in 2019, our board of directors approved compensation for Ms. Guinn including a retainer of $65,000 per year for service on our board of directors, a retainer of $20,000 per year for service as chairman of the Audit Committee and, on the effective date of the registration statement of which this prospectus forms a part, a restricted stock unit award representing 5,909 shares of our common stock.

Our directors Ms. Liu, Mr. Lin, Ms. Sun and Mr. Zhou all represent the interests of HTSC on our board of directors. We generally do not provide compensation to directors for service on our board of directors representing HTSC’s interests. However, under an arrangement with HTSC, we provided

Ms. Liu with a stipend for her services while she was working in the United States for part of 2017 and 2018, along with certain welfare benefits. We do not expect to pay any compensation to any board members who represent HTSC on our board of directors after this offering.

Following this offering, directors who are also full-time officers or employees of our company will receive no additional compensation for serving as directors. All independent directors will receive an annual retainer of $65,000. In addition, the chairman of the audit committee (if independent) will receive an annual fee of $20,000, the chairman of the compensation committee (if independent) will receive an annual fee of $15,000 and the chairman of the nominating and corporate governance committee (if independent) will receive an annual fee of $10,000. Each independent director will also receive an annual grant of RSUs with one-year cliff vesting under our 2019 Equity Incentive Plan having a fair market value (as defined in the plan) of $130,000.

Compensation following this offering

2019 Equity Incentive Plan

Our board of directors has adopted, and our stockholder has approved, a 2019 Equity Incentive Plan (the “2019 Plan”) which became effective upon the pricing of this offering. The 2019 Plan provides for grants of equity-based awards to our employees, certain of our non-employee directors and consultants or advisers.

Administration. The 2019 Plan will be administered by the compensation committee of our board of directors (unless another committee is designated by our board of directors), which will have the authority to determine when awards will be granted under the 2019 Plan, eligible participants, the types of awards to be granted, the number of shares covered by awards, the terms and conditions of awards (and amendments to any terms and conditions thereof) and the methods by which awards may be settled, exercised, cancelled, forfeited or suspended, and to make any other determination and take any other action that it deems necessary or desirable for the administration of the 2019 Plan and due compliance with applicable laws, stock market or exchange rules and regulations or accounting or tax rules and regulations. Anyone involved in the administration of the 2019 Plan as a member of the board of directors or applicable committee thereof or due to a delegation of authority under the 2019 Plan shall be indemnified against any liability resulting from any action, claim or proceeding arising from such administration.

Shares available for awards. The maximum number of shares of our common stock available for issuance under the 2019 Plan as of the effectiveness of the registration statement of which this prospectus forms a part will be 4,887,691 shares. Any shares underlying awards outstanding under the 2019 Plan that are forfeited, cancelled, expired, terminated or are otherwise lapsed or settled in cash, in whole or in part, will become available for future grant under the 2019 Plan, provided that any shares underlying awards that are tendered or withheld in respect of taxes or to pay the exercise price of an award, will not become available for future grant under the 2019 Plan.

In the event the administrator of the 2019 Plan determines that, as a result of certain changes in our corporate structure, including any extraordinary dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, spin-off or similar corporate transaction or event affecting our common stock, an adjustment is appropriate to prevent disproportionate dilution or enlargement of the benefits intended to be made available under the 2019 Plan, then the administrator will make equitable adjustments to prevent undue enrichment or harm to the number and type of shares that thereafter may be made the subject of awards, the number and type of shares subject to outstanding awards and the grant, purchase, exercise or hurdle price of any outstanding awards.

The maximum number of shares available for issuance under the 2019 Plan with respect to incentive stock options (“ISOs”) is the maximum number of shares of our common stock available for issuance under the 2019 Plan.

Stock options. The 2019 Plan permits the grant of ISOs to employees and/or nonstatutory stock options (“NSOs”) to all eligible participants. The exercise price of stock options will be determined by the administrator. However, except in the case of substitute awards, the exercise price may not be less than the fair market value of our common stock on the grant date. The administrator may determine the terms and conditions applicable to each grant of stock options, including the term of the options (which may not exceed 10 years), the time or times at which options become vested and exercisable and the method of payment of the exercise price. The terms of any award of ISOs are required to comply in all respects with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended.

Stock appreciation rights. The 2019 Plan permits the grant of stock appreciation rights (“SARs”), which entitle the holder to receive shares of our common stock or cash having an aggregate value equal to the appreciation in the fair market value of our common stock between the grant date and the exercise date, times the number of shares subject to the SAR. SARs may be granted to participants either alone or in tandem with other awards granted under the 2019 Plan. The exercise price of a SAR will be determined by the administrator. However, except in the case of substitute awards, the exercise price may not be less than the fair market value of our common stock on the grant date. The administrator may determine the terms and conditions applicable to each grant of SARs, including the term of the SARs (which may not exceed 10 years) and the time or times at which a SAR may be exercised or settled.

Restricted stock awards and RSUs. The 2019 Plan permits the grant of restricted stock awards and RSUs. Restricted stock awards are grants of shares of our common stock, subject to certain conditions and restrictions as specified in the applicable award agreement. RSUs represent the right to receive shares of our common stock (or a cash amount equal to the value of our common stock) on future dates as specified in the applicable award agreement.

Performance awards. The 2019 Plan permits the grant of performance awards that are payable upon the achievement of performance goals determined by the administrator. The administrator may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a performance award. Performance goals may include one or more of the following performance measures with respect to our company: net flows; platform assets; new producing advisers; production lift from existing advisers; net flows lift from existing advisers; gross or net revenue; revenue growth; operating income; income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss; return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before taxes, before interest and taxes or before earnings before interest, taxes, depreciation and amortization, with or without adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable); operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth or household growth; employee satisfaction; research and development achievements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of our equity or debt securities; factoring transactions; sales or licenses of our assets, including our intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, products or services, acquisitions or divestitures; factoring transactions; recruiting or maintaining personnel; or such other performance measures (GAAP and non-GAAP) as may be determined by the administrator from time to time. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis; before or after taxes; with or without adjustments; and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. An award agreement may provide that if the administrator determines that a change in our business, operations, corporate structure or capital structure, or the manner in which the administrator conducts its business, or other events or circumstances render the performance objectives unsuitable, the administrator may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the administrator deems appropriate and equitable. Performance measures may vary from performance award to performance award, respectively, and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Other cash-based awards and other stock-based awards. The 2019 Plan permits the grant of other cash-based and other stock-based awards, the terms and conditions of which will be determined by the administrator.

Effect of termination of service or a change in control on awards. In the event of a participant’s termination of service, the administrator may determine the extent to which an award may be exercised, settled, vested, paid or forfeited prior to the end of a performance period, or the vesting, exercise or settlement of such award. In the event of a change in control of our company (as defined in the 2019 Plan), the administrator may, in its discretion, take certain actions with respect to outstanding awards, including the continuation or assumption of awards, substitution or replacement of awards by a successor entity, acceleration of vesting and lapse of restrictions, determination of the attainment of performance conditions for performance awards or cancellation of awards in consideration of a payment.

Amendment and termination. Our board of directors has the authority to amend, alter, suspend, discontinue or terminate the 2019 Plan, provided that no such action may be taken without stockholder approval, if the approval is necessary to comply with applicable law or stock exchange rules, or without the consent of the affected participant, if such action would materially adversely affect the rights of such participant (unless such action is taken to cause the 2019 Plan to comply with applicable laws, stock market or exchange rules and regulations or accounting or tax rules and regulations or to impose any recoupment provisions on an award).

No repricing. Except pursuant to an adjustment by the administrator permitted under the 2019 Plan, no action may directly or indirectly reduce the exercise or hurdle price of any award established at the time of grant without stockholder approval.

Term of the 2019 Plan. No awards may be granted under the 2019 Plan after the earliest of (i) the 10-year anniversary of the effectiveness of the registration statement, (ii) the maximum number of shares of our common stock available for issuance under the 2019 Plan has been issued or (iii) our board of directors terminates the 2019 Plan.

Certain relationships and related party transactions

We describe below transactions and series of similar transactions, since January 1, 2016 or currently proposed, in which:

•	we or any of our subsidiaries have been or will be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing a household with, any of these individuals, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation and employment arrangements, which are described where required under “Management” and “Executive compensation.”

Distribution to AssetMark Holdings LLC

In the fourth quarter of 2018, we made a one-time cash distribution to AssetMark Holdings LLC in the amount of $234 million, consisting of a $76 million dividend payment and a $158 million return of capital. As members of AssetMark Holdings LLC, the following persons had a beneficial interest in such distribution in the amounts set forth below:

Name	Interest
Huatai International Investment Holdings Limited	$230,525,739
Charles Goldman (Director, President and Chief Executive Officer)	1,480,471
Jeremiah Chafkin (EVP, Chief Investment Officer)	298,523
Carrie Hansen (EVP, Chief Operating Officer)	208,142
Natalie Wolfsen (EVP, Chief Solutions Officer)	150,654

Credit facility

In November 2018, we, AssetMark Holdings LLC and certain of our subsidiaries entered into a Credit Agreement with Credit Suisse as administrative agent and collateral agent and the lenders party thereto, which provides for a $250.0 million term loan and a $20.0 million revolving credit facility. Our obligations under the Credit Agreement are guaranteed by AssetMark Holdings LLC and such subsidiaries and are secured by substantially all of our assets and all of the assets of AssetMark Holdings LLC and such subsidiaries, subject to certain exceptions. As of March 31, 2019, $249.4 million aggregate principal amount of the term loan remained outstanding and the revolving credit facility was undrawn. See the section titled “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Credit facility” for more information on the Credit Agreement.

Altegris Holdings, Inc. promissory notes

Prior to being acquired by HTSC in 2016, we were owned by AqGen Liberty, LLC (“AqGen”), a Delaware limited liability company. From December 2013 until the HTSC acquisition closed on October 31, 2016, we held two promissory notes totaling $6.6 million (one for $5.0 million, the other for $1.6 million) issued by Altegris Holdings, Inc., an alternative investment provider and subsidiary of AqGen. Each note carried an annual interest rate of 6.5%. Aggregate interest income on the two notes was $358,000 from the period January 1, 2016 to October 31, 2016. In April 2016, we wrote off both notes as bad debt (recorded in the financial statements under general and operating expense), due to Altegris’ inability to pay either note. As of November 1, 2016, Altegris was no longer a related party of ours.

Altegris Holdings, Inc. marketing payments

We have provided and continue to provide certain marketing services for Altegris Holdings, Inc. investment products offered on the AssetMark platform. For the years ended December 31, 2018, December 31, 2017 and December 31, 2016 Altegris Holdings, Inc. paid AssetMark Financial Holdings, Inc. $543,000, $467,000 and $464,000, respectively. As of November 1, 2016, Altegris was no longer a related party of ours.

Registration rights agreement

Upon the pricing of this offering, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with HIIHL. The Registration Rights Agreement grants HIIHL demand and piggyback registration rights pursuant to which HIIHL may demand that we file a registration statement or request that its shares of common stock be covered by a registration statement that we are otherwise filing. We will be required to pay the registration expenses in connection with such registrations, other than any underwriting discounts or commissions and internal administrative and similar costs of the selling stockholder. For a more detailed description of these registration rights, which will continue after the closing of this offering, see the section titled “Description of capital stock—registration rights.”

Indemnification

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and provides that we will indemnify each of our directors and officers, and that we may indemnify our employees and agents, to the fullest extent permitted under Delaware law. In addition, in connection with this offering, we entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Description of capital stock—Limitation of liability of directors and officers” and “Description of capital stock—Indemnification and insurance.”

Policies and procedures for related party transactions

In connection with this offering, we have adopted a written related party transaction policy pursuant to which a director or executive officer who is in any way interested in a contract or transaction with us, including through an immediate family member, will declare the nature of his or her interest to our corporate secretary via written notice. Such written notice must include the name of the related person, the basis on which such person constitutes a related person, the related person’s interest in the transaction with us, the approximate dollar value involved in the transaction, the approximate dollar value of the related person’s interest in the transaction and any other information regarding the transaction or the related person that could be material to the board in light of the particular facts and circumstances. Our corporate secretary will present any new or proposed related party transactions to the audit committee, and the audit committee must review such transactions on an annual basis to determine whether they should be approved or continue. In reviewing the transaction, the audit committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit or perceived benefit (or lack thereof) to us, the opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest in the transaction and the actual or apparent conflict of interest of the related person. The audit committee cannot approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information the transaction is in, or not inconsistent with, the best interests of us and our stockholders. In addition, our written code of business conduct and ethics requires that directors and executive officers make appropriate disclosure of potential conflicts of interest situations to our General Counsel, who must then notify our nominating and corporate governance committee.

Prior to this offering, we have not had a written policy for the review and approval of transactions with related persons. However, our board of directors has reviewed and approved any transaction where a director or executive officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or an officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders.

Principal and selling stockholders

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2019, on a pro forma basis to give effect to the liquidation and dissolution of AssetMark Holdings LLC and the issuance of securities by us to the former holders of equity interests in AssetMark Holdings LLC, as described in the section titled “Prospectus summary—Restructuring,” by:

•	each person whom we know to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	the selling stockholder.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes any shares issuable pursuant to stock options that are exercisable, and RSUs that are expected to settle, within 60 days of March 31, 2019. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The numbers of shares beneficially owned and percentages of beneficial ownership for the following table (i) are based on 66,150,000 shares of common stock outstanding as of March 31, 2019 on a pro forma basis to give effect to the transactions described under “Prospectus summary—Restructuring,” and 72,400,000 shares of common stock outstanding after the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares and (ii) exclude any shares of our common stock that our directors and executive officers may purchase through the directed share program described in the section titled “Underwriting (conflict of interest).” Unless otherwise indicated, the address for each listed beneficial owner is: c/o AssetMark Financial Holdings, Inc., 1655 Grant Street, 10th Floor, Concord, California, 94520. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Pro forma shares beneficially owned before this offering		Number of shares sold in this offering		Shares beneficially owned after this offering
Name and address of beneficial owner	Number	Percent (%)	Excluding exercise of option to purchase additional shares	Including exercise of option to purchase additional shares	Excluding exercise of option to purchase additional shares		Including exercise of option to purchase additional shares
					Number	Percent (%)	Number	Percent (%)

5% or greater stockholders and selling stockholder:
Huatai International Investment Holdings Limited(1)	58,998,799	89.2%	6,250,000	8,125,000	52,748,799	72.9%	50,873,799	70.3%

Directors and Named Executive Officers
Charles Goldman(2)	2,794,735	4.2%	—	—	2,794,735	3.9%	2,794,735	3.9%
Rohit Bhagat	47,605	*	—	—	47,605	*	47,605	*
Patricia Guinn	—	—	—	—	—	—	—	—
Bryan Lin	—	—	—	—	—	—	—	—
Xiaodan Liu	—	—	—	—	—	—	—	—
Ying Sun	—	—	—	—	—	—	—	—
Yi Zhou	—	—	—	—	—	—	—	—
Jeremiah Chafkin	552,430	*	—	—	552,430	*	552,430	*
Michael Kim	377,829	*	—	—	377,829	*	377,829	*
All Directors and Executive Officers as a Group (14 persons)	5,453,156	8.2%	—	—	5,453,156	7.5%	5,453,156	7.5%

*	Represents beneficial ownership of less than 1%.

(1)	HIIHL has sole voting and dispositive power over the shares it holds. The principal business address of HIIHL is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)	Mr. Goldman has sole voting and dispositive power over all shares that he beneficially owns. Includes 294,427 shares of our common stock held by Tulie LLC, a Delaware limited liability company of which Mr. Goldman is the manager.

Description of capital stock

The following descriptions are summaries of the material terms of our capital stock as in effect upon the pricing of this offering. We filed an amended and restated certificate of incorporation on July 5, 2019, and we adopted amended and restated bylaws in connection with the pricing of this offering; and these descriptions summarize the provisions that are included or expected to be included in such documents. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Following this offering, our authorized capital stock will consist of 675,000,000 shares of common stock, par value $0.001 per share, and 75,000,000 shares of preferred stock, par value $0.001 per share.

Common stock

Common stock outstanding. As of March 31, 2019 there were 7,794,876.4281 units in AssetMark Holdings LLC outstanding which were held of record by 40 unitholders. Immediately following the consummation of this offering, we will have 72,400,000 shares of common stock outstanding, after giving effect to the transactions described under “Prospectus summary—Restructuring” and the sale of the shares of common stock offered hereby, assuming no exercise of the underwriters’ option to purchase additional shares. The shares of common stock that will be outstanding upon the completion of this offering will be fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See the section titled “Dividend policy.”

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock

Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of AssetMark without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, no shares of preferred stock are outstanding and we have no plans to issue any of the preferred stock.

Registration rights

The Registration Rights Agreement that became effective upon the pricing of this offering grants to HIIHL, a holder of more than 5% of our outstanding capital stock and an affiliate of certain of our directors, certain registration rights with respect to its shares of our common stock (the “registrable securities”), subject to certain exceptions. All 52,748,799 shares of our common stock held by HIIHL upon completion of the transactions described in the section titled “Prospectus summary—Restructuring” and upon the completion of this offering (assuming no exercise by the underwriters of their option to purchase additional shares) are entitled to the registration rights described below. The registration of shares of our common stock pursuant to the exercise of such registration rights would enable HIIHL to sell these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions and internal administrative and similar costs of the selling stockholder, of HIIHL associated with the registrable securities registered pursuant to the demand and piggyback registration rights described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand and piggyback registration rights described below will expire on the first date on which neither HIIHL nor an HIIHL affiliate to which HIIHL has transferred or assigned all or a portion of its rights under the Registration Rights Agreement holds any registrable shares.

Demand registration rights.    At any time following the pricing of this offering, parties to the Registration Rights Agreement holding in the aggregate at least 25% of the registrable securities then outstanding may request that we file a registration statement to register the offer and sale of their registrable securities. We are not required to effect a demand registration unless the aggregate gross proceeds expected to be received from the sale of the registrable shares by the requesting holders equals or exceeds $60,000,000, and we are not required to support more than one demand registration in any rolling six-month period or more than four demand registrations in total (other than demand registrations to be effected pursuant to a registration statement on Form S-3, for which an unlimited total number of demand registrations are permitted). We have the right to defer a demand registration in certain circumstances once during any period of six consecutive months and for not more than 180 days in any 12-month period.

Piggyback registration rights.    If, at any time following the pricing of this offering, we propose to register the offer and sale of shares of our common stock or other equity securities under the Securities Act, other than with respect to a demand registration, a registration statement on Form S-4, Form S-8 or similar forms, and certain other exceptions, the holders of registrable securities are entitled to notice of the registration and have the right to include their registrable securities in such registration, subject to certain marketing and other limitations, including limitations that the underwriters may impose on the number of share included in the offering.

The foregoing summary is qualified in its entirety by reference to the Registration Rights Agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Anti-takeover provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Election of directors; no cumulative voting. Our board of directors consists of seven directors, or such other number as determined from time to time by our board of directors. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.

Removal of directors; vacancies. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause so long as HTSC or any of its affiliates collectively own at least 50% of the voting power of the stock of our company entitled to vote generally in the election of directors, and that directors may only be removed for cause, and only by the affirmative vote of holders of at least a majority of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class, if HTSC or any of its affiliates collectively own less than 50% in voting power of the stock of our company entitled to vote generally in the election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered board. Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2020, 2021 and 2022 respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Limits on written consents. Our amended and restated certificate of incorporation provides that holders of our common stock will not be able to act by written consent without a meeting, at any time when HTSC or any of its affiliates collectively own less than 50% in voting power of the stock of our company entitled to vote generally in the election of directors.

Special stockholder meetings. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors or a majority of the directors. Our amended and restated certificate of incorporation and our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting; provided, however, that so long as HTSC or any of its affiliates collectively own at least 50% of the voting power of the stock of our company entitled to vote generally in the election of directors, any action required or permitted to be taken at an annual or special meeting may be taken by written consent without a meeting, without prior notice and without a vote.

Amendment of certificate of incorporation. The provisions of our amended and restated certificate of incorporation described under “—Election of directors; no cumulative voting,” “—Removal of directors; vacancies,” “—Staggered board,” “—Limits on written consents,” “—Special stockholder Meetings” and the voting thresholds described in this section may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our certificate of incorporation.

Amendment of bylaws. Any amendment, alteration, rescission or repeal of certain provisions of our amended and restated bylaws requires either (i) the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose; or (ii) the affirmative vote of the holders of two-thirds of the voting power of our outstanding shares of voting stock, voting together as a single class.

Delaware business combination statute. From and after the time at which HTSC and its affiliates own, in the aggregate, less than 15% of the voting power of all outstanding shares of the stock of our company entitled to vote generally in the election of directors, we will elect to be subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Other limitations on stockholder actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•

the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•

in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of (1) the 90th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, not less than 90 nor more than 120 days prior to the date of the special meeting, but in no event later than the 10th day following the day on which we first publicly announce the date of the special meeting and the nominees proposed by our board to be elected.

To submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of liability of directors and officers

Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Indemnification and insurance

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Further, our amended and restated certificate of incorporation provides that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated certificate of incorporation also provides that we must advance expenses incurred by or on behalf of a director or officer, and that we may advance expenses incurred by or on behalf of an employee, trustee or agent, in advance of the final disposition of any civil or criminal action, suit or proceeding. In addition, we have entered into an indemnification agreement with each of our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We also maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Forum selection

The Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, employees, agents or trustees to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our amended and restated certificate of incorporation further provides that, to the fullest extent permitted by applicable law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States, subject to and contingent upon a final adjudication in the State of Delaware regarding the enforceability of such exclusive forum provision. The Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable. However, this decision may be reviewed and ultimately overturned by the Delaware Supreme Court.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the foregoing forum selection provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons.

Listing

Our common stock has been approved for listing on the NYSE under the symbol “AMK.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021-1011.

Material U.S. federal tax considerations for non-U.S. holders of common stock

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisers as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisers with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed in “Dividend policy” above, we made a one-time cash distribution to AssetMark Holdings LLC in the fourth quarter of 2018 in the amount of $234 million. Any future determinations relating to our dividends and earnings retention policies will be made at the discretion of our board of directors, who will review such policies from time to time in light of our earnings, cash flow generation, financial position, results of operations, the terms of our indebtedness and other contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. In the event that we do pay dividends out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of Foreign Account Tax Compliance Act (“FATCA”) withholding taxes below. To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically.

No amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a non-U.S. holder if the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) and the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividends will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Internal Revenue Code. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on disposition of common stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable income tax treaty providing otherwise, in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•

we are or have been a United States real property holding corporation (as described below), at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Internal Revenue Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information reporting requirements and backup withholding

Information returns are required to be filed with the IRS in connection with payments of dividends. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA withholding taxes

Payments to certain foreign entities of dividends on and, subject to the discussion below, the gross proceeds of dispositions of common stock of a U.S. issuer will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under applicable Treasury Regulations, this withholding tax currently applies to payments of dividends on our common stock, although under recently proposed Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending their finalization), no withholding will apply to payments of gross proceeds from a sale or other disposition of our common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders should consult their tax advisers regarding the possible implications of this withholding tax on their investment in our common stock.

Federal estate tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that our common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Shares eligible for future sale

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon the completion of this offering, we will have 72,400,000 shares of common stock outstanding. Of these shares, 12,500,000 shares, or 14,375,000 shares if the underwriters exercise their option to purchase additional shares in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, and any shares purchased in this offering by our directors and executive officers in the directed share program described in the section titled “Underwriting (conflict of interest),” by participants in the directed share program who purchase more than $100,000 of shares or by other participants who are otherwise restricted from selling such shares by Rule 144 under the Securities Act. The remaining approximately 59,900,000 shares of common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration, including under Rules 144 or 701 of the Securities Act. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701 of the Securities Act, these shares will be available for sale in the public market as follows:

•

all the shares of common stock sold in this offering, except for any shares purchased by our affiliates and any shares purchased in this offering by our directors and executive officers in our directed share program or by other participants in the directed share program who purchase more than $100,000 of shares, will be eligible for immediate sale upon the closing of this offering; and

•

the remaining approximately 59,900,000 shares of common stock will be eligible for sale in the public market upon expiration of lock-up agreements 180 days after the date of this prospectus, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701 and, in the case of the RSAs, the vesting conditions applicable to such RSAs.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities in reliance upon Rule 144, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 724,000 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisers who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration rights

Upon the pricing of this offering, HIIHL, the holder of 52,748,799 shares of our common stock, or 50,873,799 shares if the underwriters exercise their option to purchase additional shares in full, and its transferees became entitled to various rights with respect to the registration of these shares under the Securities Act described in the section titled “Description of capital stock—Registration rights.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

Restricted stock awards and stock options

As of March 31, 2019, no options to purchase units of AssetMark Holdings LLC or our common stock were outstanding. Immediately following the pricing of this offering, we intend to issue options to purchase 918,981 shares of our common stock and RSUs covering 85,737 shares of our common stock to certain of our officers, employees and directors, in addition to the RSAs to be distributed in connection with the transactions described in the section titled “Prospectus summary—Restructuring.” All of the shares subject to such options, RSUs and RSAs are subject to lock-up agreements. An additional 4,801,954 shares of common stock would be available for future grants under the 2019 Plan.

Upon the completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our 2019 Equity Incentive Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, beginning 90 days after the date of the prospectus, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

Lock-up agreements

All of our directors and executive officers, substantially all of our equityholders and each participant in our directed share program who purchases more than $100,000 of shares (with respect to such purchased shares) have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our or certain of our affiliates’ equity securities for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters. See the section titled “Underwriting (conflict of interest).”

Underwriting (conflict of interest)

We and the selling stockholder are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	5,000,000
Goldman Sachs & Co. LLC	4,375,000
Credit Suisse Securities (USA) LLC	812,500
Huatai Securities (USA), Inc.	812,500
BMO Capital Markets Corp.	500,000
Raymond James & Associates, Inc.	500,000
William Blair & Company, L.L.C.	500,000

Total	12,500,000

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.858 per share. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,875,000 additional shares of common stock from the selling stockholder to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price for our directors, officers, certain of our employees and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The sales will be made at our direction by J.P. Morgan Securities LLC and its affiliates through a directed share program. The number of shares available for sale to the general public in this offering will be reduced to the extent that such participants purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Our directors and executive officers and each participant in the directed share program who purchases more than $100,000 of shares in such program have agreed that any shares purchased through this program will be subject to a 180-day lock-up restriction on the terms described below; other participants in this program will not be subject to lock-up restrictions with the underwriters or with us with respect to any shares purchased through the program. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the shares reserved for the directed share program.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholder per share of common stock. The underwriting fee is $1.43 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share	Total without exercise of option to purchase additional shares	Total with full exercise of option to purchase additional shares
Shares sold by us	$1.43	$8,937,500	$8,937,500
Shares sold by the selling stockholder	$1.43	$8,937,500	$11,618,750
Total	$1.43	$17,875,000	$20,556,250

We and the selling stockholder estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $4,000,000. We have also agreed to reimburse the underwriters for reasonable fees and expenses of counsel related to the review by FINRA of the terms of sale of the shares of common stock offered hereby in an amount not to exceed $40,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed, subject to specified limited exceptions, that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, during the period ending on and including the 180th day after the date of this prospectus.

Our directors and executive officers, the selling stockholder, holders of substantially all of our outstanding stock and securities convertible into or exchangeable or exercisable for our common stock and each participant who purchases more than $100,000 of shares in the directed share program (with regard to the shares purchased through such program) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with specified limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our or certain of our affiliates’ equity securities or any securities convertible into or exercisable or exchangeable for our or certain of our affiliates’ equity securities (including, without limitation, common stock or such other securities, which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our or certain of our affiliates’ equity securities, or any security convertible into or exercisable or exchangeable for our or certain of our affiliates’ equity securities.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock has been approved for listing on the NYSE under the symbol “AMK.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discounts and commissions received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there was no public market for our common stock. The initial public offering price was determined by negotiations between us, the selling stockholder and the representatives of the underwriters. In determining the initial public offering price, we, the selling stockholder and the representatives of the underwriters considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we, the selling stockholder nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

Conflict of interest

We and Huatai Securities (USA), Inc., an underwriter in this offering, are under common control by HTSC. As such, Huatai Securities (USA), Inc. is deemed to have a “conflict of interest” under Rule 5121(f)(5)(B) of FINRA. In addition, affiliates of Huatai Securities (USA), Inc. and Credit Suisse Securities (USA) LLC will each receive more than 5% of the net offering proceeds from this offering and will each be deemed to have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121, pursuant to which the appointment of a “qualified independent underwriter” is not required in connection with this offering as the FINRA members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any FINRA member that has a conflict of interest and meet the requirements of FINRA Rule 5121(f)(12)(E). Neither Huatai Securities (USA), Inc. nor Credit Suisse Securities (USA) LLC will confirm sales of common stock to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory,

investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. For example, Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, serves as administrative agent and collateral agent under our Credit Facility and will receive a portion of the net proceeds received by us in this offering due to the use of proceeds from this offering contemplating the repayment of indebtedness incurred under the Term Loan.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the selling stockholder, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we, the selling stockholder nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to prospective investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Legal matters

The validity of the issuance of the shares of common stock offered hereby will be passed upon for AssetMark Financial Holdings, Inc. and the selling stockholder by Davis Polk & Wardwell LLP, Menlo Park, California. Cooley LLP, Palo Alto, California is representing the underwriters.

Experts

The consolidated financial statements of AssetMark Financial Holdings, Inc. and its subsidiaries as of December 31, 2017 and for the year then ended included in this prospectus have been so included in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of AssetMark Financial Holdings, Inc. and its subsidiaries as of December 31, 2018, and for the year then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an Internet site at www.sec.gov, which contains reports and other information about issuers that, like us, file electronically with the SEC. Interested persons can visit www.sec.gov to electronically access such reports and information, as well as the registration statement of which this prospectus constitutes a part, including the exhibits and any schedules thereto.

As a result of the offering, we will be required to file periodic reports, proxy and information statements and other information with the SEC. These periodic reports, proxy and information statements and other information will be available for inspection and copying at the website of the SEC referred to above.

We also maintain an Internet site at www.assetmark.com. Our website and the information contained in or accessible through our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

AssetMark Financial Holdings, Inc.

Index to Consolidated Financial Statements

Audited Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017

Unaudited Interim Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2019 and 2018:

Report of KPMG LLP, Independent Registered Public Accounting Firm

The Shareholder and the Board of Directors

AssetMark Financial Holdings, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of AssetMark Financial Holdings, Inc. and its subsidiaries (the Company) as of December 31, 2018, the related consolidated statements of income and comprehensive income, stockholder’s equity and cash flows for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2007.

/s/ KPMG LLP

San Francisco, California

March 11, 2019, except as to note 15, which is as of July 8, 2019

Report of Crowe LLP, Independent Registered Public Accounting Firm

Board of Directors of AssetMark Financial Holdings, Inc.

Concord, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of AssetMark Financial Holdings, Inc. (the “Company”) as of December 31, 2017, the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the year ended December 31, 2017, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Crowe LLP

We were engaged in 2018 to audit the 2017 financial statements.

New York, New York

March 11, 2019, except as to note 15, which is as of July 8, 2019

AssetMark Financial Holdings, Inc.

Consolidated Balance Sheets

	December 31,
(in thousands except share data and par value)	2018	2017

Assets

Current assets:
Cash and cash equivalents	$105,354	$50,147
Restricted cash	7,000	7,000
Available-for-sale investments, at fair value	333	38
Fees and other receivables	8,760	7,311
Federal income tax receivable	586	—
State income tax receivable	332	670
Other current assets	4,391	3,367

Total current assets	126,756	68,533
Property and equipment, net of accumulated depreciation of $3,817 and $1,754, respectively	7,040	7,068
Capitalized software, net of accumulated amortization of $40,191 and $20,185, respectively	72,644	77,271
Intangible assets, net of accumulated amortization of $8,740 and $4,706, respectively	642,420	646,454
Goodwill	298,415	298,415

Total assets	$1,147,275	$1,097,741

Liabilities and stockholder’s equity

Current liabilities:
Accounts payable	$730	$2,292
Accrued expenses and other current liabilities	38,200	31,956
Payable to AssetMark Holdings LLC	—	3,040
Federal income tax payable	—	3,154
Current portion of long-term debt	2,305	—
Current portion of acquisition earn-out	8,000	8,000

Total current liabilities	49,235	48,442
Long-term debt	242,817	—
Other long-term liabilities	5,097	14,224
Deferred income tax liabilities, net	151,115	149,117

Total long-term liabilities	399,029	163,341

Total liabilities	$448,264	$211,783

Commitments and contingencies

Stockholder’s equity:
Common stock $0.001 par value (675,000,000 shares authorized, and 66,150,000 shares issued)	66	66
Additional paid-in capital	635,096	784,464
Retained earnings	63,846	101,420
Accumulated other comprehensive income, net of tax	3	8

Total stockholder’s equity	699,011	885,958

Total liabilities and stockholder’s equity	$1,147,275	$1,097,741

See accompanying notes to the consolidated financial statements.

AssetMark Financial Holdings, Inc.

Consolidated Statements of Income and Comprehensive Income

	For the Years ended December 31,
(in thousands)	2018	2017

Revenue
Asset-based revenue	$338,031	$282,966
Spread based-revenue	20,403	10,430
Other revenue	5,200	2,121

Total revenue	363,634	295,517

Expenses
Asset-based expenses	116,763	98,401
Spread-based expenses	1,671	976
Employee compensation	107,091	105,413
General and operating expenses	45,383	38,781
Professional fees	10,139	9,622
Interest	1,920	—
Depreciation and amortization	26,104	22,981

Total expenses	309,071	276,174
Income before income taxes	54,563	19,343
Provision for (benefit from) income taxes	17,137	(79,635)

Net income	$37,426	$98,978

Other comprehensive income, net of tax
Unrealized (loss) gain on available for sale investments, net of tax	(5)	8

Net comprehensive income	$37,421	$98,986
Net income per share, basic	$0.57	$1.50

Weighted-average shares outstanding used in calculating net income per share, basic	66,150,000	66,150,000

See accompanying notes to the consolidated financial statements.

AssetMark Financial Holdings, Inc.

Consolidated Statements of Changes in Stockholder’s Equity

For the Years ended December 31, 2018 and 2017

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Total stockholder’s equity
(in thousands except share data)	Shares	Amount
Balance at December 31, 2016	66,150,000	$66	$777,544	$2,442	$—	$780,052
Net income	—	—	—	98,978	—	98,978
Other comprehensive income, net	—	—	—	—	8	8
Share-based employee compensation	—	—	6,920	—	—	6,920

Balance at December 31, 2017	66,150,000	66	784,464	101,420	8	885,958
Net income	—	—	—	37,426	—	37,426
Other comprehensive income, net	—	—	—	—	(5)	(5)
Share-based employee compensation	—	—	6,568	—	—	6,568
Capital contribution	—	—	2,910	—	—	2,910
Return of capital	—	—	(158,846)	—	—	(158,846)
Dividends	—	—	—	(75,000)	—	(75,000)

Balance at December 31, 2018	66,150,000	$66	$635,096	$63,846	$3	$699,011

See accompanying notes to the consolidated financial statements.

AssetMark Financial Holdings, Inc.

Consolidated Statements of Cash Flows

	For the Years ended December 31,
(in thousands)	2018	2017

Cash flows from operating activities:
Net income	$37,426	$98,978
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,104	22,981
Deferred income taxes	1,736	(88,688)
Share-based compensation	6,568	6,920
Change in certain assets and liabilities:
Fees and other receivables	(1,449)	(43)
Payable to AssetMark Holdings LLC	(130)	225
Other current assets	(1,024)	(730)
Accounts payable, accrued expenses and other current liabilities	(4,167)	2,228
Income tax receivable and payable	(3,402)	3,741

Net cash provided by operating activities	61,662	45,612

Cash flows from investing activities:
Purchase of available-for-sale investments	(300)	—
Purchase of property and equipment	(2,034)	(2,709)
Purchase of computer software	(15,380)	(12,943)

Net cash used in investing activities	(17,714)	(15,652)

Cash flows from financing activities:
Capital distributions	(158,846)	—
Dividends paid	(75,000)	—
Proceeds from issuance of long-term debt	245,105	—

Net cash provided by financing activities	11,259	—

Net change in cash, cash equivalents, and restricted cash	55,207	29,960
Cash, cash equivalents, and restricted cash at beginning of period	57,147	27,187

Cash, cash equivalents, and restricted cash at end of period	$112,354	$57,147

Supplemental cash flow information
Income taxes paid	$19,497	$4,773
Interest paid	$1,258	$—

See accompanying notes to the consolidated financial statements.

AssetMark Financial Holdings, Inc.

Notes to Consolidated Financial Statements

For the Years ended December 31, 2018 and 2017

All dollar amounts presented are in thousands other than per share and per unit amounts.

(1) Organization and Nature of Business

These consolidated financial statements include AssetMark Financial Holdings, Inc. and its subsidiaries, which include AssetMark Financial, Inc., which is the parent company of AssetMark, Inc., AssetMark Trust Company, AssetMark Brokerage, LLC, and AssetMark Retirement Services, Inc. (collectively, the “Company”).

The Company’s legal entity structure as of December 31, 2018 and 2017:

The Company is a wholly owned subsidiary of AssetMark Holdings LLC (“AssetMark Holdings”), which was organized for the purpose of acquiring the Company effective October 31, 2016. AssetMark Holdings is 98.58% owned by affiliates of Huatai Securities (“Huatai”) and 1.42% owned by management. The Company was acquired from the private equity firms Aquiline Capital Partners LLC and Genstar Capital LLC.

The Company offers a broad array of wealth management solutions to individual investors through financial advisers by providing an open-architecture product platform along with tailored client advice, asset allocation options, practice management, support services and technology to the financial adviser channel.

AssetMark, Inc. (“AMI”) is a Registered Investment Advisory firm located in Concord, CA and was incorporated under the laws of the State of California on May 13, 1999. AMI offers a broad array of wealth management solutions to individual investors through financial advisers by providing an open-architecture product platform along with tailored client advice, asset allocation options, practice management, support services and technology to the financial adviser channel.

AMI serves as investment adviser to the proprietary GuideMark Funds, GuidePath Funds and the Savos Dynamic Hedging Fund. The GuideMark and GuidePath Funds and the Savos Dynamic Hedging Fund are mutual funds offered to clients of financial advisers.

AssetMark Trust Company (“AssetMark Trust”) is a licensed trust company incorporated under the laws of the State of Arizona on August 24, 1994 and regulated by the Arizona Department of Financial Institutions. AssetMark Trust provides custodial recordkeeping services primarily to investor clients of registered investment advisers (including AMI) located throughout the United States.

AssetMark Brokerage, LLC is a limited-purpose broker-dealer located in Concord, CA and was incorporated under the laws of the State of Delaware on September 25, 2013. Its primary function is to distribute the mutual funds of the Company and to sponsor the FINRA licensing of those AssetMark associates who provide distribution support through promotion of the AssetMark programs and strategies that employ the Company’s mutual funds.

AssetMark Retirement Services, Inc. (“ARS”), formerly known as Aris Corporation of America, was incorporated under the laws of the State of Pennsylvania on April 30, 1974. ARS serves as the record-keeper and third-party administrator for the Aris Retirement product, which are 401(k) or 403(b) investment offerings utilized by small businesses.

(2) Summary of Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Certain prior year balances have been reclassified to conform with the current year presentation. Service and management fee revenue consists primarily of fees assessed against customer account values based on selling agent agreements. These fee revenues were re-classified as asset-based revenue and spread-based revenue during 2018. Custodial fees are primarily based on percentages of the market value of the assets in custody. These fees were re-classified as asset-based revenue during 2018.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including those related to intangible assets and goodwill, useful lives of intangible assets and property and equipment, internal use software, income taxes and contingent liabilities, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Concentration of Credit Risk and Significant Clients and Suppliers

The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company deposits its cash primarily with one financial institution, and accordingly, such deposits regularly exceed federally insured limits.

Geographic Information

All of the Company’s revenue was generated in the United States.

All of the Company’s property and equipment was located in the United States.

No single customer accounted for more than 10% of the Company’s revenue in any of the periods presented. There were two customers that represented 43% and 51% of the Company’s accounts receivable balance as of December 31, 2018 and 2017, respectively.

Cash, Cash Equivalents, and Restricted Cash

Certificates of deposit, money market funds and other time deposits with original maturities of three months or less are considered cash equivalents.

Restricted cash consists of certificate of deposits the Company maintains in liquid capital in accordance to Arizona Revised Statutes requirements governing trust companies. See note 13 for details regarding capital requirements.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows:

	December 31, 2018	December 31, 2017
Cash and cash equivalents	$105,354	$50,147
Restricted cash	7,000	7,000

Total cash, cash equivalents and restricted cash shown in the statements of cash flows	$112,354	$57,147

Investment Securities

The Company’s investments comprise equity investment and alternative investment securities funds. The Company determined the appropriate classification of its investment securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company has classified and accounted for its investments as available for sale securities as the Company may sell these securities at any time for use in its current operations or for other purposes, even prior to maturity. Available-for-sale investment securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sales are determined on a specific-identification basis. Dividend and interest income are recognized when earned.

Fees and Other Receivables and Allowances

Fee and other receivables represent service fees and advisory fees receivable, as well as custody fees in arrears. Fee and other receivables are recorded at the invoiced amount, net of allowances. These allowances are based on historical experience and evaluation of potential risk of loss associated with delinquent accounts. There were $85 and $0 allowance for doubtful accounts recorded as of December 31, 2018 and 2017.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accrued expense, approximate their fair values due to their relatively short maturity, and in the case of leases, market interest rates.

The accounting guidance for fair value measurements establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 – Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.
•	Level 2 – Inputs that are directly or indirectly observable in the marketplace.
•	Level 3 – unobservable inputs that are supported by little or no market activity.

As of each reporting period, all assets recorded at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company has marketable exchange-traded funds and equity securities that were carried at fair value of $338 and $38 as of December 31, 2018 and 2017, respectively, and these investments were classified as Level 1. The Company does not have any assets or liabilities that utilize Level 2 or Level 3 (unobservable) inputs.

Business Combinations

When the Company acquires a business, management allocates the purchase price to the net tangible and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable.

Goodwill, Acquired Intangible Assets and Impairment of Long-Lived Assets

Goodwill represents the excess purchase consideration of an acquired business over the fair value of the net tangible and identifiable intangible assets. Goodwill is evaluated for impairment annually on October 31, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate or a significant decrease in expected cash flows. An impairment loss is recognized to the extent that the carrying amount exceeds the reporting unit’s fair value. The Company has the option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and determine whether further action is needed. If after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. No impairment charges were recorded during the years ended December 31, 2018 and 2017. See note 3 for additional information related to goodwill.

AssetMark’s broad array of wealth management solutions are sold to individual investors through financial advisers associated with broker-dealers. The Company has long-standing, established relationships with these broker-dealers that are expected to result in future revenue and profit. While the relationships with the broker-dealers are contractual and may be terminated pursuant to the terms of the relevant agreements, the agreements have no fixed expiration dates or renewal terms, and there have been no instances of terminated agreements by either side to date. Based on the foregoing, the acquired relationships with broker-dealers are identified and valued as a discrete indefinite-lived intangible asset. Indefinite-lived intangible assets are tested for impairment annually. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value.

Acquired definite-lived intangible assets consist of trade names, the AssetMark broker-dealer license, and the AssetMark Trust regulatory status, resulting from the Company’s acquisitions. Acquired definite-lived intangible assets are recorded at fair value on the date of acquisition and amortized over their estimated useful lives on a straight-line basis.

The carrying amounts of long-lived assets, including property and equipment, capitalized internal-use software, and acquired definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than originally estimated. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the carrying value of the assets are not recoverable, the impairment recognized is measured as the amount by which the carrying value exceeds its fair value. There were no events or changes in circumstances identified that indicated that the carrying amount of the long-lived assets were not recoverable during the years ended December 31, 2018 and 2017.

See note 3 for additional information related to intangible assets.

Property and Equipment

Property and equipment consist primarily of hardware, furniture and equipment and leasehold improvements. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related asset, generally three to ten years. Leasehold improvements are depreciated over the shorter of the economic useful life of the improvement or the remaining lease term. Depreciation expense for the years ended December 31, 2018 and 2017 was $2,063 and $1,513, respectively.

The following table shows balances of major classes of depreciable assets as of the date shown:

	December 31, 2018	December 31, 2017
Computer software and equipment	$5,271	$4,202
Furniture and equipment	2,603	2,043
Leasehold improvements	2,983	2,577

Total property and equipment	10,857	8,822

Less: accumulated depreciation	(3,817)	(1,754)

Property and equipment, net	$7,040	$7,068

Capitalized Internal—Use Software

The Company capitalizes certain costs incurred during the application development stage in connection with software development for its platform. Costs related to the preliminary project activities and post-implementation activities are expensed as incurred. Capitalized costs are recorded as part of intangible assets. Maintenance and training costs are expensed as incurred.

Capitalized internal-use software costs are amortized on a straight-line basis over the software estimated useful life, which is generally five years. The Company records amortization related to capitalized internal-use software within depreciation and amortization expense in the consolidated statements of income and comprehensive income. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments of internally developed software during the years ended December 31, 2018 and 2017.

Amortization expense for the years ended December 31, 2018 and 2017 was $19,935 and $17,434, respectively.

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method. As such, results for reporting periods prior to January 1, 2018 are presented under Topic 606.

The Company recognizes revenue from services related to asset-based revenue, spread-based revenue and other revenue.

•

Asset-based revenue—The Company primarily derives revenue from fees assessed against customers’ assets under management or administration for services the Company provides to its customers. Such services include investment manager due diligence and research, portfolio diagnostics, proposal generation, investment model management, rebalancing and trading, portfolio performance reporting and monitoring solutions, billing, and back office and middle-office operations and custody services. Investment decisions for assets under management or administration are made by the Company’s customers. The fee arrangements are based on a percentage applied to the customers’ assets under management or administration. The performance obligation is satisfied over time because the customer is receiving and consuming the benefits as they are provided by the Company. Fees are received monthly and quarterly, and are recognized as revenue at the time the services are provided in the period. Fees related to assets under management or administration increase or decrease based on values of existing customer accounts. The values are affected by inflows or outflows of customer funds and market fluctuations. As part of the services the Company provides, the Company collects all fees from end-investors on behalf of both itself and third-party advisers who have separate contractual services and fees included within the transaction price paid by the end-investors. The Company does not record any revenue or expense for providing this service. Asset-based fees relate to revenue for services provided to end-investors by the Company, and the net fees collected and remitted on behalf of third-party advisers are recorded as a liability in the ‘Accrued expenses and other current liabilities’ line item in the Company’s consolidated financial statements, as the Company is acting as an agent with regard to fees collected on behalf of third-party advisers.

•

Spread-based revenue—Spread-based revenue consists of the interest rate return earned on cash assets custodied through AssetMark Trust, one of several custodians offered on the Company’s platform. AssetMark Trust utilizes third-party banks to invest customer cash and uses the proceeds from those investments to credit customer accounts and earn spread income for the Company.

•	Other revenue—Other revenue consists primarily of interest earned on operating cash held by the Company.

Asset-Based Expenses

Asset-based expenses are costs incurred by the Company directly related to the generation of asset-based revenue. Fees paid to third-party strategists, investment managers, proprietary fund sub-advisers, investment advisers and third-party custodians are calculated based on a percentage of the customers’ assets under management or administration. As a practical expedient, these costs are paid monthly and quarterly, and expensed as incurred over the period of time that the services are expected to be provided to customers, since the amortization of costs are in one year or less. See note 6 for a breakout of these costs.

Spread-Based Expenses

The Company recognizes spread-based expenses when costs are incurred. Spread-based expenses relate to expenses paid to AssetMark Trust’s third-party administrator for administering the custodian’s insured cash deposit program.

Share-Based Compensation

Share-based compensation issued to certain employees of the Company under the terms of the Amended & Restated Limited Liability Company Agreement of AssetMark Holdings LLC (the “LLC Agreement”) is measured based on the grant date fair value of the award and recognized as an expense over the requisite service and performance period for the Class C common units.

The Company’s use of a Monte Carlo simulation to estimate the fair value of the Class C common units requires the input of various estimates and assumptions. The assumptions and estimates are as follows:

•	Fair value—The fair value of the shares underlying the Class C common units had been established by the Company based in part upon a valuation provided by a third-party valuation firm.

•	Risk free rate—The Company uses the U.S. Treasury yield that corresponds with the expected term.

•	Expected volatility—Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of options.

•	Dividend yield—The Company utilizes a dividend yield of zero, given no expectations of or actual dividends to date on the Class C common units.

•	Discount for lack of marketability—The discount in value for lack of marketability was estimated using generally accepted valuation practices provided by a third-party valuation firm.

The Company accounts for forfeitures as they occur.

Income Taxes

The Company uses the asset-and-liability method of accounting for income taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

The Company records a valuation allowance to reduce its deferred tax assets to the net amount that the Company believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company has considered its historical levels of income, existence of available offsetting deferred tax liabilities, expectations of future taxable income and ongoing tax planning strategies.

The Company recognizes and measure tax benefits from uncertain tax positions using a two-step approach.

The first step is to evaluate the tax position taken or expected to be taken by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions.

Although the Company believes that it has adequately reserved for its uncertain tax positions, it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company evaluates its uncertain tax position on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit and effective settlement of issues.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The number of shares outstanding did not change during the period.

Recent Accounting Pronouncements—Current Adoptions

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash and restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for the Company for annual periods beginning after December 15, 2017. The Company adopted the ASU as of January 1, 2018 using a retrospective transition method.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for employee share-based payment transactions. ASU 2016-09 requires all companies to (1) recognize excess tax benefits and tax deficiencies in the income statement (i.e., the standard eliminates the APIC pool) and to (2) present excess tax benefits as an operating activity in the statement of cash flows. The standard also allows all companies to (1) elect whether to use an estimated forfeiture rate or to recognize forfeitures as they occur and (2) withhold up to the maximum individual statutory tax rate without classifying the awards as a liability. Nonpublic companies can elect to (1) use a practical expedient to determine the expected term of certain share-based payment awards and (2) change the measurement basis for all liability-classified awards to intrinsic value on adoption. ASU 2016-09 is effective for the Company for annual periods in fiscal years beginning after December 15, 2017. Companies must adopt all amendments at the same time and follow the transition methods as outlined in the standard. The Company adopted the ASU as of January 1, 2018 and the ASU did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires a company to recognize revenue when the company transfers control of promised goods and services to the customer. Revenue is recognized in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. A company also is required to disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB also has issued several amendments to the standard, which are intended to promote a more consistent interpretation and application of the principles outlined in the standard.

Companies are permitted to adopt the standard using a retrospective transition method (i.e., restate all prior periods presented) or a cumulative effect method (i.e., recognize the cumulative effect of initially applying the guidance at the date of initial application with no restatement of prior periods). However, both methods allow companies to elect certain practical expedients on transition that will help to simplify how a company restates its contracts. The Company has evaluated its recognition of revenue as principal or agent. Beginning on January 1, 2018, the Company recognized certain service fee revenue on a net basis related to contracts with investment advisers in which the Company is the agent and the delivery of advisory services is controlled by the investment advisers. There is no effect to retained earnings from adopting this ASU on January 1, 2018. There was a decrease of $173,422 to both asset-based revenue and asset-based expenses for the year ended December 31, 2017.

Recent Accounting Pronouncements—Issued but Not Effective

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for the Company on January 1, 2020, with early adoption permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies how to classify certain types of cash payments and receipts on the statement of cash flows. The following amendments in ASU 2016-15 are or may be relevant to the Company: (1) debt prepayment or extinguishment costs should be classified as financing cash outflows; (2) cash consideration payments made soon after an acquisition’s consummation date (approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (3) proceeds from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement); (4) for distributions received from equity method investments, companies may elect either a cumulative earnings approach or the nature of distribution approach to determine whether distributions received from the equity method investees are returns on investment (operating cash inflows) or returns of investment (investing cash inflows); and (5) in the absence of specific guidance, companies determine each separately identifiable cash source and classify the receipt or payment based on the nature of the cash flow. ASU 2016-15 is effective for the Company in fiscal years beginning after December 15, 2018, and requires retrospective application. Companies must adopt all amendments at the same time. The Company does not believe that this ASU will have a significant impact on the Company’s consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for the Company for annual periods in fiscal years beginning after December 15, 2018. The Company will adopt the new standard on January 1, 2019, and is currently evaluating the effect that ASU 2016-01 will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles, Goodwill and Other, Internal-Use Software (Subtopic 350-40), which provides guidance to evaluate the accounting for fees paid by a customer in a cloud computing arrangement. If a cloud computing arrangement includes a license to internal-use-software, then the software license is accounted for by the customer in accordance with Subtopic ASC 350-40. An intangible asset is recognized for the software license and a liability also recognized. The new standard is effective for the Company beginning December 15, 2020, with early adoption permitted. The Company is currently evaluating the effect that ASU 2018-15 will have on its consolidated financial statements.

(3) Goodwill and Intangible Assets

Goodwill

The Company’s goodwill balance was $298,415 as of both December 31, 2018 and 2017. The Company, which has one reporting unit, performed an annual test for goodwill impairment in October of the year ended December 31, 2018 and determined that goodwill was not impaired. In addition, there have been no significant events or circumstances affecting the valuation of goodwill subsequent to the Company’s annual assessment.

Intangible Assets

Information regarding the Company’s intangible assets is as follows:

	Gross carrying amount	Accumulated amortization	Net carrying amount

Indefinite-lived intangible assets:
Broker-dealer relationships	$570,480	$—	$570,480

Definite-lived intangible assets:
Trade names	45,830	(4,965)	40,865
Broker-dealer license	11,550	(1,251)	10,299
AssetMark Trust regulatory status	23,300	(2,524)	20,776

December 31, 2018	$651,160	$(8,740)	$642,420

	Gross carrying amount	Accumulated amortization	Net carrying amount

Indefinite-lived intangible assets:
Broker-Dealer Relationships	$570,480	$—	$570,480

Definite-lived intangible assets:
Trade Names	45,830	(2,673)	43,157
Broker-Dealer License	11,550	(674)	10,876
AssetMark Trust Regulatory Status	23,300	(1,359)	21,941

December 31, 2017	$651,160	$(4,706)	$646,454

The weighted average estimated remaining useful life at December 31, 2018 was 17.8 years for trade names, broker-dealer license and AssetMark Trust regulatory status. Amortization expense for both years ended December 31, 2018 and 2017 was $4,034.

Estimated amortization expense for definite-lived intangible assets for future years is as follows:

Estimated amortization

Year ended December 31,
2019	$4,034
2020	4,034
2021	4,034
2022	4,034
2023 and thereafter	55,804

Total	$71,940

(4) Accrued Expenses and Other Current Liabilities

The following table shows the breakdown of accrued expenses and other current liabilities:

	December 31, 2018	December 31, 2017
Accrued bonus	$14,553	$14,712
Compensation and benefits payable	5,882	3,711
Asset-based payables	4,041	4,882
Other accrued expenses	13,724	8,651

Total	$38,200	$31,956

(5) Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	December 31, 2018	December 31, 2017
Contractor liability	$3,825	$5,022
Deferred rent	1,272	1,202
Earn-out liability	—	8,000

Total	$5,097	$14,224

(6) Asset-Based Expenses

Asset-based expenses incurred by the Company relating to the generation of asset-based revenue are:

	Year ended December 31, 2018	Year ended December 31, 2017
Strategist and manager fees	$93,385	$77,013
Premier broker-dealer fees	8,107	6,084
Custody fees	6,208	7,106
Fund advisory fees	5,701	4,969
Marketing allowance	2,573	2,066
External managers	788	1,151
Other	1	12

Total asset-based expenses	$116,763	$98,401

(7) Debt

On November 14, 2018, the Company executed a Credit Agreement with Credit Suisse for a $250,000 term loan and a revolving line of credit that permits the Company to borrow up to $20,000. Interest on amounts borrowed under the term loan and the revolving line of credit accrues at LIBOR plus 3.50% and is paid quarterly. Payments of principal on the outstanding amounts borrowed under the term loan of 0.25% are due quarterly with a maturity date of November 14, 2025. Outstanding amounts borrowed under the revolving line of credit have a maturity date of November 14, 2023. There was no amount borrowed under the revolving line of credit as of December 31, 2018.

(8) Income Taxes

The income tax provision (benefit) was as follows:

	Year ended December 31, 2018	Year ended December 31, 2017
Current provision
Federal	$12,921	$7,902
State	2,480	1,151

Subtotal	15,401	9,053

Deferred provision (benefit)
Federal	(1,846)	(88,913)
State	3,582	225

Subtotal	1,736	(88,688)

Total income tax expense (benefit)	$17,137	$(79,635)

Income taxes paid were $19,497 and $4,773 for the years ended December 31, 2018 and 2017, respectively.

The reconciliation of the federal statutory tax rate to the effective income tax rate was as follows:

	Year ended December 31, 2018	Year ended December 31, 2017

Statutory U.S. federal income tax rate:	21.00%	35.00%

Increase in rate resulting from:
Non-deductible meals & entertainment	0.44%	1.01%
Equity compensation	2.53%	12.52%
State income tax, net of federal income tax effect	8.51%	4.50%
Federal deferred re-measurement due to change in federal tax rate	0.00%	-465.57%
Valuation allowance change	—	—
Research & development tax credit	-1.48%	0.00%
Other, net	0.41%	0.84%

Effective rate	31.41%	-411.70%

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law on December 22, 2017. Under the Tax Act, the corporate income tax rate is reduced from a maximum marginal rate of 35% to a flat 21% rate. Under ASC Topic 740, Income Taxes, total effect of tax rate changes on deferred tax balances is recorded as a component of the income tax provision related to continuing operations for the period in which the law is enacted, even if the assets and liabilities relate to other components of the financial statements, such as discontinued operations, a prior period business combination, or items of accumulated other comprehensive income. As a result, the Company’s deferred tax assets and liabilities were revalued using the enacted tax rate of 21% and the total tax effect on deferred tax balances was a tax benefit of $(90,055) during the year ended December 31, 2017. The Tax Act includes other provisions with effective dates for the Company beginning January 1, 2018 and beyond. The Company accounted for these provisions with changes to business-related income, exclusions, deductions and/or credits based on currently available information that is subject to interpretation and continues to evolve. Accounting for these items may be impacted by a number of additional considerations, including but not limited to the state-level income tax impacts of the Tax Act, clarifications of or changes to the Tax Act (including the issuance of final regulations) and additional guidance issued by the Securities and Exchange Commission or the Financial Accounting Standards Board.

The components of the net deferred income tax liability were as follows:

	December 31, 2018	December 31, 2017

Assets:
Accrued expenses	$6,156	$6,131
Federal benefit of state tax expense	4,094	3,098
State net operating loss carrryforwards	14,231	15,822
Tax credit carryforwards	961	—
Earn-out liability	2,117	4,160
Other	884	1,366

Gross deferred income tax assets	28,443	30,577
Valuation allowance	—	—

Total deferred income tax assets	$28,443	$30,577

Liability:
Other intangible assets	159,095	158,855
Property and equipment, and capitalized software	20,237	20,815
Other	226	24

Total deferred income tax liabilities	179,558	179,694

Net deferred income tax liability	$151,115	$149,117

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. The Company considers projected future taxable income and tax planning strategies in making this assessment. During 2018 and 2017, the Company evaluated realizability of its net deferred tax assets based on available positive and negative evidence. The Company concluded that it is more likely than not that all of the benefits of the deferred tax assets will be realized. As a result, the Company has not established a valuation allowance.

The Company’s state net operating loss carryforwards amounted to $279,444 and $297,661 as of December 31, 2018 and 2017, respectively. It is expected that the utilization limitations of Internal Revenue Code Section 382 will cause $113,873 of the Company’s state net operating loss carryforwards to expire unused, and these amounts are not included in the Company’s gross deferred income tax asset. If unused, the Company’s state net operating loss carryforwards will expire beginning in 2027. The Company had state tax credit carryforwards of $831 as of December 31, 2018, which do not expire and can be carried forward indefinitely.

The Company had unrecognized tax benefits of $530 as of December 31, 2018 solely related to research and development tax credits. The total amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate was $495 as of December 31, 2018.

The consolidated statements of operations for the years ended December 31, 2018 and December 31, 2017 include no amounts for interest or penalties related to unrecognized tax benefits, and no such amounts were recognized as components of income tax expense.

The Company files U.S. Federal income tax returns and various state and local tax returns. The Company is no longer subject to U.S. Federal or state tax examinations for years through 2013.

(9) Stockholder’s Equity

The holder of common stock is entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, is entitled to receive all assets available for distribution to such holder. The holder has no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. As of both December 31, 2018 and 2017, AssetMark Holdings owned all outstanding shares of common stock of the Company. See note 15 for subsequent events related to the stock split.

The following information represents the equity information of AssetMark Holdings and does not impact the outstanding common shares of the Company. Such information is presented because the Company recognizes share-based compensation expense related to the Class C common units described below pursuant to the service member unit issuance agreements between employees of the Company and AssetMark Holdings.

Under the terms of the Amended & Restated Limited Liability Company Agreement of AssetMark Holdings LLC (the LLC Agreement), approved by all AssetMark Holdings’ common members in October 2016, three common unit classes were authorized and issued as follows:

•	Class A and B common units have equal rights and voting privileges

•	Class C common units are non-voting units that were issued to AssetMark directors and employees as part of a share-based employee compensation arrangement. (see note 10)

•	The table below shows by unit class the number of units outstanding and the related capital contribution as of December 31, 2018 and 2017. Service members are directors and employees of the Company.

	Huatai International Investment Holdings Ltd.	Service Members	Total
Class A common units
Capital contribution	$—	$4,069	$4,069
Common units	—	40,693	40,693
Class B common units
Capital contribution	$768,419	$6,980	$775,399
Common units	7,684,191	69,993	7,754,184
Class C common units
Capital contribution	$—	$14,540	$14,540
Common units	—	8,817	8,817

Total capital contribution			$794,008
(less capital contributions held at parent)			(158,846)

Total Equity for AssetMark Holdings LLC at December 31, 2018			$635,162

Class A common units
Capital contribution	$—	$4,069	$4,069
Common units	—	40,693	40,693
Class B common units
Capital contribution	$768,419	$7,110	$775,529
Common units	7,684,191	71,093	7,755,284
Class C common units
Capital contribution	$—	$7,972	$7,972
Common units		8,550	8,550

Total capital contribution			$787,570
(less capital contributions held at parent)			(3,040)

Total Equity for AssetMark Holdings LLC at December 31, 2017			$784,530

(10) Share-Based Employee Compensation

AssetMark Holdings granted share-based compensation in the form of Class C common units (or incentive units) to certain directors and employees of the Company pursuant to the terms of the LLC Agreement.

The incentive units have both service and performance vesting provisions. The incentive units are divided into two tranches: one tranche consists of “time vesting units” with a service condition while the other tranche consists of “performance vesting units” with both service and market conditions. The fair value of both time vesting units and performance vesting units is measured on grant date and remeasured to fair value at the end of each reporting period. Compensation cost for the time vesting units and performance vesting units is recognized on a straight-line basis over a 5-year requisite service period for 50% of the units and over an 8-year requisite service period for the remaining 50% of the units. An implied service period of 8 years is inferred from the performance condition of the performance vesting units because the performance conditions may be met at multiple dates (i.e. following the 4th, 5th, 6th, 7th and 8th anniversaries of the issuance date). The requisite service period is based on the longer of the derived service period, implicit or explicit service periods.

The Company recorded share-based compensation expense of $6,568 and $6,920 for the years ended December 31, 2018 and 2017, respectively. These amounts were included in employee compensation in the accompanying consolidated statements of income and comprehensive income.

For purposes of determining the fair value of the share-based payment awards on the date of the grant and at the end of each reporting period, the Company used a Monte Carlo simulation to evaluate a number of possible outcomes. While the Class C common units have no expiration date, the Company forecasted the possible value of the common units 8 years in the future. Management will periodically evaluate the assumption and methodologies used to calculate the fair value of the share-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies.

	2018	2017

Valuation assumptions:
Risk free rate	2.49%	2.32%
Expected volatility	35.0%	37.2%
Dividend yield	0%	0%
Discount for lack of marketability	15.2%	18.4%

Incentive unit activity during the years ended December 31, 2018 and 2017 is as follows:

	Number of units	Weighted average remaining contractual term
Balance at December 31, 2016	8,075.04	7.80
Granted	623.35	7.37
Forfeited	(148.26)	6.83

Balance at December 31, 2017	8,550.13	6.87

Granted	283.37	7.47
Forfeited	(16.67)	7.58

Balance at December 31, 2018	8,816.83	5.93

There was $29,051 and $37,199 of total unrecognized compensation cost related to unvested incentive units granted under the plan as of December 31, 2018 and 2017, respectively. These costs are expected to be recognized over a weighted average period of 5.93 and 6.87 years as of December 31, 2018 and 2017, respectively. The total fair value of incentive units vested was zero during both the years ended December 31, 2018 and 2017.

(11) Employee Benefit Plan

The Company has a tax-qualified defined contribution plan (the Plan). All full-time and part-time employees are eligible to participate in the Plan upon hire. The Plan provides retirement benefits,

including provisions for early retirement and disability benefits, as well as a tax-deferred savings feature. Participants must attain two years of service to reach full vesting on Company matching contributions. The Company contributed $3,334 and $2,985 to the Plan for the years ended December 31, 2018 and 2017, respectively.

(12) Commitments and Contingencies

Litigation

The Company faces the risk of litigation and regulatory investigations and actions in the ordinary course of operating its business, including the risk of class action lawsuits. The Company’s pending legal and regulatory actions include proceedings specific to the Company and others generally applicable to business practices in the industries in which the Company operates. Plaintiffs in class action and other lawsuits against the Company may seek very large or indeterminate amounts which may remain unknown for substantial periods of time. The Company is also subject to litigation arising out of its general business activities such as the Company’s contractual and employment relationships. In addition, the Company is also subject to various regulatory inquiries, such as information requests, subpoenas, books and record examinations and market conduct and financial examinations from state, federal and other authorities. A substantial legal liability or a significant regulatory action against the Company could have an adverse effect on its business, financial condition and results of operations. Moreover, even if the Company ultimately prevails in the litigation, regulatory action or investigation, the Company could suffer significant reputational harm, which could have an adverse effect on the Company’s business, financial condition or results of operations.

The Company has accrued a loss contingency of $2,000 related to a legal dispute with a vendor and this amount is included in accounts payable and accrued expenses in the accompanying consolidated balance sheet as of December 31, 2017. The case was settled and $2,000 was paid in 2018.

The Company is subject to various other legal proceedings. In the opinion of management, after discussions with legal counsel, the ultimate resolution of these matters is not likely to have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

Operating Lease Obligations

The Company has various lease obligations for field offices throughout the United States. These obligations are part of a normal business function. As of December 31, 2018, aggregate minimum future rental commitments under these leases are as follows:

Cash obligations

Year ended December 31,
2019	$3,431
2020	3,539
2021	3,679
2022	3,168
2023 and thereafter	2,650

Total	$16,467

Total rental expense of $3,126 and $2,858 under operating leases were charged to operations for the years ended December 31, 2018 and 2017, respectively, and was included in general and operating expenses in the consolidated statements of income and comprehensive income.

(13) Net Capital and Minimum Capital Requirements

AssetMark Trust, regulated by the Arizona Department of Financial Institutions (“ADFI”) is required by state regulation 6-856 to maintain $5,750 and $5,250 in liquid capital (as defined by the ADFI) based on asset levels as of December 31, 2018 and 2017, respectively.

AssetMark Brokerage, LLC, regulated by the Securities and Exchange Commission (the “SEC”) is required to maintain $18 and $5 in net capital (as defined by the SEC) as of December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, these entities have met the liquid capital requirements set forth by their respective regulatory authority.

(14) Related Party Transactions

As of December 31, 2017, the Company maintains a liability payable to AssetMark Holdings of $3,040, which represents the cash collected as part of a Regulation D offering by AssetMark Holdings of Class B common units to employees. The amount was settled in 2018 through an investment of $2,910 in the Company by AssetMark Holdings.

In December 2018, the Company paid cash dividends and return of capital to AssetMark Holdings totaling $233,846.

Additionally, due to the outstanding Class C common units being accounted for as a liability-classified award, AssetMark Holdings maintains an investment in the Company and an offsetting share-based compensation liability of $14,014 and $7,444 as of December 31, 2018 and 2017, respectively, which represents the estimated value of the share-based employee compensation. The Company recorded these amounts as expense and an increase to paid-in capital.

See note 10 for more detail on the share-based employee compensation.

(15) Subsequent Events

On August 11, 2018, the Company entered into a unit purchase agreement to acquire Global Financial Private Capital for $55,000, subject to a purchase price adjustment based on a client attrition calculation and closing conditions that include the approval from the Committee on Foreign Investment in the United States (“CFIUS”). On April 16, 2019, the Company closed the acquisition and paid a final purchase price of $35,906, net of client attrition and working capital adjustments.

On July 5, 2019, the Company filed an amended and restated certificate of incorporation effecting a 661,500-for-one forward stock split of its issued and outstanding common stock. The par value was adjusted to $0.001 per share in connection with such filing. The authorized shares of common stock were increased to 675,000,000 and 75,000,000 shares of preferred stock were authorized to be issued, however, no preferred stock has been issued as of July 8, 2019. All share and per share data shown in the accompanying consolidated financial statements and related notes have been retroactively revised to reflect the forward stock split. The following table sets forth the calculation of basic net income per share during the periods presented (in thousands, except share and per share data):

	Year ended December 31, 2018	Year ended December 31, 2017

Numerator:
Net income	$37,426	$98,978

Denominator:
Weighted-average shares outstanding	66,150,000	66,150,000

Net income per share, basic	$0.57	$1.50

AssetMark Financial Holdings, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands except share data and par value)	March 31, 2019	December 31, 2018

Assets

Current assets:
Cash and cash equivalents	$102,478	$105,354
Restricted cash	7,000	7,000
Available-for-sale investments, at fair value	657	333
Fees and other receivables	12,515	8,760
Federal income tax receivable	—	586
State income tax receivable	—	332
Other current assets	5,206	4,391

Total current assets	127,856	126,756
Property and equipment, net of accumulated depreciation of $4,287 and $3,817, respectively	6,663	7,040
Capitalized software, net of accumulated amortization of $45,608 and $40,191, respectively	71,846	72,644
Intangible assets, net of accumulated amortization of $9,749 and $8,740, respectively	641,411	642,420
Goodwill	298,415	298,415

Total assets	$1,146,191	$1,147,275

Liabilities and stockholder’s equity

Current liabilities:
Accounts payable	$22	$730
Accrued expenses and other current liabilities	28,519	38,200
Federal income tax payable	1,884	—
State income tax payable	257	—
Current portion of long-term debt	2,311	2,305
Current portion of acquisition earn-out	8,000	8,000

Total current liabilities	40,993	49,235
Long-term debt	242,358	242,817
Other long-term liabilities	4,793	5,097
Deferred income tax liabilities, net	150,983	151,115

Total long-term liabilities	398,134	399,029

Total liabilities	439,127	448,264

Commitments and contingencies

Stockholder’s equity:
Common stock $0.001 par value (675,000,000 shares authorized, and 66,150,000 shares issued)	66	66
Additional paid-in capital	640,322	635,096
Retained earnings	66,657	63,846
Accumulated other comprehensive income, net of tax	19	3

Total stockholder’s equity	707,064	699,011

Total liabilities and stockholder’s equity	$1,146,191	$1,147,275

See accompanying notes to the unaudited condensed consolidated financial statements.

AssetMark Financial Holdings, Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Income

	For the three months ended March 31,
(in thousands)	2019	2018

Revenue
Asset-based revenue	$83,063	$79,076
Spread-based revenue	7,549	3,749
Other revenue	1,702	1,708

Total revenue	92,314	84,533

Expenses
Asset-based expenses	28,102	26,805
Spread-based expenses	478	361
Employee compensation	31,885	24,740
General and operating expenses	12,292	10,651
Professional fees	2,386	2,276
Interest	4,024	—
Depreciation and amortization	6,896	6,037

Total expenses	86,063	70,870
Income before income taxes	6,251	13,663
Provision for income taxes	3,440	3,872

Net income	2,811	9,791

Other comprehensive income, net of tax
Unrealized gain (loss) on available for sale investments, net of tax	16	(2)

Net comprehensive income	$2,827	$9,789
Net income per share, basic	$0.04	$0.15

Weighted-average shares outstanding used in calculating net income per share, basic	66,150,000	66,150,000

See accompanying notes to the unaudited condensed consolidated financial statements.

AssetMark Financial Holdings, Inc.

Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity

For the three months ended March 31, 2019 and 2018

	Common stock		Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income	Total stockholder’s equity
(in thousands except share data)	Shares	Amount
Balance at December 31, 2017	66,150,000	$66	$784,464	$101,420	8	$885,958
Net income	—	—	—	9,791	—	9,791
Other comprehensive loss	—	—	—	—	(2)	(2)
Share-based employee compensation	—	—	1,296	—	—	1,296

Balance at March 31, 2018	66,150,000	$66	$785,760	$111,211	$6	$897,043

Balance at December 31, 2018	66,150,000	$66	635,096	63,846	3	699,011
Net income	—	—	—	2,811	—	2,811
Other comprehensive income	—	—	—	—	16	16
Share-based employee compensation	—	—	5,226	—	—	5,226

Balance at March 31, 2019	66,150,000	$66	$640,322	$66,657	$19	$707,064

See accompanying notes to the unaudited condensed consolidated financial statements.

AssetMark Financial Holdings, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the three months ended March 31,
(in thousands)	2019	2018

Cash flows from operating activities:
Net income	$2,811	$9,791
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,896	6,037
Interest	172
Deferred income taxes	(132)	(57)
Shared-based compensation	5,226	1,296
Change in certain assets and liabilities:
Fees and other receivables, net	(3,755)	(1,614)
Payable to AssetMark Holdings LLC	—	(2)
Other current assets	(815)	(87)
Accounts payable, accrued expenses and other current liabilities	(10,694)	(11,198)
Income tax receivable and payable	3,060	4,396

Net cash provided by operating activities	2,769	8,562

Cash flows from investing activities:
Purchase of certificate of deposit (restricted cash)	—	—
Purchase of available for sale investments	(308)
Purchase of property and equipment	(93)	(26)
Purchase of computer software	(4,619)	(4,188)

Net cash used in investing activities	(5,020)	(4,214)

Cash flows from financing activities:
Payments on long-term debt	(625)	—

Net cash used in financing activities	(625)	—

Net change in cash, cash equivalents, and restricted cash	(2,876)	4,348

Cash, cash equivalents, and restricted cash at beginning of period	112,354	57,147

Cash, cash equivalents, and restricted cash at end of period	$109,478	$61,495

Supplemental cash flow information
Income taxes paid	$—	$3

See accompanying notes to the unaudited condensed consolidated financial statements.

AssetMark Financial Holdings, Inc.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

For the three months ended March 31, 2019 and 2018

All dollar amounts presented are in thousands other than per share and per unit amounts.

(1) Organization and Nature of Business

These consolidated financial statements include AssetMark Financial Holdings, Inc. and its subsidiaries, which include AssetMark Financial, Inc., which is the parent company of AssetMark, Inc., AssetMark Trust Company, AssetMark Brokerage, LLC, and AssetMark Retirement Services, Inc. (collectively, the “Company”).

The Company’s legal entity structure as of March 31, 2019:

The Company is a wholly owned subsidiary of AssetMark Holdings LLC (“AssetMark Holdings”), which was organized for the purpose of acquiring the Company effective October 31, 2016. AssetMark Holdings is 98.58% owned by affiliates of Huatai Securities (“Huatai”) and 1.42% owned by management. The Company was acquired from the private equity firms Aquiline Capital Partners LLC and Genstar Capital LLC.

The Company offers a broad array of wealth management solutions to individual investors through financial advisers by providing an open-architecture product platform along with tailored client advice, asset allocation options, practice management, support services and technology to the financial advisor channel.

AssetMark Trust Company (“AssetMark Trust”) is a licensed trust company incorporated under the laws of the State of Arizona on August 24, 1994 and regulated by the Arizona Department of Financial Institutions. AssetMark Trust provides custodial recordkeeping services primarily to investor clients of registered investment advisers (including AMI) located throughout the United States.

AssetMark Brokerage, LLC is a limited-purpose broker-dealer located in Concord, California and was incorporated under the laws of the State of Delaware on September 25, 2013. Its primary function is to distribute the mutual funds of the Company and to sponsor the FINRA licensing of those AssetMark associates who provide distribution support through promotion of the AssetMark programs and strategies that employ the Company’s mutual funds.

AssetMark Retirement Services, Inc., formerly known as Aris Corporation of America, was incorporated under the laws of the State of Pennsylvania on April 30, 1974. ARS serves as the record-keeper and third-party administrator for the Aris Retirement product, which are 401(k) or 403(b) investment offerings utilized by small businesses.

(2) Summary of Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, considered necessary for fair presentation have been included. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statement and footnotes thereto included elsewhere in this registration statement for the years ended December 31, 2018 and 2017. There have been no significant changes to those policies during the three months ended March 31, 2019.

Recent Accounting Pronouncements – Current Adoptions

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments, which clarifies how to classify certain types of cash payments and receipts on the statement of cash flows. The following amendments in ASU 2016-15 are or may be relevant to the Company: (1) debt prepayment or extinguishment costs should be classified as financing cash outflows; (2) cash consideration payments made soon after an acquisition’s consummation date (approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (3) proceeds from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement); (4) for distributions received from equity-method investments, companies may elect either a cumulative-earnings approach or the nature-of-distribution approach to determine whether distributions received from the equity method investees are returns on investment (operating cash inflows) or returns of investment (investing cash inflows); and (5) in the absence of specific guidance, companies determine each separately identifiable cash source and classify the receipt or payment based on the nature of the cash flow. ASU 2016-15 was effective for non-emerging growth companies on January 1, 2018, and required retrospective application. Companies were required to adopt all amendments at the same time. The Company adopted this ASU on January 1, 2019, and it did not have a significant impact on the Company’s consolidated financial statements and related disclosures.

Recent Accounting Pronouncements – Not Yet Adopted

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be consolidated or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. The provisions of ASU 2016-01 are effective for the Company in fiscal years beginning after December 15, 2018. The Company will adopt this ASU in 2019, and does not expect it to have a significant impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right of use (ROU) model that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for non-emerging growth companies on January 1, 2019, with early adoption permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements and plans to adopt the new standard on January 1, 2020.

In August 2018, the FASB issued ASU 2018-15, Intangibles, Goodwill and Other, Internal-Use Software (Subtopic 350-40), which provides guidance to evaluate the accounting for fees paid by a customer in a cloud computing arrangement. If a cloud computing arrangement includes a license to internal-use-software, then the software license is accounted for by the customer in accordance with Subtopic ASC 350-40. An intangible asset is recognized for the software license and a liability is also recognized. The new standard is effective for non-emerging growth companies on January 1, 2020, with early adoption permitted. The Company is currently evaluating the effect that ASU 2018-15 will have on its consolidated financial statements and plans to adopt the new standard on January 1, 2021.

(3) Goodwill and Intangible Assets

Goodwill

The Company’s goodwill balance was $298,415 as of March 31, 2019 and December 31, 2018. The Company, which has one reporting unit, performed an annual test for goodwill impairment in December of the years ended December 31, 2018 and 2017 and determined that goodwill was not impaired. There have been no significant events or circumstances affecting the valuation of goodwill subsequent to the Company’s annual assessment.

Intangible Assets

Information regarding our intangible assets is as follows:

	Gross carrying amount	Accumulated amortization	Net carrying amount

Indefinite-lived intangible assets:
Broker-dealer relationships	$570,480	$—	$570,480

Definite-lived intangible assets:
Trade names	45,830	(5,538)	40,292
Broker-dealer license	11,550	(2,815)	8,735
AssetMark Trust regulatory status	23,300	(1,396)	21,904

March 31, 2019	$651,160	$(9,749)	$641,411

	Gross carrying amount	Accumulated amortization	Net carrying amount

Indefinite-lived intangible assets:
Broker-dealer relationships	$570,480	$—	$570,480

Definite-lived intangible assets:
Trade names	45,830	(4,965)	40,865
Broker-dealer license	11,550	(1,251)	10,299
AssetMark Trust regulatory status	23,300	(2,524)	20,776

December 31, 2018	$651,160	$(8,740)	$642,420

The weighted average estimated remaining useful life is 17.5 years for trade names, the broker-dealer license and AssetMark Trust regulatory status as of March 31, 2019. Amortization expense was $1,009 for the three months ended March 31, 2019 and 2018. The Company performed an annual test for intangible assets impairment in December of the years ended December 31, 2018 and 2017 and determined that intangible assets were not impaired. There have been no significant events or circumstances affecting the valuation of intangible assets subsequent to the Company’s annual assessment.

(4) Accrued Expenses and Other Current Liabilities

The following table shows the breakdown of accrued expenses and other current liabilities:

	March 31, 2019	December 31, 2018
Compensation and benefits payable	$6,152	$5,882
Accrued bonus	5,955	14,553
Asset-based payables	2,041	4,041
Other accrued expenses	14,371	13,724

Total	$28,519	$38,200

(5) Other Long-Term Liabilities

Other long-term liabilities consisted of the following:

	March 31, 2019	December 31, 2018
Contractor liability	$3,576	$3,825
Deferred rent	1,217	1,272

Total	$4,793	$5,097

(6) Asset-Based Expenses

Asset-based expenses incurred by the Company relating to the generation of asset-based revenues are:

	Three months ended March 31,
	2019	2018
Strategist and manager fees	$22,460	$21,516
Premier broker-dealer fees	2,092	1,793
Custody fees	1,174	2,077
Fund advisory fees	1,718	661
Marketing allowance	515	539
External managers	142	218
Other	1	1

Total asset-based expenses	$28,102	$26,805

(7) Debt

On November 14, 2018, the Company executed a Credit Agreement with Credit Suisse AG for a $250,000 term loan and a revolving line of credit that permits the Company to borrow up to $20,000. Interest on amounts borrowed under the term loan and line of credit is incurred at a variable rate, initially LIBOR plus 3.50% or the Alternate Base Rate (as defined in the Credit Agreement) plus 2.50%, and is paid quarterly. Principal payments on the outstanding amounts borrowed under the term loan of 0.25% are due quarterly. The term loan matures on November 14, 2025 and the revolving line of credit matures on November 14, 2023. As of March 31, 2019, $249.4 million aggregate principal amount of the term loan remained outstanding and the revolving line of credit was undrawn.

(8) Commitments and Contingencies

Litigation

The Company faces the risk of litigation and regulatory investigations and actions in the ordinary course of operating its businesses, including the risk of class action lawsuits. The Company’s pending legal and regulatory actions include proceedings specific to the Company and others generally applicable to business practices in the industries in which the Company operates. Plaintiffs in class action and other lawsuits against the Company may seek very large or indeterminate amounts which may remain unknown for substantial periods of time. The Company is also subject to litigation arising out of its general business activities such as its contractual and employment relationships. In addition, the Company is subject to various regulatory inquiries, such as information requests, subpoenas, books and record examinations and market conduct and financial examinations from state, federal and other authorities. A substantial legal liability or a significant regulatory action against the Company could have an adverse effect on its business, financial condition and results of operations. Moreover, even if the Company ultimately prevails in the litigation, regulatory action or investigation, the Company could suffer significant reputational harm, which could have an adverse effect on its business, financial condition or results of operations.

(9) Related Party Transactions

Due to the outstanding Class C common units being accounted for as a liability-classified award, AssetMark Holdings maintains an investment in the Company and an offsetting share-based compensation liability of $19,766 as of March 31, 2019, which represents the estimated value of the share-based employee compensation. The Company recorded these amounts as an expense and an increase to paid-in capital.

(10) Subsequent Events

On August 11, 2018, the Company entered into a unit purchase agreement to acquire Global Financial Private Capital for $55,000, subject to a purchase price adjustment based on a client attrition calculation and closing conditions that included approval from the Committee on Foreign Investment in the United States (CFIUS). On April 16, 2019, the Company closed the acquisition and paid a final purchase price of $35,906, net of the client attrition and working capital adjustments.

On July 5, 2019, the Company filed an amended and restated certificate of incorporation effecting a 661,500-for-one forward stock split of its issued and outstanding common stock. The par value was adjusted to $0.001 per share in connection with such filing. The authorized shares of common stock were increased to 675,000,000 and 75,000,000 shares of preferred stock were authorized to be issued, however, no preferred stock has been issued as of July 8, 2019. All share and per share data shown in the accompanying unaudited condensed consolidated financial statements and related notes have been retroactively revised to reflect the forward stock split. The following table sets forth the calculation of basic net income per share during the periods presented (in thousands, except share and per share data):

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Numerator: Net income	$2,811	$9,791

Denominator: Weighted-average shares outstanding	66,150,000	66,150,000

Net income per share, basic	$0.04	$0.15

Any material subsequent events have been considered for disclosure through July 8, 2019, the date on which the financial statements were made available.